                        CONSENT SOLICITATION STATEMENT

                            SFX BROADCASTING, INC.

               SOLICITATION OF CONSENTS TO WAIVER AND AMENDMENT
                 WITH RESPECT TO THE INDENTURE GOVERNING ITS
           $450,000,000 10 3/4% SENIOR SUBORDINATED NOTES DUE 2006
                          CUSIP NUMBER: 784174 AE 4
              CONSENT FEE: $10.00 PER $1,000 IN PRINCIPAL AMOUNT
        RECORD DATE: 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 6, 1998

   THE CONSENT SOLICITATION WILL BE OPEN UNTIL THE EXPIRATION DATE WHICH WILL BE 5:00 P.M., NEW YORK CITY TIME, ON THE LATER OF (I) JANUARY 21, 1998 AND
(II) THE DAY ON WHICH SFX BROADCASTING, INC. (THE "COMPANY"), A DELAWARE CORPORATION, THE GUARANTORS AND THE TRUSTEE (EACH AS DEFINED) EXECUTE THE SUPPLEMENTAL INDENTURE (THE "SUPPLEMENTAL INDENTURE") CONTAINING THE PROPOSED AMENDMENTS (AS DEFINED) WHICH WILL BE PROMPTLY AFTER THE COMPANY HAS RECEIVED DULY EXECUTED AND VALID CONSENTS TO THE PROPOSED AMENDMENTS FROM HOLDERS (AS DEFINED) HOLDING A MAJORITY IN PRINCIPAL AMOUNT OF THE NOTES (AS DEFINED) OUTSTANDING (THE "REQUISITE CONSENTS") AS OF THE RECORD DATE. UPON EXECUTION OF THE SUPPLEMENTAL INDENTURE, CONSENTS WILL BECOME IRREVOCABLE (THE "EFFECTIVE TIME"). CONSENTS MAY ONLY BE REVOKED UNDER THE CIRCUMSTANCES DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT AND IN THE LETTER OF CONSENT (AS DEFINED). IMMEDIATELY PRIOR TO THE CONSUMMATION OF ANY OF THE PROPOSED TRANSACTIONS DESCRIBED HEREIN FOR WHICH CONSENTS ARE BEING SOLICITED (THE "PROPOSED TRANSACTIONS"), THE PROPOSED AMENDMENTS WILL BECOME OPERATIVE (THE "OPERATIVE TIME"). PROMPTLY AFTER THE EFFECTIVE TIME, THE COMPANY WILL PAY TO EACH HOLDER OF NOTES WHO HAS THERETOFORE DELIVERED A VALID CONSENT A PORTION OF THE CONSENT FEE (THE "PARTIAL PAYMENT") EQUAL TO $1.00 IN CASH FOR EACH $1,000 IN PRINCIPAL AMOUNT OF THE NOTES. PROMPTLY AFTER THE EXPIRATION DATE, THE COMPANY WILL MAKE THE PARTIAL PAYMENT TO ANY HOLDERS WHO DELIVERED CONSENTS AFTER THE EFFECTIVE TIME AND PRIOR TO THE EXPIRATION DATE. PROMPTLY AFTER THE OPERATIVE TIME, THE COMPANY WILL PAY THE BALANCE OF THE CONSENT FEE TO THOSE HOLDERS WHO PREVIOUSLY RECEIVED A PARTIAL PAYMENT. TO RECEIVE ANY PORTION OF THE CONSENT FEE, HOLDERS MUST DELIVER THEIR VALID CONSENTS BEFORE THE EXPIRATION DATE.

   The Company hereby solicits (the "Consent Solicitation") from Holders of its 10 3/4% Senior Subordinated Notes due 2006 (the "Notes") consents (the "Consents"), upon the terms and subject to the conditions set forth in this Consent Solicitation Statement (as the same may be amended or supplemented from time to time, the "Consent Solicitation Statement") and in the accompanying Letter of Waiver & Consent (the "Letter of Consent" and, together with this Consent Solicitation Statement, the "Solicitation Documents"), to certain waivers in respect of, and amendments to (such waivers and amendments being referred to herein as the "Proposed Amendments"), the Indenture dated as of May 31, 1996, as amended by supplemental indentures, dated as of November 25, 1996, January 10, 1997, January 13, 1997, January 29, 1997, May 15, 1997, July 8, 1997, October 9,
1997 and October 10, 1997 (as amended, the "Indenture"), among the Company, the Guarantors (as defined in the Indenture) and The Chase Manhattan Bank, as trustee (the "Trustee"), pursuant to which the Notes were issued.

   As more fully described herein, the purpose of the Proposed Amendments is to confirm the Company's interpretation of "Consolidated Cash Flow" under the Indenture, to waive any Default or Event of Default (each as defined in the Indenture) and any and all consequences under the Indenture that would have occurred, either historically or prospectively, were the Company's interpretation of the Indenture incorrect and to permit (i) the distribution by the Company of the stock of SFX Entertainment, Inc. ("SFX Entertainment"), a Delaware corporation and a wholly-owned subsidiary of the Company, to the Company's stockholders in a spin-off transaction (the "Spin-Off"), (ii) the Financing (as defined) by SFX Entertainment, (iii) the release of the guarantees (the "Entertainment Guarantees") by SFX Entertainment and its subsidiaries of the Company's obligations under the Indenture and the Notes and (iv) certain other transactions. Prior to the Spin-Off, the Company intends to (i) transfer to SFX Entertainment the stock of all subsidiaries principally engaged in the concert and entertainment business (collectively, the "Concert Business") or which are parties to the Acquisition Agreements (as defined) and consummate certain other transfers intended to allocate assets and liabilities relating to the Concert Business to SFX Entertainment while assets and liabilities relating to the Company's radio broadcast business (the "Radio Business") will be retained by the Company and (ii) acquire additional entities or assets in or related to the Concert Business. The Working Capital (as defined) of the Company will be allocated in the Spin-Off between the Company and SFX Entertainment in the manner set forth herein. See "The Spin-Off." Consent to the Proposed Amendments will constitute a waiver of any other provisions of the Indenture that would otherwise prohibit any such transactions and will serve to remove SFX Entertainment and its subsidiaries from the purview of restrictive covenants in the Indenture and to exempt the proposed transactions described herein from any restrictions or prohibitions in the Indenture. See "Proposed Amendments."

                                           (cover page continued on next page)

           The Solicitation Agent for the Consent Solicitation is:

                               LEHMAN BROTHERS

      The Date of this Consent Solicitation Statement is January 7, 1998

   At the Effective Time, Consents will become irrevocable. Consents may only be revoked under the circumstances described in this Consent Solicitation Statement and in the Letter of Consent. Promptly after the Effective Time, the Company will make the Partial Payment to each Holder of Notes as of the Record Date whose duly executed and valid Consent is received prior to the Effective Time. Promptly after the Expiration Date, the Company will make the Partial Payment to any Holders who delivered Consents after the Effective Time and prior to the Expiration Date. The Proposed Amendments will become operative at the Operative Time. Promptly after the Operative Time, the Company will pay the balance of the Consent Fee to those Holders who previously received a Partial Payment (the "Final Consent Payment Date"). To receive any portion of the Consent Fee, Holders must deliver their Consents before the Expiration Date.

   Only (i) persons in whose name the Notes are registered in the registry maintained by the registrar under the Indenture as of the Record Date or (ii) persons who hold valid proxies substantially in the form attached to the Letter of Consent which authorize them (or any persons claiming title by or through them) to vote the Notes with respect to the Consent Solicitation (collectively, the "Holders"), will be eligible to consent to the Proposed Amendments. The Company anticipates that the Depository Trust Company (the "DTC"), as nominee holder of the Notes, will execute an omnibus proxy that will authorize its participants (the "DTC Participants") to consent with respect to the Notes owned by such DTC Participants and held in the name of Cede & Co. as specified on the DTC position listing as of the Record Date.

                                   IMPORTANT

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS CONSENT SOLICITATION STATEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION CANNOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, LEHMAN BROTHERS INC. (THE "SOLICITATION AGENT"), D.F. KING & CO., INC. (THE "INFORMATION AGENT") OR THE CHASE MANHATTAN BANK (THE "DEPOSITORY"). THE COMPANY IS NOT AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE CONSENT SOLICITATION IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF THE COMPANY BECOMES AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE CONSENT SOLICITATION WOULD NOT BE IN COMPLIANCE WITH APPLICABLE LAW, IT WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH LAW. IF, AFTER SUCH GOOD FAITH EFFORT, IT CANNOT COMPLY WITH ANY SUCH LAW, CONSENTS WILL NOT BE SOLICITED FROM HOLDERS RESIDING IN SUCH JURISDICTIONS. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE CONSENT SOLICITATION TO BE MADE BY A LICENSED BROKER OR DEALER, THE CONSENT SOLICITATION WILL BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY THE SOLICITATION AGENT OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

   The delivery of this Consent Solicitation Statement shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in the affairs of the Company since the date hereof.

   The Consent Solicitation is being made to all Holders. A BENEFICIAL OWNER OF NOTES (OTHER THAN A DTC PARTICIPANT) REGISTERED IN THE NAME OF A NOMINEE MUST EITHER (I) INSTRUCT THE RELEVANT HOLDER TO DELIVER A CONSENT ON ITS BEHALF OR (II) OBTAIN A WRITTEN PROXY FROM SUCH HOLDER IF SUCH BENEFICIAL OWNER DESIRES TO DELIVER A CONSENT IN RESPECT OF SUCH NOTES. Holders must deliver (and not revoke) Requisite Consents to approve the Proposed Amendments. For purposes of the foregoing calculation, any Notes held by the Company or any of its affiliates will not be counted as outstanding. As of the date of this Consent Solicitation Statement, the aggregate principal amount of Notes outstanding is $450.0 million none of which are held by the Company or any of its affiliates.

   THE LETTER OF CONSENT SHOULD BE SENT TO THE DEPOSITORY, NOT TO THE COMPANY OR THE SOLICITATION AGENT. IN NO EVENT SHOULD A HOLDER TENDER OR DELIVER NOTES.

                            AVAILABLE INFORMATION

   The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

   Statements made in this Consent Solicitation Statement concerning the provisions of any contract, agreement or other document referred to herein constitute accurate summaries of the provisions of such document which are material to such statements, but such statements do not purport to be complete. With respect to each such statement concerning a contract, agreement or other document filed with the Commission, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents previously filed by the Company or SFX
Entertainment with the Commission under the Exchange Act or the Securities Act of 1933, as amended, are incorporated herein by reference:

   (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

   (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

   (c) The Company's Current Reports on Form 8-K dated January 17, 1997, January 21, 1997, January 22, 1997, January 27, 1997, April 15,
           1997, June 16, 1997, July 11, 1997, August 25, 1997, December 11,
           1997 and December 24, 1997 and the Company's Current Reports on Form 8-K/A dated June 16, 1997 and December 10, 1997; and

   (d)     SFX Entertainment's Registration Statement on Form S-1
           (Registration No. 333-43287) filed with the Commission on December 24, 1997 (as amended, the "Registration Statement") relating to the shares of Class A common stock and Class B common stock of SFX Entertainment to be distributed in the Spin-Off.

   All documents filed by the Company or SFX Entertainment pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Consent Solicitation Statement and prior to the Operative Time and all amendments to the Registration Statement filed after the date of this Consent Solicitation Statement and prior to the Operative Time will be deemed to be incorporated by reference into this Consent Solicitation Statement and to be a part hereof from the date of filing of the documents. The Company will not supplement or amend this Consent Solicitation Statement to notify Holders of any such additional filings. Any such additional filings will be publicly available. See "Available Information."

   Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes the previous statement. Any statement so modified or superseded will not be deemed to constitute a part hereof except as so modified or superseded.

   THIS CONSENT SOLICITATION STATEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO THE DOCUMENTS UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON TO WHOM THIS CONSENT SOLICITATION STATEMENT HAS BEEN DELIVERED, FROM SFX

BROADCASTING, INC., 650 MADISON AVENUE, NEW YORK, NEW YORK 10022, ATTENTION:
TIMOTHY KLAHS, DIRECTOR OF INVESTOR RELATIONS, TELEPHONE NUMBER (212) 407-9126. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AS SOON AS POSSIBLE. THE COMPANY WILL DELIVER THE REQUESTED DOCUMENTS BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF THE REQUEST.

   YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS CONSENT SOLICITATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS CONSENT SOLICITATION STATEMENT. THIS CONSENT SOLICITATION STATEMENT IS DATED JANUARY 7, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS CONSENT SOLICITATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE HEREOF.

                          FORWARD-LOOKING STATEMENTS

   This Consent Solicitation Statement, including the documents incorporated herein by reference, contains forward-looking statements. Future events and actual results, financial or otherwise, may differ materially from the results set forth in or implied in the forward-looking statements. Factors that might cause such a difference include the risks and uncertainties involved in the Company's business, including, but not limited to, the effect of economic and market conditions, the level and volatility of interest rates, the impact of current or pending legislation and regulation and the other risks and uncertainties discussed in "Certain Considerations" in this Consent Solicitation Statement and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-K for the fiscal year ended December 31, 1996, which is incorporated by reference into this Consent Solicitation Statement.

                              TABLE OF CONTENTS

                                               PAGE
                                             --------
SUMMARY.....................................      1
CERTAIN CONSIDERATIONS......................     16
THE CONSENT SOLICITATION....................     20
PROPOSED AMENDMENTS.........................     25
THE SPIN-OFF................................     28
CERTAIN FEDERAL INCOME TAX CONSEQUENCES ....     34
SOLICITATION AGENT..........................     36
INDEPENDENT AUDITORS........................     36
INDEX TO FINANCIAL STATEMENTS...............    F-1
ANNEX A--AMENDMENTS TO INDENTURE............    A-1

                                   SUMMARY

   The following summary is qualified in its entirety by the detailed information and Consolidated Financial Statements and notes thereto included elsewhere in this Consent Solicitation Statement and in the Annex hereto and the documents incorporated herein by reference. Unless the context indicates otherwise, references in this Consent Solicitation to the "Company" refers to SFX Broadcasting, Inc., the issuer of the Notes, and its consolidated subsidiaries.

THE COMPANY

   The Company was incorporated in Delaware in 1992 principally to acquire and operate radio stations. At the time of the Company's initial public offering in late 1993, the Company owned and operated or provided programming to ten radio stations operating in six markets. During the past four years, the Company has significantly expanded its radio station operations. The Company currently owns or operates, provides programming to or sells advertising on behalf of 82 radio stations operating in 19 markets. The Company's radio stations are diverse in terms of format and geographic markets and are organized into regional clusters. The Company has recently agreed to acquire and dispose of certain additional radio stations, and, upon consummation of the Company's pending acquisitions and dispositions, the Company will own or operate, provide programming to or sell advertising on behalf of 73 radio stations (55 FM and 18 AM stations) operating in 19 markets. In addition to owning and operating radio stations, the Company, through its wholly-owned subsidiary, SFX Entertainment, has become a significant operator of venues for, and promoter of, music concerts and other live entertainment events through a series of completed acquisitions of venue operators and concert promoters. The executive offices of the Company are located at 650 Madison Avenue, New York, New York 10022. For a further description of the business of the Company, see the reports filed by the Company with the Commission that are incorporated herein by reference.

BACKGROUND AND PURPOSE OF THE CONSENT SOLICITATION

   In August 1997, the Company agreed to the merger of an affiliate of Hicks, Muse, Tate and Furst, Inc. into the Company (the "Merger"). As a result of the Merger, the Company, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of SBI Holdings Corporation ("Buyer"), a Delaware corporation, and an affiliate of Hicks, Muse, Tate and Furst, Inc., and will no longer have any outstanding publicly-held shares of Common Stock (as defined). Following the consummation of the Merger, the Notes will remain outstanding as debt instruments of the surviving corporation in the Merger, having in respect of the surviving corporation the same terms and conditions as the Notes had in respect of the Company prior to the Merger. Prior to the consummation of the Merger, the Company intends to effect the Spin-Off. The Company is seeking consents to modify certain terms of the Indenture in order to confirm the Company's interpretation of "Consolidated Cash Flow" under the Indenture, to waive any Default or Event of Default and any and all consequences under the Indenture that would have occurred, either historically or prospectively, were the Company's interpretation of the Indenture incorrect and to permit (i) the release of the Entertainment Guarantees, (ii) the Spin-Off, (iii) the issuance in a private placement by SFX Entertainment of debt securities in the approximate aggregate principal amount of $275.0 million (the "New Notes") and the establishment by SFX Entertainment of a senior credit facility in the approximate principal amount of $350.0 million (the "New Credit Agreement"), which the Company is currently negotiating and (iv) certain other transactions. The issuance of the New Notes and the entering into of the New Credit Agreement are collectively referred to herein as the "Financing." There can be no assurance that the Financing, the Spin-Off or the Pending Acquisitions (as defined) will ultimately be consummated on the terms described herein or at all. The Company will not be the obligor under the New Credit Agreement or the indenture pursuant to which the New Notes will be issued, nor will it be the guarantor of SFX Entertainment's obligations under either such instrument. See "--The Financing." However, the Company has agreed to guarantee certain of SFX Entertainment's obligations under the agreements relating to the Pending Acquisitions. See "--SFX Entertainment; The Spin-Off."

   Concurrent with this Consent Solicitation, the Company intends to commence solicitations of written consents (the "Series E Consent Solicitation" and, together with this Consent Solicitation, the "Consent Solicitations") of the holders of the Company's 12 5/8% Series E Cumulative Exchangeable Preferred Stock Due October 31, 2006 (the "Series E Preferred Stock"), voting as a separate class with respect to certain waivers in respect of, and amendments to (together, the "Series E Amendments"), the Certificate of Designations (the "Series E Certificate") relating to the Series E Preferred Stock required to permit the Spin-Off, the Financing and certain related transactions. The consummation of each of the Consent Solicitations is conditioned on the consummation of the other. Neither the Indenture nor the Series E Certificate prohibit the Merger and the Merger is not conditioned on obtaining the Consents.

THE FINANCING

   SFX Entertainment intends to use the proceeds of the Financing to finance the cash consideration to be paid for the Pending Acquisitions, to refinance liabilities assumed in connection with the Pending Acquisitions, to pay certain related fees and expenses, to fund planned capital expenditures during 1998 of SFX Entertainment and for general corporate purposes of SFX Entertainment. Although SFX Entertainment currently intends to use a portion of the proceeds of the Financing in connection with the Pending Acquisitions, there can be no assurance that any of the Pending Acquisitions will ultimately be consummated on the terms described herein or at all. If any Pending Acquisition is not consummated, SFX Entertainment will be free to employ the allocable proceeds of the Financing for any other purpose permitted by the terms of the New Credit Agreement and the indenture governing the New Notes.

   SFX Entertainment reserves the right to increase or decrease the total amount of the Financing and to structure the Financing in a manner different from that described in this Consent Solicitation Statement. In the event that the Consent Solicitations are not successful, SFX Entertainment will consider alternative financing arrangements to enable it to complete the Pending Acquisitions, which may include obtaining additional bank financing, the sale of additional fixed rate or variable rate debt securities, the issuance of additional capital stock of SFX Entertainment or a combination of the foregoing. SFX Entertainment believes that such alternative financing arrangements will be available on acceptable terms; however, there can be no assurance that such financing will be obtained.

THE MERGER; AMENDMENT OF CERTIFICATE OF INCORPORATION

   On August 24, 1997, the Company entered into an Agreement and Plan of Merger (as amended, the "Merger Agreement") among the Company, Buyer and SBI Radio Acquisition Corporation ("Buyer Sub"), a Delaware corporation and wholly-owned subsidiary of Buyer. Pursuant to the Merger Agreement, the Company will become a wholly-owned subsidiary of Buyer, and, among other things, each issued and outstanding share (except for shares held by persons who exercise dissenters' appraisal rights) of the Company's (i) Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), will convert into the right to receive $75.00, (ii) Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock") will convert into the right to receive $97.50, (iii) 6-1/2% Series D Cumulative Convertible Exchangeable Preferred Stock (the "Series D Preferred Stock") will convert into the right to receive an amount equal to the product of (a) $75.00 and (b) the number of shares of Class A Common Stock into which each share of Series D Preferred Stock would have been convertible immediately prior to the effective time of the Merger (the "Merger Effective Time") and (iv) Series C Redeemable Convertible Preferred Stock (the "Series C Preferred Stock") will convert into the right to receive $1,000.00, plus any accrued but unpaid dividends. All such amounts will be payable in cash, without interest. The consideration to be received by holders of Class A Common Stock, Class B Common Stock and Series D Preferred Stock is subject to increase in certain circumstances. Each issued and outstanding share of Series E Preferred Stock will continue to be outstanding after the Merger Effective Time as Series E Preferred Stock of the surviving corporation of the Merger. In addition, the Notes will continue to be outstanding after the Merger Effective Time as Notes of the surviving corporation in the Merger.

   The consummation of the Merger is subject to certain conditions and the receipt of certain consents including, among other things, the approval of the Common Stock voting together as a single class, and the approval of each of the Class A Common Stock and Series D Preferred Stock, voting separately as a class. In addition, the Merger is subject to certain regulatory approvals. The approval and adoption of the Merger Agreement will be considered at a special meeting of the stockholders of the Company (the "Special Meeting") that is anticipated to be held during the first quarter of 1998.

   The Company anticipates that the Merger will be consummated in the second quarter of 1998 and that the Spin-Off will occur prior thereto. Although management of the Company believes that all necessary approvals and consents will be obtained in order to permit the Spin-Off and the Merger to occur, there can be no assurance to such effect.

   The Board of Directors of the Company and its committee of independent members ("Independent Committee") have unanimously approved the Merger Agreement and the transactions contemplated thereby and have determined that they are fair to and in the best interests of the holders of Class A Common Stock. Concurrent with the execution of the Merger Agreement, Robert F.X. Sillerman entered into a Stockholder Agreement with the Company, Buyer and Buyer Sub pursuant to which Mr. Sillerman is required to vote all shares of Class A Common Stock and Class B Common Stock which he owns in favor of the Merger.

   At the Special Meeting, the Company's stockholders will also be asked to approve two proposals relating to the approval and adoption of amendments to the Certificate of Incorporation of the Company. The amendments contained in the first proposal will allow the holders of shares of Class B Common Stock to receive a higher consideration per share in the Merger than the holders of shares of Class A Common Stock, as set forth in the Merger Agreement. The amendments contained in the second proposal will permit the holders of shares of Class A Common Stock to receive shares of Class A common stock of SFX Entertainment in connection with the Spin-Off, and the holders of shares of Class B Common Stock to receive shares of Class B common stock of SFX Entertainment (with 10-1 voting rights similar to the Class B Common Stock of the Company) in connection with the Spin-Off (the "Spin-Off Shares Proposal"). The Company's stockholders will also be asked to transact any other business that may properly come before the Special Meeting and any adjournments or postponements thereof. The Company will disseminate to its stockholders a proxy statement which describes in detail the proposals to be acted upon at the Special Meeting.

   The Company has been advised that Buyer intends to finance its obligations under the Merger Agreement through one or more financing transactions, which may include (but will not be limited to) the following: borrowings under a senior bank facility, borrowings under one or more tranches of senior subordinated debt, the issuance of one or more classes of preferred stock, the issuance of one or more classes of equity securities and the issuance of rights to purchase equity securities. Buyer's and Buyer Sub's obligations under the Merger Agreement are not subject to any conditions regarding their ability to obtain financing. In the Merger Agreement, Buyer and Buyer Sub represented and warranted (assuming compliance by the Company and its affiliates with the Merger Agreement and the documents relating to the Spin-Off) that the surviving corporation in the Merger would have a Consolidated Net Worth (as defined in the Indenture) immediately following the Merger and a Debt to Cash Flow Ratio (as defined in the Indenture) at the time of the Merger sufficient to comply with the applicable provisions of the Indenture. There can be no assurance by the Company that the surviving corporation in the Merger will remain in compliance with the provisions of the Indenture after the Merger. Simultaneously with the execution of the Merger Agreement, Buyer placed into escrow an irrevocable letter of credit for $100.0 million, which amount will be released to the Company if the Merger is not consummated for certain reasons.

   Section 4.14 of the Indenture requires that upon the occurrence of a "Change of Control," which is defined to include a merger which results in a person becoming the beneficial owner of capital stock of the Company having more than 35% of the combined voting power of all classes of voting stock of the Company, each holder has the right to require the Company to make a "Change of Control Offer." A Change of Control Offer is an offer by the Company to repurchase all or any part of such holder's Notes at an offer price in cash equal to 101% of their principal amount plus accrued and unpaid interest, if any. The Merger will be a Change of Control and will require the Surviving Corporation (as defined in the Merger Agreement) to make a Change of Control Offer.

SFX ENTERTAINMENT; THE SPIN-OFF

   SFX Entertainment's core business is the promotion and production of live entertainment events, most significantly for concert and other music performances in venues owned and/or operated by SFX Entertainment and in third-party venues. SFX Entertainment typically markets events and tours, sells tickets, rents or otherwise provides event venues and arranges for local production services (such as stage, set, sound and lighting).

   SFX Entertainment was formed as a subsidiary of the Company in 1997. The Company acquired Delsener/Slater Enterprises, Ltd. ("Delsener/Slater"), a New York-based concert promotion company, in January 1997. Delsener/Slater will be a wholly-owned subsidiary of SFX Entertainment. Delsener/Slater has long-term leases or is the exclusive promoter for several of the major concert venues in the New York City metropolitan area, including the Jones Beach Amphitheater, an 11,200-seat complex located in Wantagh, New York, and the PNC Bank Arts Center (formerly known as the Garden State Arts Center), a 10,800-seat complex located in Holmdel, New Jersey. In March 1997, Delsener/Slater acquired a 37-year lease to operate the Meadows, a 25,000-seat indoor/outdoor complex located in Hartford, Connecticut. In June 1997, Delsener/Slater acquired Sunshine Promotions, Inc., a concert promoter in the Midwest, and certain other related companies ("Sunshine Promotions"). As a result of the acquisition of Sunshine Promotions, SFX Entertainment owns the Deer Creek Music Theater, a 21,000-seat complex located in Indianapolis, Indiana, and the Polaris Amphitheater, a 20,000-seat complex located in Columbus, Ohio, and has a long-term lease to operate the Murat Centre, a 2,700-seat theater and 2,200-seat ballroom located in Indianapolis, Indiana.

   The following chart sets forth information with respect to venues currently owned by SFX Entertainment. The Proposed Amendments would amend the Indenture to release the Entertainment Guarantees and will make the restrictive covenants of the Indenture generally inapplicable to SFX Entertainment and its subsidiaries. Accordingly, the Holders of Notes will lose the following venues as assets and the related cash flow associated with such assets. See "Proposed Amendments."

                                                                       SFX            TOTAL        AVG.         NO.        TOTAL
                                MARKET         TYPE OF           ENTERTAINMENT'S     SEATING    ATTENDANCE    EVENTS    SEATS SOLD
       MARKET AND VENUE         RANK(1)         VENUE               INTEREST         CAPACITY     IN 1996     IN 1996     IN 1996

-----------------------------  -------- --------------------  -------------------- ----------  ------------ ---------  ------------
New York--Northern New
 Jersey--
 Long Island:                      1
 PNC Bank Arts Center
  (formerly The Garden State
  Arts Center)(Holmdel, NJ)  .          amphitheater          33 1/3% interest in    17,500(2)     6,512        48     312,595
                                                              22-year lease
                                                              (expires October 31,
                                                              2017)
 Jones Beach Marine
  Amphitheater (Wantagh, NY) .          amphitheater          10-year license        14,000(2)     8,712        44     383,314
                                                              agreement (expires
                                                              December 31, 1999)
 Roseland Theater.............          theater               exclusive booking         3,200      2,765        57     157,605
                                                              agent
Indianapolis:                     28
 Deer Creek Music Center .....          amphitheater          owned                    21,000     10,187        38     387,119
 Murat Centre.................          theater and ballroom  50-year lease             4,880      1,900        85     161,500(3)
                                                              (expires August 31,
                                                              2045)
Columbus:                         30
 Polaris Amphitheater.........          amphitheater          owned                    20,000      6,751        38     256,553
Hartford:                         36
 Meadows Music Theater........          amphitheater          facility owned; land     25,000      6,914        38     262,741
                                                              leased for 37 years
                                                              (expires September
                                                              13, 2034)
Rochester:                        39
 Finger Lakes Amphitheater ...          amphitheater          3-year lease             12,700      4,203        15      63,044
                                                              (expires 1999)

(1) Based on population of metropolitan statistical areas as set forth in the 1996 Statistical Abstracts of the United States.
(2) Assumes completion of current expansion projects, which are anticipated to be completed by summer 1998.
(3)   Data shown are for 1997. Data for 1996 are unavailable.

   In December 1997, SFX Entertainment entered into agreements to acquire, for an aggregate purchase price of approximately $482.8 million, consisting of $352.8 million in cash, the assumption and repayment of $73.8 million of debt and the issuance of approximately 4.2 million shares of SFX
Entertainment Class A common stock, the following live entertainment businesses (collectively, the "Pending Acquisitions"):

        PACE Entertainment Corporation ("PACE"), one of the largest diversified producers and promotors of live entertainment in the United States, having a large distribution network in the United States in each of its music concerts, theatrical shows and motorsports events businesses (the "PACE Acquisition"), for a total purchase price of $155.0 million (including the issuance of capital stock of SFX Entertainment valued by the parties at approximately $20 million and the assumption of $25.5 million of debt). In connection with the PACE Acquisition, SFX Entertainment will obtain 100% of Pavilion Partners (a partnership that owns interests in 10 venues, "Pavilion"), by acquiring one-third through the acquisition of PACE and the remaining two-thirds through separate agreements with Viacom, Inc. and certain of its subsidiaries ("Blockbuster") and YM Corp. ("Sony") for a combined consideration of $89.4 million (including the assumption of $48.3 million of liabilities for such two-third interest (the acquisition of such two-thirds interest, the "Pavilion Acquisition")). In connection with the PACE Acquisition, the Company has agreed to loan to PACE up to $25.0 million to fund certain acquisitions by PACE. If the PACE Acquisition Agreement is terminated, under certain circumstances, the loan may be prepaid without interest or converted into a five-year term loan. Unless the Proposed Amendments are approved, such loan would violate the Note Indenture. Neither the consummation of the PACE Acquisition nor the Pavilion Acquisition is a condition precedent to the closing of the other. Under certain circumstances, SFX Entertainment may be required to sell either its motor sports or theatrical lines of business at fair market value to a principal of PACE.

        The Contemporary Group ("Contemporary"), a fully-integrated live entertainment and special event producer, venue operator and consumer marketer, for a total purchase price of $91.5 million (including issuance of capital stock of SFX Entertainment valued by the parties at $18.7 million) (the "Contemporary Acquisition"). In addition to the venues that it owns or controls and operates, Contemporary is a leading producer and tour developer of Christian performers, and is a major promoter and producer of comedy tours;

        BG Presents, Inc. ("BGP"), one of the oldest producers and promoters of live entertainment in the United States and the principal promoter of live entertainment in the San Francisco Bay area, for a total purchase price of $68.3 million (including issuance of capital stock of SFX Entertainment valued by the parties at $7.5 million or, at SFX Entertainment's option, an equivalent amount in cash);

        The Network Magazine Group, a leading publisher of trade magazines for the radio broadcasting industry, and SJS Entertainment, a leading independent creator, producer and distributor of music related radio programming for a total purchase price of $62 million (including the issuance of capital stock of SFX Entertainment valued by the parties at approximately $10 million); and

        Concert/Southern Promotions, a principal promoter of live entertainment in the Atlanta metropolitan area, for a total purchase price of $16.6 million (including payment of the $1.6 million present value of a deferred liability).

   The Company has (i) guaranteed all of SFX Entertainment's obligations under the PACE Acquisition agreement until the payment of the cash portion of the purchase price and the issuance and delivery of SFX Entertainment's capital stock and (ii) in the acquisition of Network, guaranteed the payment of the cash portion of the purchase price. The Company's guarantees of SFX Entertainment's obligations under the agreement relating to the PACE Acquisition will terminate upon the consummation of the Spin-Off. The Company's guarantee of SFX Entertainment's obligations under the Network Acquisition may survive the Spin-Off. In the event that the Company is required to perform any of its guarantees, there can be no assurance that the Company will be able to fund any such required payments.

   In connection with the Contemporary Acquisition, under certain circumstances, SFX Entertainment will be required to issue shares of its preferred stock with a redemption value of $18.7 million and, if the Spin-Off does not occur before July 1, 1998, the preferred stock is required to be redeemed for $18.7 million. The Company is required to guarantee the $18.7 million in the event that the Spin-Off does not occur prior to the closing of the Contemporary Acquisition. This guarantee will terminate upon consummation of the Spin-Off. Unless the Proposed Amendments are approved, issuance of the preferred stock would violate the Note Indenture and the failure to issue the preferred stock would be a default of the Contemporary Acquisition agreement. While management believes that an amendment to the Contemporary Acquisition agreement can be obtained, there can be no assurance that such amendment would be forthcoming or the terms under which such amendment can be obtained.

   SFX Entertainment expects to complete all of the Pending Acquisitions as soon as practicable after the Financing and prior to the Merger. SFX Entertainment anticipates that it will consummate all of the Pending Acquisitions in the first quarter of 1998. However, the timing and completion of the Pending Acquisitions are subject to a number of conditions, certain of which are beyond the Company's control, and there can be no assurance that such transactions will be completed during such periods on the terms described herein, or at all.

   Based on consultation with its advisors, and assuming the successful completion of the Consent Solicitations, management of the Company believes that SFX Entertainment will be able to consummate the Financing and the Pending Acquisitions in compliance with the terms of the Indenture. SFX Entertainment has made significant deposits and SFX Entertainment and the Company have incurred significant contingent liabilities in connection with the Pending Acquisitions. If the Financing is not consummated as a result of the failure to obtain the Requisite Consents (or for any other reason) and satisfactory alternative financing is unable to be arranged, SFX Entertainment might not be able to consummate the Pending Acquisitions on the terms currently contemplated and might be in default under the agreements relating to the Pending Acquisitions. Such defaults might materially adversely affect the financial position and prospects of the Company. None of the Pending Acquisitions are subject to any condition regarding financing.

   The Merger Agreement requires the Company to consummate the Spin-Off or an Alternate Transaction (as defined in the Merger Agreement) prior to the Merger Effective Time. If the Spin-Off Shares Proposal is approved at the Special Meeting, SFX Entertainment will amend and restate its Certificate of Incorporation to, among other things, increase its authorized capital stock and will issue to the Company, in exchange for the issued and outstanding shares of stock of SFX Entertainment then held by the Company, the number of shares of SFX Entertainment's common stock necessary to consummate the Spin-Off. The Company will then consummate the Spin-Off by distributing shares of SFX Entertainment as a dividend to holders of Class A Common Stock, Class B Common Stock, Series D Preferred Stock and certain warrants to purchase Class A Common Stock. The Spin-Off is subject to a number of terms and conditions, including obtaining consents of certain creditors and preferred stockholders of the Company and apportioning assets (including Working Capital, as defined in "The Spin-Off") and liabilities between the Company and SFX Entertainment. As of September 30, 1997, the Company estimates that Working Capital to be received by SFX Entertainment, would have been approximately $2.1 million, and that approximately $135.5 million of additional assets and $34.1 million of liabilities would have been apportioned to SFX Entertainment.

   If the Spin-Off is not permitted to occur due to certain legal or contractual impediments (including the failure of the Company to obtain the Requisite Consents), the Company may dispose of SFX Entertainment in an Alternate Transaction. If the Company does not dispose of SFX Entertainment, whether through the Spin-Off or an Alternate Transaction, the Buyer may elect whether to consummate the Merger (in which case it will be required to increase the consideration paid to holders of the Class A Common Stock and Class B Common Stock by an aggregate of $42.5 million) or to terminate the Merger Agreement. The Company's management believes that SFX Entertainment has a value substantially in excess of $42.5 million and expects to consummate the Spin-Off or otherwise dispose of SFX

Entertainment prior to the Merger. In addition, even if the Merger or the Financing do not occur for any reason, the Company intends to consummate the Spin-Off. Although the approval of the Spin-Off Shares Proposal is necessary in order to enable the Company to consummate the Spin-Off as currently contemplated, stockholder approval of the Spin-Off is not required, and will not be sought in connection with the Special Meeting.

                           THE CONSENT SOLICITATION

Purpose of the Proposed
 Amendments ...................  The purpose of the Proposed Amendments is to confirm the Company's interpretation of
                                 "Consolidated Cash Flow" under the
                                 Indenture, to waive any Default or Event of Default that would have occurred, either historically or prospectively, were the Company's interpretation of the Indenture incorrect and to permit (i) the Spin-Off,
                                 (ii) the Financing, (iii) the release of the Entertainment Guarantees and (iv) certain other transactions. See "Proposed Amendments."

Total Consent Fee .............  The Consent Fee will be $10.00 in cash for each $1,000 in principal amount of Notes.
                                 Promptly after the Effective Time, the
                                 Company will make the Partial Payment of $1.00 in cash for each $1,000 in principal amount of the Notes to each Holder of Notes as of the Record Date whose duly executed and valid Consent is received prior to the Effective Time.

                                 Promptly after the Expiration Date, the
                                 Company will make the Partial Payment to any Holders who delivered Consents after the Effective Time and prior to the Expiration Date.

                                 On the Final Consent Payment Date, the
                                 Company will pay the balance of the Consent
                                 Fee to Holders who previously received a Partial Payment.

                                 HOLDERS OF NOTES WHO DO NOT CONSENT TO THE
                                 PROPOSED AMENDMENTS PRIOR TO THE EXPIRATION
                                 DATE WILL NOT BE ELIGIBLE TO RECEIVE THE
                                 CONSENT FEE EVEN THOUGH THE PROPOSED
                                 AMENDMENTS WILL BE BINDING UPON THEM AT THE
                                 OPERATIVE TIME.

Operative Time ................  The time when, pursuant to the terms of the
                                 Supplemental Indenture, the Proposed
                                 Amendments become operative, which is
                                 expected to occur immediately prior to the consummation of the first of any of the Proposed Transactions.
                                 In no event shall the Operative Time occur after September 1, 1998.

Proposed Transactions .........  The Spin-Off, the Financing, the Meadows
                                 Repurchase (as defined), the release of the Entertainment Guarantees and the transactions between the Company and SFX Entertainment pursuant to the Tax Sharing Agreement (as defined), the Distribution Agreement (as defined) and the Acquisition Agreements. See "--SFX Entertainment, The Spin-Off."

Final Consent Payment Date ....  Promptly after the Operative Time, which is expected to occur immediately prior to the consummation of any of the Proposed Transactions.

Requisite Consents ............  The Consent of the Holders of a majority in aggregate principal amount of the Notes
                                 outstanding and not owned by the

                                 Company or any of its affiliates as of the Record Date. As of the date of this Consent Solicitation Statement, $450.0 million in aggregate principal amount of Notes were outstanding, none of which are held by the Company or any of its affiliates.

Record Date ...................  January 6, 1998. Holders of Notes as of the
                                 close of business on the Record Date will be entitled to notice of, and to consent to, the Proposed Amendments.

Expiration Date ...............  The term "Expiration Date" means 5:00 p.m.,
                                 New York City time, on the later of (i)
                                 January 21, 1998 and (ii) the date on which the Supplemental Indenture is executed. The Company reserves the right to terminate the Consent Solicitation at any time and from time to time, whether or not the Requisite Consents have been received, by giving oral or written notice to the Depository. Any such termination will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the Holders).

Effective Time ................  The Effective Time occurs upon the execution of the Supplemental Indenture. After the Effective Time, Consents will be irrevocable.

Revocation of Consents ........  Prior to the Effective Time, any Holder (or
                                 a duly designated proxy) may revoke any
                                 Consent given as to its Notes, including any Holder who acquires Notes subsequent to the Record Date. Consents will become irrevocable at the Effective Time. See "The Consent Solicitation--Revocation of
                                 Consents."

Consequences to Non-Consenting
 Holders ......................  At the Effective Time, Consents will become irrevocable. As of the Operative Time, all then current holders of Notes, including nonconsenting holders, and all subsequent holders of Notes will be bound by the Proposed Amendments.

Consent Procedures ............  Consents must be delivered to the Depository before the Expiration Date. Only Holders
                                 (i.e., persons in whose name a Note was
                                 registered as of the Record Date or their duly designated proxies) may execute and deliver a Letter of Consent. The DTC is expected to grant an omnibus proxy authorizing the DTC Participants who held Notes through the DTC as of the Record Date to deliver Consents. Accordingly, for the purposes of this Consent Solicitation Statement, the term "Holder" will be deemed to include DTC Participants who held Notes through the DTC as of the Record Date. In order to cause a Consent to be given, Holders or their duly authorized proxies must complete and sign the Consent Letter and mail or deliver it to the Depository at its address or facsimile set forth on the back cover page of this Consent Solicitation Statement pursuant to the procedures set forth herein and therein. A beneficial owner of Notes held through a DTC Participant must
                                 (i) instruct the DTC Participant through which it holds Notes to complete and sign the Letter of Consent and deliver the Letter of Consent to the Depository in order to cause a Consent to be given with respect to such Notes or (ii) obtain a properly executed proxy from such DTC Participant and deliver the Letter of Consent, together with the Consent, to the Depository. See "The Consent
                                 Solicitation--Consent Procedures."
                                 HOLDERS OF NOTES WHO WANT TO CONSENT SHOULD
                                 MAIL, HAND DELIVER, SEND BY OVERNIGHT
                                 COURIER OR FAX PRIOR TO THE EXPIRATION DATE
                                 THEIR PROPERLY COMPLETED AND EXECUTED
                                 CONSENTS TO THE DEPOSITORY AT THE ADDRESS
                                 SET FORTH ON THE BACK COVER PAGE HEREOF AND
                                 ON THE LETTER OF CONSENT IN ACCORDANCE WITH
                                 THE INSTRUCTIONS SET FORTH HEREIN AND
                                 THEREIN. THE METHOD OF DELIVERY OF THE
                                 CONSENTS TO THE DEPOSITORY IS AT THE
                                 ELECTION AND RISK OF THE HOLDERS. IF SUCH
                                 DELIVERY IS BY MAIL IT IS RECOMMENDED THAT
                                 HOLDERS USE REGISTERED MAIL, PROPERLY
                                 INSURED, WITH RETURN RECEIPT REQUESTED. IN
                                 ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED
                                 TO ASSURE TIMELY DELIVERY. CONSENTS SHOULD
                                 BE DELIVERED TO THE DEPOSITORY, NOT TO THE
                                 COMPANY, THE SOLICITATION AGENT OR THE
                                 INFORMATION AGENT. HOWEVER, THE COMPANY
                                 RESERVES THE RIGHT TO ACCEPT ANY CONSENT
                                 RECEIVED BY THE COMPANY, THE SOLICITATION
                                 AGENT OR THE INFORMATION AGENT. IN NO EVENT
                                 SHOULD A HOLDER TENDER OR DELIVER ANY NOTES.

Conditions to the Consent
 Solicitation .................  Once commenced, the continuation of the
                                 Consent Solicitation and the occurrence of the Operative Time are conditioned upon (subject to waiver by the Company) the successful completion of the Series E Consent Solicitation and the absence of any
                                 (i) law or regulation and (ii) injunction or action or other proceeding (pending or threatened) that (in the case of any action or proceeding, if adversely determined) would, make unlawful or invalid or enjoin the implementation of the Proposed Amendments, the entering into of the Supplemental Indenture or the payment of the Consent Fee, or that questions the legality or validity thereof, or otherwise adversely affects the Spin-Off or any of the transactions described herein for which a Consent is sought.

Solicitation Agent ............  The Company has retained Lehman Brothers
                                 Inc. ("Lehman Brothers") to act as the
                                 Solicitation Agent in connection with the Consent Solicitation. The Solicitation Agent will solicit Consents and will respond to inquiries of Holders and will receive a customary fee for such services.

Information Agent .............  The Company has retained D.F. King & Co.,
                                 Inc. as Information Agent in connection with the Consent Solicitation. The

                                 Information Agent will distribute
                                 Solicitation Documents, respond to inquiries and receive a customary fee for such services.

                                 Requests for additional copies of this
                                 Consent Solicitation Statement or the Letter of Consent may be directed to the Solicitation Agent or the Information Agent at their respective addresses and/or telephone numbers set forth on the back cover of this Consent Solicitation Statement.

The Depository ................  The Company has retained the Chase Manhattan
                                 Bank as Depository in connection with the Consent Solicitation. The Depository will receive, collect and tabulate Consents. The Depository will receive a customary fee for such services and reimbursement for reasonable out-of-pocket expenses.

Certain Federal Income Tax
 Consequences .................  For a summary of the material United States
                                 Federal income tax consequences to Holders of the Proposed Amendments and the Consent Fee, see "Certain Federal Income Tax Consequences."

              SUMMARY CONSOLIDATED FINANCIAL DATA OF THE COMPANY
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

   The Summary Consolidated Financial Data of the Company includes the historical financial statements of Capstar Communications, Inc., a predecessor of the Company ("Capstar"), and the historical financial statements of the Company since its formation on February 26, 1992. The financial information presented below should be read in conjunction with the information set forth in "Unaudited Pro Forma Condensed Combined Financial Statements" and the notes thereto and the financial statements and the notes of the Company incorporated by reference in this Information Statement. The financial information has been derived from the audited and unaudited financial statements of the Company and the entities acquired or to be acquired by the Company since January 1, 1996. The pro forma summary data as of September 30, 1997 and for the year ended December 31, 1996 and the nine months ended September 30, 1997 are derived from the unaudited pro forma condensed combined financial statements which, in the opinion of the management, reflect all adjustments necessary for a fair presentation of the transactions for which such pro forma financial information is given. Operating results for the nine months ended September 30, 1997, are not necessarily indicative of the results that may be achieved for the fiscal year ending December 31, 1997. The historical consolidated financial results for the Company are not comparable from year to year because of the acquisition and disposition of various business operations during the periods covered.

                                                           YEAR ENDED DECEMBER 31,
                                  --------------------------------------------------------------------------
                                                                                     PRO FORMA
                                                                                   FOR THE RECENT PRO FORMA
                                                                                    AND PENDING    FOR THE
                                                                                  TRANSACTIONS(8) SPIN-OFF(9)
                                                                                    (UNAUDITED)  (UNAUDITED)
                                    1992      1993      1994     1995      1996         1996         1996
                                  -------- ---------  ------- --------  --------- --------------  ---------
STATEMENT OF OPERATIONS DATA:
Net broadcasting revenue.........  $15,003  $ 34,233  $55,556  $76,830   $143,061    $ 272,694     $272,694
Concert promotion revenue........       --        --       --       --         --      552,100           --
Station and other operating
 expenses........................    9,624    21,555   33,956   51,039     92,816      184,267      184,267
Concert promotion operating
 expenses........................       --        --       --       --         --      508,357           --
Depreciation, amortization,
 duopoly integration costs and
 acquisition related costs(1) ...    3,208     4,475    5,873    9,137     17,311       85,451       47,656
Corporate expenses...............      769     1,808    2,964    3,797      6,313        8,000        5,000
Non-recurring charges including
 adjustments to broadcast rights
 agreement(2)(3)(4)(5)...........       --    13,980       --    5,000     28,994       25,662       25,662
                                  -------- ---------  ------- --------  --------- --------------  ---------
Operating income (loss)..........    1,402    (7,585)  12,763    7,857     (2,373)      13,057       10,109
Investment and other (income)
 loss/net........................       --       (17)     121     (650)    (2,117)      (4,933)      (2,756)
Equity (income) loss from
 investments.....................       --        --       --       --         --       (3,744)          --
Interest expense, including
 amortization of deferred
 financing costs.................    3,610     7,351    9,332   12,903     34,897      115,003       71,613
                                  -------- ---------  ------- --------  --------- --------------  ---------
Income (loss) before income
 taxes, extraordinary item and
 cumulative effect of a change
 in accounting principle.........   (2,208)  (14,919)   3,310   (4,396)   (35,153)     (93,269)     (58,748)
Income tax expense (benefit) ....       --     1,015    1,474       --        480        3,500        2,000
Extraordinary loss on debt
 retirement......................       --     1,665       --       --     15,219           --           --
Cumulative effect of a change in
 accounting principle............       --       182       --       --         --           --           --
                                  -------- ---------  ------- --------  --------- --------------  ---------

Net income (loss)................   (2,208)  (17,781)   1,836   (4,396)   (50,852)     (96,769)     (60,748)
Redeemable preferred stock
 dividends and accretion(6) .....      385       557      348      291      6,061       38,124       38,124
                                  -------- ---------  ------- --------  --------- --------------  ---------
Net income (loss) applicable to
 common stock....................  $(2,593) $(18,338) $ 1,488  $(4,687)  $(56,913)   $(134,893)    $(98,872)
                                  ======== =========  ======= ========  ========= ==============  =========

Net income (loss) per share .....  $  (2.20)$  (7.08) $  0.26  $  (0.71) $  (7.52)   $   (8.52)    $  (6.24)
                                  ======== =========  ======= ========  ========= ==============  =========

Weighted average common shares
 outstanding.....................    1,179     2,589    5,792    6,596      7,564       15,840       15,840
OTHER OPERATING DATA: (7)
Broadcast Cash Flow..............  $ 5,379  $ 12,678  $21,600  $25,791   $ 50,245    $  88,427     $ 88,427
Concert Cash Flow................       --        --       --       --         --       43,743           --
EBITDA...........................    4,610    10,870   18,636   21,994     43,932      127,914       83,427

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                         NINE MONTHS ENDED SEPTEMBER 30,
                                  ----------------------------------------------
                                                          PRO FORMA
                                                       FOR THE RECENT  PRO FORMA
                                                         AND PENDING    FOR THE
                                    ACTUAL    ACTUAL   TRANSACTIONS(8) SPIN-OFF(9)
                                 (UNAUDITED) (UNAUDITED) (UNAUDITED) (UNAUDITED)
                                     1996      1997         1997         1997
                                  --------- ---------  -------------- ---------
STATEMENT OF OPERATIONS DATA:
Net broadcasting revenue.........  $ 92,840  $188,984     $222,731     $222,731
Concert promotion revenue........        --    75,740      501,489           --
Station and other operating
 expenses........................    61,448   115,871      142,935      142,935
Concert promotion operating
 expenses........................        --    63,394      442,199           --
Depreciation, amortization,
 duopoly integration costs and
 acquisition related costs(1) ...    10,663    31,429       61,677       33,299
Corporate expenses...............     4,475     6,849        8,698        5,891
Non-recurring charges including
 adjustments to broadcast rights
 agreement(2)(3)(4)(5)...........    27,489    17,995       17,995       17,995
                                  --------- ---------  -------------- ---------
Operating income (loss)..........   (11,235)   29,186       50,717       22,612
Investment and other (income)
 loss/net........................    (3,320)   (2,692)      (2,716)      (2,482)
Equity (income) loss from
 investments.....................        --        --       (8,937)          --
Interest expense, including
 amortization of deferred
 financing costs.................    22,169    46,438       86,054       53,555
                                  --------- ---------  -------------- ---------
Income (loss) before income
 taxes, extraordinary item and
 cumulative effect of a change
 in accounting principle.........   (30,084)  (14,560)     (23,684)     (28,461)
Income tax expense (benefit) ....        --       845        4,500        1,000
Extraordinary loss on debt
 retirement......................    15,219        --           --           --
Cumulative effect of a change in
 accounting principle............        --        --           --           --
                                  --------- ---------  -------------- ---------

Net income (loss)................   (45,303)  (15,405)     (28,184)     (29,461)
Redeemable preferred stock
 dividends and accretion(6) .....     3,551    27,723       28,906       28,906
                                  --------- ---------  -------------- ---------
Net income (loss) applicable to
 common stock....................  $(48,854) $(43,128)    $(57,090)    $(58,367)
                                  ========= =========  ============== =========

Net income (loss) per share .....  $  (6.61) $  (4.61)    $  (3.60)    $  (3.68)
                                  ========= =========  ============== =========

Weighted average common shares
 outstanding.....................     7,394     9,364       15,840       15,840
OTHER OPERATING DATA: (7)
Broadcast Cash Flow..............  $ 31,392  $ 73,113     $ 79,796     $ 79,796
Concert Cash Flow................        --    12,346       59,290           --
EBITDA...........................    26,917    78,610      139,325       73,906

                                                 DECEMBER 31                                 SEPTEMBER 30, 1997
                             ---------------------------------------------------------------------------------------------
                                                                                               PRO FORMA FOR   PRO FORMA
                                                                                                THE PENDING     FOR THE
                                                                                    ACTUAL   TRANSACTIONS(10) SPIN-OFF(11)
                                1992      1993       1994      1995       1996    (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                             --------- ---------  --------- ---------  --------- -----------  -------------- ------------
BALANCE SHEET DATA:
Current assets..............  $ 4,515   $ 31,273   $ 28,367  $ 30,949   $ 88,689  $  140,689    $  245,826     $  128,500
Total assets................   36,127    152,871    145,808   187,337    859,327   1,392,887     2,003,064      1,243,018
Long-term debt..............   39,011     81,627     81,516    81,850    481,460     784,255     1,216,522        731,501
Redeemable Preferred Stock:
 Series A Preferred Stock ..    3,892        917         --        --         --          --            --             --
 Series B Preferred Stock ..       --      2,784      2,466     1,735        917         998           998            998
 Series C Preferred Stock ..       --         --         --     1,550      1,636       1,703         1,703          1,703
 Series D Preferred Stock ..       --         --         --        --    149,500     149,500       149,500        149,500
 Series E Preferred Stock ..       --         --         --        --         --     215,636       215,636        215,636
Stockholders' equity
 (deficiency)...............   (9,411)    48,598     48,856    83,061     94,517      69,554       134,215         (9,008)

------------
(1)     Includes $1,380,000, $1,137,000 and $565,000 of duopoly integration costs and related acquisition costs incurred during the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, respectively.
(2) In 1993, non-recurring charges related to the valuation of common stock issued to the Company's founders at the Company's initial public offering in September 1993 and certain pooling costs related to the merger of Capstar with and into a subsidiary of the Company.
(3) In 1995, a $5.0 million charge was incurred with respect to the diminished value of a contract to broadcast the Texas Rangers.
(4) In 1996, the non-recurring charges represent the repurchase of stock from and the forgiveness of a loan to the Company's former president, a reserve of a loan and the issuance of warrants to a related party, the purchase of an officer's options and a charge related to the termination of a broadcast rights agreement.
(5) In 1997, the non-recurring and unusual charges, consist of $11.6 million of executive bonuses, the establishment of a reserve for a loan from the Company's Executive Chairman of $2.6 million and $3.8 million of legal and professional fees associated with the pending Spin-Off and Merger.
(6) Includes dividends on preferred stock which the Company redeemed in 1993, accretion on outstanding redeemable preferred stock, dividends on the Series D Preferred Stock and dividends on the Series E Preferred Stock.
(7) "Broadcast Cash Flow" means net revenues less station operating expenses. "Concert Cash Flow" means concert revenues less concert costs. "EBITDA" means net income (loss) before (i) extraordinary items, (ii) provisions for income taxes, (iii) interest (income) expense, (iv) other (income) expense, (v) cumulative effects of changes in accounting principles, (vi) depreciation, amortization, duopoly integration costs and acquisition related costs and (vii) non-recurring charges. The difference between Broadcast Cash Flow and EBITDA is that EBITDA reflects the impact of corporate expenses. Although Broadcast Cash Flow, Concert Cash Flow and EBITDA are not measures of performance calculated in accordance with GAAP, the Company believes that Broadcast Cash Flow, Concert Cash Flow and EBITDA are accepted by the broadcasting and entertainment industries as generally recognized measures of performance and are used by analysts who report publicly on the performance of such companies. Nevertheless, these measures should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with GAAP.
(8) The unaudited pro forma Statement of Operations Data for the Recent and Pending Transactions for the nine months ended September 30, 1997, and the year ended December 31, 1996, are presented as if the Company had completed the Recent and Pending Transactions as of January 1, 1996. The terms "Recent Transactions" and "Pending Transactions" are defined in the Glossary included in the Unaudited Pro Forma Condensed Combined Financial Statements attached hereto.
(9) The unaudited pro forma Statement of Operations for the Spin-Off for the nine months ended September 30, 1997, and the year ended December 31, 1996 are presented as if the Company had completed the Merger.
(10) The unaudited pro forma Balance Sheet Data at September 30, 1997, is presented as if the Company had completed the Pending Transactions as of September 30, 1997. The term "Pending Transactions" is defined in the Glossary included in the Unaudited Pro Forma Condensed Combined Financial Statements attached hereto.
(11) The unaudited pro forma Balance Sheet Data at September 30, 1997, is presented as if the Company had completed the Spin-Off as of September 30, 1997.

       SUMMARY CONSOLIDATED FINANCIAL DATA FOR SFX ENTERTAINMENT, INC.
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

   The Summary Consolidated Financial Data of SFX Entertainment includes the historical financial statements of Delsener/Slater Enterprises, Ltd. and affiliated companies, the predecessor of SFX Entertainment ("Delsener/Slater") for each of the five years ended December 31, 1996 and the nine months ended September 30, 1996, and the historical financial statements of SFX Entertainment for the nine months ended September 30, 1997. The financial information presented below should be read in conjunction with the information set forth in "Unaudited Pro Forma Condensed Combined Financial Statements" and the notes thereto and the historical financial statements and the notes of SFX Entertainment, the Recent Acquisitions and the Pending Acquisitions included herein. The financial information has been derived from the audited and unaudited financial statements of SFX Entertainment, the Recent Acquisitions and the Pending Acquisitions. The pro forma summary data as of September 30, 1997 and for the year ended December 31, 1996 and the nine months ended September 30, 1997 are derived from the unaudited pro forma condensed combined financial statements which, in the opinion of management, reflect all adjustments necessary for a fair presentation of the transactions for which such pro forma financial information is given. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be achieved for the fiscal year ending December 31, 1997.

                                                 YEAR ENDED DECEMBER 31,
                           --------------------------------------------------------------------
                                             PREDECESSOR (ACTUAL)
                           --------------------------------------------------------
                                                                                     1996 (1)
                               1992        1993                                      PRO FORMA
                           (UNAUDITED)  (UNAUDITED)    1994      1995       1996    (UNAUDITED)
                           ----------- -----------  --------- ---------  --------- -----------
Revenue...................   $38,017      $46,526    $92,785    $47,566   $50,362    $552,100
Operating expenses........    36,631       45,635     90,598     47,178    50,687     508,357
Depreciation &
 amortization.............       758          762        755        750       747      37,795
Corporate expenses (2) ...        --           --         --         --        --       3,000
                           ----------- -----------  --------- ---------  --------- -----------
Operating income (loss) ..       628          129      1,432       (362)   (1,072)      2,948
Interest expense..........      (171)        (148)      (144)      (144)      (60)    (43,390)
Other income..............        74           85        138        178       198       2,177
Equity income (loss) from
 investments..............        --           --         (9)       488       525       3,744
                           ----------- -----------  --------- ---------  --------- -----------
Income (loss) before
 income taxes.............       531           66      1,417        160      (409)    (34,521)
Income tax (provision)
 benefit..................       (32)         (57)        (5)       (13)     (106)     (1,500)
                           ----------- -----------  --------- ---------  --------- -----------
Net income (loss).........   $   499      $     9    $ 1,412    $   147   $  (515)   $(36,021)
                           =========== ===========  ========= =========  ========= ===========
Net income (loss) per
 common shares............                                                           $  (1.80)
                                                                                   ===========
Average common shares
 outstanding..............                                                             20,056
                                                                                   ===========
OTHER OPERATING DATA:
EBITDA (3)................                           $ 2,187    $   388   $  (325)   $ 40,743
Adjusted EBITDA (4).......                                                           $ 55,524
Cash flow from
 operations...............                           $ 2,959    $  (453)  $14,214

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                               NINE MONTHS ENDED SEPTEMBER 30,
                           ---------------------------------------
                            PREDECESSOR
                           -------------
                                1996         1997       1997 (1)
                               ACTUAL       ACTUAL     PRO FORMA
                            (UNAUDITED)   (UNAUDITED) (UNAUDITED)
                           ------------- -----------  -----------
Revenue...................    $41,609       $74,396     $501,489
Operating expenses........     42,931        63,045      442,199
Depreciation &
 amortization.............        744         4,041       28,378
Corporate expenses (2) ...         --         1,307        2,807
                           ------------- -----------  -----------
Operating income (loss) ..     (2,066)        6,003       28,105
Interest expense..........        (60)         (956)     (32,499)
Other income..............        143           213          234
Equity income (loss) from
 investments..............        525         1,344        8,937
                           ------------- -----------  -----------
Income (loss) before
 income taxes.............     (1,458)        6,604        4,777
Income tax (provision)
 benefit..................        (79)       (2,952)      (3,500)
                           ------------- -----------  -----------
Net income (loss).........    $(1,537)      $ 3,652     $  1,277
                           ============= ===========  ===========
Net income (loss) per
 common shares............                              $   0.06
                                                      ===========
Average common shares
 outstanding..............                                20,056
                                                      ===========
OTHER OPERATING DATA:
EBITDA (3)................    $(1,322)      $10,044     $ 56,483
Adjusted EBITDA (4).......                              $ 68,754
Cash flow from
 operations...............    $ 2,761       $   789

        SUMMARY CONSOLIDATED FINANCIAL DATA OF SFX ENTERTAINMENT, INC.
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

BALANCE SHEET DATA:

                                            DECEMBER 31,                     SEPTEMBER 30, 1997
                             ------------------------------------------- -------------------------
                                        PREDECESSOR (ACTUAL)
                             -------------------------------------------
                                 1993        1994                           ACTUAL     PRO FORMA
                              UNAUDITED    UNAUDITED    1995      1996   (UNAUDITED) (UNAUDITED)(5)
                             ----------- -----------  -------- --------  ----------- --------------
Current assets..............    $1,823      $4,453     $3,022    $6,191    $ 12,189     $117,326
Property and equipment,
 net........................     4,484       3,728      2,978     2,231      55,882      185,371
Intangible assets, net .....        --          --         --        --      59,721      415,374
Total assets................     6,420       8,222      6,037     8,879     135,470      760,046
Current liabilities.........     4,356       3,423      3,138     7,973      11,333       91,640
Long-term debt..............        --       1,830         --        --      16,453      485,021
Temporary Equity (6)........        --          --         --        --          --       16,500
Stockholders' equity........     6,420       2,969      2,900       907     101,378      143,223

------------
(1) The Unaudited Pro Forma Statement of Operations Data for the year ended December 31, 1996 and the nine months ended September 30, 1997, are presented as if SFX Entertainment had completed the Pending Acquisitions, the Recent Acquisitions and the Financing as of January 1, 1996.
(2) Corporate expenses are reduced by $3,000,000 and $1,693,000 of fees from Triathlon Broadcasting Company ("Triathlon") for the year ended December 31, 1996 (pro forma) and for the nine months ended September 30, 1997, respectively. These fees are to be assigned to SFX Entertainment by the Company in connection with the Spin-Off.
(3) "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principals ("GAAP"), SFX Entertainment believes that EBITDA is accepted by the entertainment industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining SFX Entertainment's operating performance or liquidity which is calculated in accordance with GAAP.
(4) Adjusted EBITDA represents EBITDA, as defined, adjusted for nonrecurring charges including a litigation settlement recorded by PACE and Pavilion Partners, expected cost savings associated with the elimination of duplicative staffing and general and administrative expenses and includes equity income (loss) from investments and excludes minority interest in income.
       While management believes that such cost savings and the elimination of non-recurring expenses are achievable, SFX Entertainment's ability to fully achieve such cost savings and to eliminate the non-recurring expenses is subject to numerous factors certain of which may be beyond SFX Entertainment's control.
(5) The Unaudited Pro Forma Balance Sheet Data at September 30, 1997 is presented as if SFX Entertainment had completed the Pending Acquisitions and the Financing as of September 30, 1997.
(6) The PACE Acquisition agreement provides that each PACE Seller shall have an option (a "Fifth Year Put Option"), exercisable during a period beginning on the fifth anniversary of the closing of the PACE Acquisition and ending 90 days thereafter, to require SFX Entertainment to purchase up to one-third of SFX Entertainment's Class A common stock received by such PACE seller (500,000 shares) for a cash purchase price of $33.00 per share. With certain limited exceptions, the Fifth Year Put Option rights are not assignable by the PACE sellers. The maximum amount payable under the Fifth Year Put Option ($16.5 million) has been presented as temporary equity on the pro forma balance sheet.

                            CERTAIN CONSIDERATIONS

   Holders of Notes should carefully consider the factors set forth below as well as the other information set forth in and incorporated by reference in this Consent Solicitation Statement prior to marking and returning a Consent.

CONSEQUENCES OF NOT OBTAINING THE REQUISITE CONSENTS

   Based on consultation with its advisors, and assuming the successful completion of the Consent Solicitations, management of the Company believes that SFX Entertainment will be able to consummate the Financing and the Pending Acquisitions in compliance with the terms of the Indenture. SFX Entertainment has made significant deposits and SFX Entertainment and the Company have incurred significant contingent liabilities in connection with the Pending Acquisitions. If the Financing is not consummated as a result of the failure to obtain the Requisite Consents (or for any other reason) and satisfactory alternative financing is unable to be arranged, SFX Entertainment might not be able to consummate the Pending Acquisitions on the terms currently contemplated and might be in default under the agreements relating to the Pending Acquisitions. Such defaults might materially adversely affect the financial position and prospects of the Company. None of the Pending Acquisitions are subject to any condition regarding financing.

   The Proposed Amendments will confirm the Company's interpretation of "Consolidated Cash Flow" and will waive any Default or Event of Default and any and all consequences under the Indenture that would have occurred, either historically or prospectively, were the Specified Charges (as defined) not appropriately added back in calculating Consolidated Cash Flow. Regardless of whether the Company receives the Requisite Consents, the Company intends to continue to interpret "Consolidated Cash Flow" in the same manner in the future. For example, the Company expects to incur substantial additional nonrecurring and unusual charges in connection with the Merger, Spin-Off and Consent Solicitations, and the Company believes that it is appropriate to add back these charges in calculating Consolidated Cash Flow going forward. If, however, the Company's interpretation is incorrect and the Specified Charges cannot be added back to Consolidated Cash Flow, then the Company's ability to incur additional indebtedness will be reduced. The reduction in the Company's ability to incur additional indebtedness and the existence of an Event of Default under the Indenture would materially affect the financial condition and prospects of the Company.

CERTAIN CONSIDERATIONS ASSOCIATED WITH THE MERGER

   The Company has been advised that Buyer intends to finance its obligations under the Merger Agreement through one or more financing transactions. Buyer's and Buyer Sub's obligations under the Merger Agreement are not subject to any conditions regarding their ability to obtain financing. In the Merger Agreement, Buyer and Buyer Sub represented and warranted (assuming compliance by the Company and its affiliates with the merger and the documents relating to the Spin-Off) that the surviving corporation in the Merger would have a Consolidated Net Worth immediately following the Merger and a Debt to Cash Flow Ratio at the time of the Merger sufficient to comply with the applicable provisions of the Indenture. There can be no assurance by the Company that the surviving corporation in the merger will remain in compliance with the provisions of the Indenture after the Merger.

   The "Merger, Consolidation, or Sale of Assets" section of the Indenture restricts the Company's ability to merge unless the Incurrence Test is satisfied and no Default or Event of Default is then existing. Based upon the Company's interpretation of Consolidated Cash Flow, the Company believes that it will meet the Incurrence Test and that no Default or Event of Default will exist at the time of the Merger; however, if the Company's interpretation of "Consolidated Cash Flow" is incorrect and the Specified Charges cannot be added back to Consolidated Cash Flow, then the Company's ability to consummate the Merger would be restricted by the Indenture.

CERTAIN FINANCIAL CONSIDERATIONS

   The Company has historically had access to the cash flow generated by, and the assets held by, SFX Entertainment. Subsequent to the Spin-Off, the Company will not have the benefit of either the cash flow generated by, or the assets of, SFX Entertainment. SFX Entertainment is expected to have substantial value, and such value is likely to increase pending consummation of the Spin-Off.

   The Company has, and immediately after the Spin-Off, will continue to have, significant interest expense and principal repayment obligations. In addition, subject to the restrictions contained in the instruments governing the Company's indebtedness and preferred stock, the Company may incur additional indebtedness from time to time to finance acquisitions, for capital expenditures or for other purposes.

   The Company is, and after the Spin-Off will continue to be, highly leveraged. Assuming the Spin-Off had been consummated as of September 30, 1997, on a pro forma basis the Company would have had total long-term debt of approximately $731.5 million and a stockholders' deficit of $9.0 million (exclusive of redeemable preferred stock of approximately $367.8 million), compared with the Company's actual long-term debt of $784.3 million and total stockholders' equity of approximately $69.6 million (exclusive of redeemable preferred stock of approximately $367.8 million) as of September 30, 1997. The Company's stockholders equity will be substantially reduced as a result of the Spin-Off. The degree to which the Company is leveraged could have material consequences to the Company and the holders of the Company's debt and equity securities, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal and interest on its debt and dividends on outstanding preferred stock and will not be available for other purposes; (iii) the agreements governing the Company's long-term debt contain restrictive financial and operating covenants, and the failure by the Company to comply with such covenants could result in an event of default under the applicable instruments, which could permit acceleration of the debt under such instrument and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions and (iv) the Company's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and limit its flexibility in reacting to changes in its industry and general economic conditions. Certain of the Company's competitors operate on a less leveraged basis and have significantly greater operating and financial flexibility than the Company.

   The Company's ability to make scheduled payments of principal of, to pay interest on or to refinance, its debt, to make dividend, conversion or redemption payments on its preferred stock depends on its future financial performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Although management of the Company has not assessed cash flow requirements beyond the anticipated closing of the Merger, based on the Company's current level of operations and anticipated improvements, management believes that the Company will be able to satisfy requirements for working capital, capital expenditures and scheduled interest, principal, dividend, and redemption payments through the closing of the Merger. There can be no assurance that the Company's business will generate sufficient cash flow from operations, that anticipated improvements in operating results will be achieved or that future working capital borrowings will be available in an amount to enable the Company to service its debt, to make dividend, conversion and redemption payments and to make necessary capital or other expenditures. The Company may be required to refinance a portion of the principal amount of its indebtedness, or the aggregate liquidation preference of its preferred stock prior to their maturities. There can be no assurance that the Company will be able to raise additional capital through the sale of securities, the disposition of assets or otherwise for any such refinancing.

CERTAIN TAX CONSIDERATIONS

   For a discussion of certain federal income tax considerations relating to the Proposed Amendments and the receipt of the Consent Fee by Holders, see "Certain Federal Income Tax Consequences."

ALTERATION OF COVENANT PROTECTION

   The Proposed Amendments would amend the Indenture to waive any Default or Event of Default and any and all consequences under the Indenture that would have occurred, either historically or prospectively, were the Company's interpretation of the Indenture incorrect and to permit the Spin-Off, the Financing, the release of the Entertainment Guarantees and certain other transactions. In addition, SFX Entertainment and its subsidiaries would be exempted from the restrictive covenants of the Indenture. The Proposed Amendments would also exempt from restrictions on affiliate transactions the distribution agreement (the "Distribution Agreement") described in this Consent Solicitation Statement, the tax sharing agreement (the "Tax Sharing Agreement") that is contemplated pursuant to the Merger Agreement and certain contingent obligations of the Company under the acquisition agreements relating to each of the Pending Acquisitions (the "Acquisition Agreements") or under instruments contemplated by the Acquisition Agreements. The Proposed Amendments would permit the Company to disregard the Spin-Off when calculating the amount of restricted payments available under the Indenture following the Spin-Off. As a result of the Proposed Amendments, the holders of Notes will be deemed to have confirmed the Company's interpretation of "Consolidated Cash Flow" and to have waived any Default or Event of Default and any and all consequences under the Indenture, that would have occurred, either historically or prospectively, were the Company's interpretation of the Indenture incorrect.

POTENTIAL CONFLICTS

   Subsequent to the Spin-Off, the interests of SFX Entertainment and the Company may potentially conflict due to the ongoing relationships between the companies. If the Spin-Off occurs prior to the closing date of the Merger, the Company's senior management and certain other employees of the Company will devote such time as they deem reasonably necessary to conduct the operations of SFX Entertainment while continuing to serve in their present capacities with the Company. Immediately prior to the effective time of the Merger, SFX Entertainment will assume the Company's obligations under such employees' existing employment agreements (except for certain obligations relating to change of control options and certain existing rights of indemnification). In addition, pursuant to the Merger Agreement, prior to the Merger, the Company will transfer to SFX Entertainment any positive Working Capital (as defined in the Merger Agreement) or, if Working Capital is negative, SFX Entertainment will be required to pay the amount of the shortfall to the Company. In certain circumstances, management may have conflicts between their responsibilities to the Company and to SFX Entertainment. In addition, if the Spin-Off occurs and the Merger is not consummated, senior management of the Company may become employed by SFX Entertainment, thereby requiring the Company to seek a new management team.

FRAUDULENT TRANSFER AND PREFERENCE CONSIDERATIONS; LEGAL DIVIDEND
REQUIREMENTS

   The Company does not intend to consummate the Spin-Off unless it is satisfied regarding the solvency of the Company and SFX Entertainment and the permissibility of the Spin-Off under Section 170 of the Delaware General Corporation Law ("DGCL"). There is no certainty, however, that a court would find the evidence relied on by the Company to be binding on creditors of the Company or SFX Entertainment or that a court would reach the same conclusions suggested by such evidence in determining whether the Company or SFX Entertainment was solvent or insolvent at the time of, or after giving effect to, the Spin-Off.

   If a court in a lawsuit filed by an unpaid creditor or representative of unpaid creditors, such as a trustee in bankruptcy, were to find that at the time the Spin-Off was consummated or the Consent Fee was paid, the Company or the Concert Business, as the case may be, (i) was insolvent, (ii) was rendered insolvent by reason of the Spin-Off or the Consent Fee, (iii) was engaged in a business or transaction for which the remaining assets of the Company, or SFX Entertainment, as the case may be, constituted unreasonably small capital or (iv) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts matured, such court may be asked to void the Spin-Off and/or the Consent Fee (in whole or in part) as a fraudulent conveyance and require that the stockholders return the special dividend (in whole or in part) to the Company or require that Holders who receive the Consent Fee pursuant to the Consent Solicitation and in certain cases their transferees to turn over to the Company's trustee in bankruptcy or to the Company as a debtor in possession, for the benefit of the Company's creditors, such Consent Fee or may subject the assets transferred to SFX Entertainment to an obligation to fund certain liabilities of the Company for the benefit of the Company's creditors. If the assets of SFX Entertainment were recovered as fraudulent transfers by a creditor or trustee of the Company, the relative priority of payment of creditors of the Company and SFX Entertainment would be unclear and SFX Entertainment could be rendered insolvent. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, the Company or SFX Entertainment, as the case may be, would be considered insolvent if the fair value of their respective assets were less than the amount of their respective liabilities or if they incurred debts beyond their ability to repay such debts as they mature. In addition, under
Section 170 of the DGCL (which is applicable to the Company in the Spin-Off) a corporation generally may make the Spin-Off to its stockholders only out of its surplus (net assets minus capital) and not out of capital.

   The Company and management believe that in accordance with the evidence examined in connection with the Spin-Off, (i) the Company and SFX Entertainment will be solvent at the time of the Spin-Off (in accordance with the foregoing definitions), will be able to repay their debts as they mature following the Spin-Off and will have sufficient capital to carry on their respective businesses and (ii) the Spin-Off will be made entirely out of surplus, as provided under Section 170 of the DGCL.

   Separate and apart from any fraudulent transfer risk, the Consent Fee may also be subject to challenge as preference payments under the federal bankruptcy laws if such payments (i) are made within 90 days (or one year, if the relevant recipient is an insider of the Company) prior to a bankruptcy filing by or against the Company, (ii) are made when the Company is insolvent and (iii) permit the relevant recipient to receive more than it otherwise might receive in a Chapter 7 liquidation under the bankruptcy laws. If such payment were deemed to be a preference, such payment could be recovered by the Company's trustee in bankruptcy or the Company as a debtor in possession, and the recipient whose payments were recovered would have claims against the Company. With respect to the potential fraudulent transfer and preference claims described above, the Company believes that it is not insolvent and that it would not be rendered insolvent by making the Consent Fee or the Spin-Off under the conditions described herein.

CONSEQUENCES TO NON-CONSENTING HOLDERS

   Holders who do not timely consent to the Proposed Amendments prior to the Expiration Date will not be eligible to receive the Consent Fee even though the Proposed Amendments will be binding upon them at the Operative Time.

                           THE CONSENT SOLICITATION

GENERAL

   The Company is soliciting Consents from the Holders, upon the terms and subject to the conditions set forth in the Solicitation Documents, to the Proposed Amendments. Consummation of the Consent Solicitation is conditioned upon satisfaction of the other conditions described below. The purpose of the Consent Solicitation and the Proposed Amendments is to confirm the Company's interpretation of "Consolidated Cash Flow" under the Indenture, to waive any Default or Event of Default and any and all consequences under the Indenture that would have occurred, either historically or prospectively, were the Company's interpretation of the Indenture incorrect, and to permit the Spin-Off, the Financing, the release of the Entertainment Guarantees and certain other transactions, each as more fully described under "Proposed Amendments."

   Promptly after the Effective Time, the Company will make the Partial Payment to each Holder of Notes whose duly executed and valid Consent is received prior to the Effective Time. At the Effective Time, Consents will become irrevocable. Consents may only be revoked under the circumstances described in this Consent Solicitation Statement and in the Letter of Consent. Promptly after the Expiration Date, the Company will make the Partial Payment to any Holders who delivered Consents after the Effective Time and prior to the Expiration Date. At the Operative Time, the Proposed Amendments will become operative. The Operative Time will occur immediately prior to the consummation of the first of the Proposed Transactions (the Spin-Off, the Financing, the Meadows Repurchase, the release of the Entertainment Guarantees and the transactions between the Company and SFX Entertainment pursuant to the Tax Sharing Agreement, the Distribution Agreement and the Acquisition Agreements). In no event shall the Operative Time occur after September 1, 1998. On the Final Consent Payment Date the Company will pay the balance of the Consent Fee to those Holders who previously received a Partial Payment. To receive any portion of the Consent Fee, Holders must deliver their valid Consents before the Expiration Date.

   The Consents are being solicited by the Company. All costs of the Consent Solicitation (except for 50% of certain costs relating to the Consent Solicitations, up to $1.0 million, which will be borne by the Company), including the Consent Fee, will be borne by SFX Entertainment. In addition to the use of the mail, Consents may be solicited by officers and other employees of the Company without additional remuneration, in person, or by telephone, telegraph or facsimile transmission. The Company has retained Lehman Brothers as the Solicitation Agent and D.F. King & Co., Inc. as the Information Agent to aid in the solicitation of Consents, including soliciting Consents from brokerage firms, banks, nominees, custodians and fiduciaries.

REQUISITE CONSENTS

   Adoption of the Proposed Amendments requires the receipt of the Requisite Consents, consisting of the Consent of the Holders of a majority in aggregate principal amount of the Notes outstanding and not owned by the Company or any of its affiliates. As of the date of this Consent Solicitation Statement, $450.0 million in aggregate principal amount of Notes were outstanding, none of which are held by the Company or any of its affiliates. The failure of a Holder to deliver a Consent will have the same effect as if such Holder does not consent to the Proposed Amendments.

RECORD DATE

   Holders of Notes as of the close of business on the Record Date will be entitled to notice of, and to consent to, the Proposed Amendments. A Consent from a Holder is a continuing Consent but may be revoked by a subsequent Holder, including a subsequent Holder who acquired such Notes after the Record Date.

EXPIRATION DATE

   The Expiration Date for the Consent Solicitation is 5:00 p.m., New York City time, on the later of (i) January 21, 1998 and (ii) the date on which the Supplemental Indenture is executed.

EFFECTIVE TIME

   Promptly after receipt of the Requisite Consents, the Company, the Guarantors and the Trustee will execute the Supplemental Indenture (the time of such execution being referred to in this Consent Solicitation Statement as the "Effective Time") and the Consents will become irrevocable.

CONSEQUENCES TO NON-CONSENTING HOLDERS

   As of the Effective Time, Consents will be irrevocable. As of the Operative Time, all then current holders of Notes, including nonconsenting holders, and all subsequent holders of Notes will be bound by the Proposed Amendments.

CONSENT FEE

   The amount of the Consent Fee will be $10.00 in cash for $1,000 principal amount of Notes with respect to which a valid Consent is received prior to the Expiration Date, provided, however, that in the event the Proposed Amendments do not become operative for any reason, no Consent Fee (other than a Partial Payment, if any) will be made. Subject to the conditions set forth herein and in the Letter of Consent: (i) promptly after the Effective Time, the Company will make the Partial Payment in respect of each Note with respect to which valid Consent is received on or before the Effective Time;
(ii) promptly after the Expiration Date the Company will pay the Partial Payment to each Holder whose duly executed and valid Consent is received after the Effective Time and prior to the Expiration Date; and (iii) if the Proposed Amendments become operative, then the Company will pay the balance of the Consent Fee on the Final Consent Payment Date to Holders who previously received a partial payment. No interest will be paid on the Consent Fee.

   Only Holders whose properly executed Consents have been received and not revoked prior to the Expiration Date will be eligible to receive the Consent Fee. Holders of Notes who do not timely consent to the Proposed Amendments will not be eligible to receive the Consent Fee even though the Proposed Amendments will be binding on them at the Operative Time.

   The Company's obligation to make the Partial Payment is contingent on receipt of the Requisite Consents, and the Company's obligation to pay the balance of the Consent Fee is contingent on the Proposed Amendments becoming operative.

FAILURE TO OBTAIN THE REQUISITE CONSENTS

   In the event the Requisite Consents are not obtained before the Consent Solicitation is terminated by the Company, the Supplemental Indenture will not be executed, the Consent Fee, including the Partial Payment, will not be paid and the Proposed Amendments will not be effected.

CONSENT PROCEDURES

   Consents must be delivered to the Depository before the Expiration Date. Only Holders (i.e., persons in whose name a Note was registered as of the Record Date or their duly designated proxies) may execute and deliver a Consent. The DTC is expected to grant an omnibus proxy authorizing DTC Participants who held Notes as of the Record Date to deliver Consents. Accordingly, for the purposes of this Consent Solicitation, the term "Holder" shall be deemed to include DTC Participants who held Notes through the DTC as of the Record Date. In order to cause a Consent to be given with respect to the Notes, Holders or their duly authorized proxies must complete and sign the Consent Letter and mail or deliver it to the Depository at its address or facsimile set forth on the back cover page of this Consent Solicitation Statement pursuant to the procedures set forth herein and therein. A beneficial owner of an interest in the Notes held through a DTC Participant must (i) instruct the DTC Participant through which it holds Notes to complete and sign the Letter of Consent and deliver it to the Depository in order to cause a Consent to be given with respect to such Notes or (ii) obtain a properly executed proxy from such DTC Participant and deliver it, together with the Consent, to the Depository.

   Giving a Consent will not affect a Holder's right to sell or transfer Notes and any such sale or transfer will not affect the Holder's right to receive the Consent Fee.

   HOLDERS OF NOTES WHO WISH TO CONSENT TO THE PROPOSED AMENDMENTS SHOULD COMPLETE, SIGN AND DATE, THE LETTER OF CONSENT INCLUDED HEREWITH AND MAIL, HAND DELIVER, SEND BY OVERNIGHT COURIER OR FAX PRIOR TO THE EXPIRATION DATE THEIR PROPERLY COMPLETED AND EXECUTED LETTER OF CONSENT TO THE DEPOSITORY AT THE ADDRESS SET FORTH ON THE BACK COVER PAGE HEREOF AND ON THE LETTER OF CONSENT IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND THEREIN. THE METHOD OF DELIVERY OF THE LETTER OF CONSENT TO THE DEPOSITORY IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL IT IS RECOMMENDED THAT HOLDERS USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. CONSENTS SHOULD BE DELIVERED TO THE DEPOSITORY, NOT TO THE COMPANY, THE INFORMATION AGENT OR THE SOLICITATION AGENT. HOWEVER, THE COMPANY RESERVES THE RIGHT TO ACCEPT ANY CONSENT RECEIVED BY IT, THE INFORMATION AGENT OR THE SOLICITATION AGENT.

   IN NO EVENT SHOULD A HOLDER TENDER OR DELIVER ANY NOTES.

   Consents or proxies by Holders must be executed in exactly the same manner as such Holders' names are registered with the registrar or with the DTC. If a Consent or proxy is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the Consent form appropriate evidence of authority to execute the Consent or proxy. In addition, if a Consent or proxy relates to less than the aggregate principal amount of the Notes which such Holder holds or holds through the DTC, the Holder must list the principal amount of the Notes to which the Consent relates. IF NO AGGREGATE PRINCIPAL AMOUNT OF THE NOTES AS TO WHICH A CONSENT IS DELIVERED IS SPECIFIED, OR IF NEITHER THE "WAIVE & CONSENT" NOR THE "DO NOT WAIVE & CONSENT" BOX IS MARKED WITH RESPECT TO SUCH NOTES, BUT THE LETTER OF CONSENT IS OTHERWISE PROPERLY COMPLETED AND SIGNED, THE HOLDER WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSED AMENDMENTS WITH RESPECT TO THE ENTIRE AGGREGATE PRINCIPAL AMOUNT OF NOTES THAT SUCH HOLDER HOLDS (THROUGH THE DTC OR OTHERWISE).

   All questions as to the validity, form, eligibility (including time of receipt) for the Consent Fee and revocation of Consents with respect to Notes will be determined by the Company in its sole discretion, which determination will be conclusive and binding on all parties. The Company reserves the absolute right to reject any or all Consents that are not in proper form or the acceptance of which could, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the right to waive any defects or irregularities in connection with deliveries of particular Consents. Unless waived, any defects or irregularities in connection with deliveries of Consents must be cured within such time as the Company determines. None of the Company, any of its affiliates, the Solicitation Agent, the Information Agent, the Depository, the Trustee or any other person shall be under any duty to give any notification of any such defects, irregularities or waiver, nor shall any of them incur any liability for failure to give such defects, irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. The Company's interpretation of the terms and conditions of this Consent Solicitation Statement shall be conclusive and binding.

REVOCATION OF CONSENTS

   Consents with respect to Notes may be revoked at any time by the Holder prior to the Effective Time. All properly completed and executed Letters of Consent received by the Depository will be counted, notwithstanding any transfer of the Notes to which such Consents relate, unless the Depository receives from the Holder thereof (or a duly designated proxy) a properly completed and executed notice of revocation at any time prior to the Effective Time.

   A Holder of Notes desiring to revoke a Consent must, prior to the Effective Time, deliver to the Depository at the address set forth on the back cover page of this Consent Solicitation Statement and on the front page of the Letter of Consent a written revocation of such Consent containing the name of such Holder, the serial numbers of the Notes to which such revocation relates, the name of the Holder who delivered the Consent being revoked, the principal amount of Notes to which such revocation relates and the signature of the Holder revoking the Consent.

   A revocation of a Consent may only be rescinded by the execution and delivery of a new Consent prior to the Expiration Date. A Holder who has delivered a revocation may thereafter deliver a new Consent by following one of the procedures described herein at any time prior to the Expiration Date.

   The Company reserves the right to contest the validity of any revocation and all questions as to validity (including time of receipt) of any revocation will be determined by the Company in its sole discretion, which determination will be conclusive and binding on all parties. None of the Company, any of its affiliates, the Solicitation Agent, the Information Agent, the Depository, the Trustee or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation nor shall any of them incur any liability for failure to give such notification.

CONDITIONS TO THE CONSENT SOLICITATION

   Once commenced the continuation of the Consent Solicitation is conditioned upon (subject to waiver by the Company) the successful completion of the Series E Consent Solicitation and the absence of any (i) law or regulation and (ii) injunction or action or other proceeding (pending or threatened) that (in the case of any action or proceeding, if adversely determined) would, make unlawful or invalid or enjoin the implementation of the Proposed Amendments, the entering into of the Supplemental Indenture or the payment of the Consent Fee, or that questions the legality or validity thereof or otherwise adversely affects the Spin-Off or any of the transactions described herein for which a Consent is sought.

   The Company expressly reserves the right for any reason to terminate the Consent Solicitation at any time prior to the Final Consent Payment Date by giving written notice of such termination to the Depository. Any such termination by the Company will be followed as promptly as practicable by notice thereof by press release or other public announcements (or by written notice to the Holders). If the Consent Solicitation is terminated by the Company at any time prior to the Proposed Amendments becoming operative, for any reason, all Consents will be void and no Consent Fee will be made, or, if Partial Payments have been made, no additional payments will be made.

   The Company expressly reserves the right to modify, at any time or from time to time, the terms of the Consent Solicitation (including, without limiting the generality of the foregoing, by accelerating the Operative Time or by modifying the amount or form of consideration to be paid to holders delivering Consents), the Proposed Amendments or any of the transactions described herein. If the Company determines that such modifications are not, individually or in the aggregate, materially adverse to holders of Notes, then Consents given prior to such modifications will remain valid and effective and will constitute Consents to the Proposed Amendments, as so modified. If such modifications are amended in a manner determined by the Company to constitute a material adverse change to the Holders, the Company will promptly disclose such amendment in a public announcement and the Company will extend the Consent Solicitation for a period deemed by the Company to be adequate to permit the Holders to deliver or revoke their Consents.

   If the Company makes a material change in the terms of, or information concerning, the Consent Solicitation, the Proposed Amendments or any of the transactions described herein or waives any condition related thereto that results in a material change to the circumstances of the Consent Solicitation, then the Company will disseminate additional solicitation materials to the extent necessary and will extend the Consent Solicitation to the extent necessary in order to permit the Holder of the Notes adequate time to consider such materials.

SOLICITATION AGENT, INFORMATION AGENT AND DEPOSITORY

   The Company has retained Lehman Brothers as Solicitation Agent in connection with the Consent Solicitation. The Solicitation Agent will solicit Consents and will respond to inquiries of holders of Notes.

The Solicitation Agent will receive a customary fee for its services in connection with the Consent Solicitation and reimbursement for reasonable out-of-pocket expenses, including counsel's fees. The Company has agreed to indemnify the Solicitation Agent against certain liabilities and expenses, including liabilities under the securities laws, in connection with the Consent Solicitation. See "Solicitation Agent."

   The Company has retained D.F. King & Co., Inc. as Information Agent in connection with the Consent Solicitation. The Information Agent will distribute Solicitation Documents and will answer questions regarding the Consent Solicitation. The Information Agent will receive a customary fee for such services and reimbursement for reasonable out-of-pocket expenses.

   Requests for additional copies of this Consent Solicitation Statement or the form of Consent may be directed to the Solicitation Agent or the Information Agent at their respective addresses and/or telephone numbers set forth on the back cover of this Consent Solicitation Statement.

   The Company has retained The Chase Manhattan Bank as Depository in connection with the Consent Solicitation. The Depository will receive, collect and tabulate Consents. The Depository will receive a customary fee for such services and reimbursement for reasonable out-of-pocket expenses.

                             PROPOSED AMENDMENTS

PURPOSES AND EFFECTS

   The Notes were issued under the Indenture between the Company and the Trustee. The Company is seeking Consents to the Proposed Amendments in the Consent Solicitation to confirm the Company's interpretation of "Consolidated Cash Flow" under the Indenture, to waive any Default or Event of Default and any and all consequences under the Indenture that would have occurred, either historically or prospectively, were the Company's interpretation of the Indenture incorrect, and to permit the Company to consummate the Spin-Off and the Financing, to release the Entertainment Guarantees, and to permit the Meadows Repurchase and the transactions between the Company and SFX Entertainment pursuant to the Tax Sharing Agreement, the Distribution Agreement and the Acquisition Agreements.

PROPOSED AMENDMENTS

   Set forth below is a summary of the Proposed Amendments for which the Consents are being solicited. The description is qualified by reference to the full provisions of the existing Indenture and the provisions of the Supplemental Indenture, which provisions are substantially in the form set forth in Annex A attached hereto. The capitalized terms used in this section and in Annex A and not otherwise defined shall have the meanings assigned to them in the Indenture or the Supplemental Indenture, as the case may be. Copies of the Indenture are available upon request from the Company.

DEFINITION OF CONSOLIDATED CASH FLOW

   The definition of "Consolidated Cash Flow" in the Indenture is a component of the Debt to Cash Flow Ratio. The "Incurrence of Indebtedness and Issuance of Preferred Stock" section of the Indenture limits the Company's ability to incur Indebtedness unless the Debt to Cash Flow Ratio test (the "Incurrence Test") set forth therein is satisfied. The definition of "Consolidated Cash Flow" in the Indenture provides that, in calculating Consolidated Cash Flow for any period, the Company will add to its Consolidated Net Income "an amount equal to any extraordinary loss . . . during such period (to the extent such losses were deducted in computing such Consolidated Net Income)." The Company has interpreted the phrase "extraordinary loss" in such definition to include nonrecurring and unusual charges that management believes in its professional judgment were not indicative of continuing operating expenses, whether or not such items would be construed to be "extraordinary" in accordance with GAAP. Specifically, the Company has treated, and intends to continue to treat, the following items (the "Specified Charges") as "extraordinary" for purposes of the definition of Consolidated Cash Flow:

   o In April 1996, the Company entered into an agreement with D. Geoffrey Armstrong, then its Chief Financial Officer, pursuant to which Mr. Armstrong agreed to become the Chief Operating Officer of the Company and defer certain payments due to him under his employment agreement. The Company also agreed to repurchase certain securities owned by Mr. Armstrong. The Company paid $4,575,000 for the repurchase of options and rights to receive options held by Mr. Armstrong, and accrued an additional $800,000 related to charges in Mr. Armstrong's Employment Agreement, which amounts were expensed as a nonrecurring charge.

   o In June 1996, the Company entered into an agreement with R. Steven Hicks, then its President, Chief Executive Officer, Chief Operating Officer and a Director, pursuant to which Mr. Hicks resigned from all positions held by him in the Company, sold to the Company all of the Company's securities then owned by him or which he had the right to obtain and agreed to refrain from owning for a period of one year any direct or indirect interest in radio stations in certain markets in the United States. In return, Mr. Hicks received payments from the Company aggregating $18.6 million. The Company recorded nonrecurring and unusual charges of $12,461,000 relating to payments in excess of the fair value of stock repurchased and recorded additional charges of $2,330,000 relating to the forgiveness of a loan and accrued interest payable by Mr. Hicks.

   o In April 1996, the Company entered into an agreement with Sillerman Communications Management Corporation, an entity that provided advisory services to the Company and other entities, which is controlled by Robert F. X. Sillerman and in which Howard
           J. Tytel has an interest ("SCMC"). Pursuant to this agreement, SCMC assigned to the Company its rights to receive certain fees payable to SCMC by other entities in respect of consulting and marketing services to be performed on behalf of those entities by SCMC, and the Company and SCMC terminated the arrangement pursuant to which SCMC performed financial consulting services for the Company. Pursuant to this agreement, the Company issued to SCMC warrants to purchase up to 600,000 shares of Class A Common Stock at an exercise price, subject to adjustment, of $33.75 (the market price at the time the financial consulting arrangement was terminated). The Company also forgave a $2.0 million loan made by the Company to SCMC, plus accrued and unpaid interest thereon. The Company recorded a nonrecurring and unusual charge of $5,586,000 related to the agreement.

   o In July and August 1997, the Company paid a $1.0 million bonus to Michael G. Ferrel and a $10.0 million bonus to Robert F.X. Sillerman. In addition, the Company's board of directors approved in principle the forgiveness of a $2.5 million loan (along with accrued but unpaid interest thereon of approximately $100,000) previously made by the Company to Mr. Sillerman. The Company recorded nonrecurring and unusual charges consisting of $11.6 million of executive bonus payments and the establishment of a reserve for Mr. Sillerman's loan of $2.6 million.

   o In the third quarter of 1997, the Company recorded non-recurring and unusual charges of $3.8 million of primarily legal and professional fees associated with the Merger and Spin-Off. The Company anticipates that additional nonrecurring and unusual charges will be paid or accrued in 1997 or 1998 (including, but not limited to, legal, accounting, investment banking and consent fees) related to the Merger, the Spin-Off, the Consent Solicitations and transactions related thereto, and that the aggregate amount thereof could be substantial. Management believes that it is appropriate to add these future nonrecurring and unusual charges back in calculating Consolidated Cash Flow.

   Had these expenses not been added back in calculating Consolidated Cash Flow, many of the Company's borrowings in during 1996, 1997 and 1998 would not have been in compliance with the Incurrence Test, which noncompliance would have caused an Event of Default under the "Events of Default" section of the Indenture.

   The Proposed Amendments will confirm the Company's interpretation of Consolidated Cash Flow and will waive any Default or Event of Default that would have occurred were the Specified Charges not appropriately added back in calculating Consolidated Cash Flow. By adding the Specified Charges back to Consolidated Cash Flow, Consolidated Cash Flow is increased by the amount of such charges and the Debt to Cash Flow Ratio is correspondingly decreased. If the Company had not added the Specified Charges back to Consolidated Cash Flow, Consolidated Cash Flow and the Company's ability to incur additional indebtedness would have been and will continue to be reduced.

   Also, the "Merger, Consolidation, or Sale of Assets" section of the Indenture restricts the Company's ability to merge unless the Incurrence Test is satisfied and no Default or Event of Default is then existing. At the time of the Merger, the Company will be required to satisfy the requirements of the "Merger, Consolidation or Sale of Assets" section of the Indenture.

   By seeking Consents to the Proposed Amendments, the Company does not acknowledge that its interpretation of the term "extraordinary" is inappropriate. Regardless of whether the Company receives the Requisite Consents, the Company intends to continue to interpret Consolidated Cash Flow in the same manner in the future.

   The Company in the past has been, and currently is, permitted to add back the Specified Charges in calculating consolidated cash flow for purposes of the similar debt-to-cash flow ratio set forth in the Company's existing senior credit facility with The Bank of New York.

   The Indenture will amend the definition of "Consolidated Cash Flow" to expressly include in such definition (i) the Specified Charges and (ii) unusual and nonrecurring charges paid or accrued in 1997 or 1998 relating to the Merger Agreement, the Spin-Off and the transactions related thereto. See Annex A--Amendment to Indenture.

DEFINITION OF SUBSIDIARY

   The Proposed Amendments will amend the Indenture to exclude SFX Entertainment and its subsidiaries from the definition of the Company's "Subsidiaries," thereby generally exempting SFX Entertainment and its subsidiaries from the restrictive covenants, and will add certain defined terms relevant to the Proposed Amendments. The exclusion will permit SFX Entertainment and its subsidiaries to enter into the Financing and certain other transactions.

RESTRICTED PAYMENTS

   The "Restricted Payments" provision in the Indenture provides that neither the Company nor its Subsidiaries may, with certain exceptions, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Capital Stock (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company; (iii) make any payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment certain conditions shall have been met, including the condition that such Restricted Payment, together with the aggregate amount of all other Restricted Payments (except certain permitted Restricted Payments) declared or made after the date of the Indenture do not exceed an amount calculated as set forth in the Indenture based on the Company's Consolidated Cash Flow (subject to subtractions and other adjustments).

   The Supplemental Indenture would amend the "Restricted Payments" provision in the Indenture to: (i) add the Spin-Off and the Meadows Repurchase to the specifically exempted transactions and (ii) exclude the Spin-Off and the Meadows Repurchase from the calculation of aggregate Restricted Payments (for purposes of the exception for Restricted Payments not exceeding an amount calculated as set forth in the Indenture based on the Company's Consolidated Cash Flow).

TRANSACTIONS WITH AFFILIATES

   The "Transactions with Affiliates" provision of the Indenture prohibits the Company and its subsidiaries from entering into Affiliate Transactions, with certain exceptions.

   The Supplemental Indenture would amend "Transactions with Affiliates" to permit the transactions and agreements specifically contemplated by the Acquisition Agreements or the Merger Agreement and to permit any Spin-Off Transaction.

ADDITIONAL SUBSIDIARY GUARANTEES

   The "Additional Subsidiary Guarantees" provision in the Indenture requires the Company and its Subsidiaries to cause any newly acquired Subsidiary to guarantee the obligations under the Notes by execution of a supplemental indenture.

   The Supplemental Indenture would amend the "Additional Subsidiary Guarantee" provision in the Indenture to release each Guarantor that is an Entertainment Company from its Guarantee of the Company's obligations under the Notes.

WAIVER RELATING TO SPIN-OFF TRANSACTIONS

   Certain provisions of the Indenture may prohibit the consummation of the Spin-Off Transactions.

   The Supplemental Indenture would add a "Waiver Relating to Spin-Off Transactions" provision to the Indenture. The "Waiver Relating to Spin-Off Transactions" provision would provide that, (i) notwithstanding any other provision of the Indenture to the contrary, the Company and the Subsidiaries are permitted to consummate the Spin-Off Transactions at any time prior to December 31, 1998 and (ii) the Holders of Notes waive the effect of any other provision of the Indenture that might otherwise prohibit the Spin-Off Transactions.

DEFINED TERMS

   The Proposed Amendments would amend the Indenture to add and amend certain defined terms relevant to the Proposed Amendments. See "Annex A--Amendments to Indenture."

                                 THE SPIN-OFF

ANTICIPATED STRUCTURE OF THE SPIN-OFF

   Pursuant to the Merger Agreement, the Company will contribute all of the capital stock of SFX Concerts, Inc. (formerly known as Delsener/Slater Enterprises, Ltd.) to SFX Entertainment, and must, prior to the Closing, distribute pro rata to the holders of Common Stock, in the Spin-Off, all of the capital stock owned by the Company in SFX Entertainment. The Spin-Off is a condition precedent to Buyer's obligation to proceed with the Merger and is being done to facilitate the Merger (which the Board of Directors has determined is in the best interests of the Company's stockholders), by excluding from the Merger the Company's Concert Business. Even if the Merger does not occur for any reason, the Company intends to consummate the Spin-Off (or, if necessary, an Alternate Transaction). Although management believes it is unlikely the Spin-Off will not occur, the Spin-Off is subject to certain conditions, some of which are outside of management's control, and there can be no assurance that the Spin-Off will be consummated on the terms presently contemplated or at all.

   In the Spin-Off, assuming that the Spin-Off Shares Proposal is approved by the stockholders of the Company, the holders of Class A Common Stock and Series D Preferred Stock will receive SFX Entertainment Class A common stock having features similar to the Class A Common Stock, and the holders of Class B Common Stock will receive SFX Entertainment Class B common stock having features similar to the Class B Common Stock. Prior to the Spin-Off, SFX Entertainment will amend and restate its certificate of incorporation to, among other things, increase its authorized capital stock and will issue to the Company, in exchange for the issued and outstanding shares of stock of SFX Entertainment then held by the Company, the number of shares of SFX Entertainment's common stock necessary to consummate the Spin-Off. The economic rights of shares of Class A Common Stock and Class B Common Stock of the Company are identical, but the voting rights differ in that each share of Class A Common Stock is entitled to 1 vote per share and each share of Class B Common Stock is generally entitled to 10 votes per share. The Spin-Off will be a taxable dividend distribution to the holders of shares of Common Stock and Series D Preferred Stock at the close of business on a date to be determined by the Board of Directors and will be made as follows:

   (a) holders of Class A Common Stock will receive 1 share of SFX Entertainment Class A common stock per share of Class A Common Stock held;

   (b) holders of Class B Common Stock will receive 1 share of SFX Entertainment Class B common stock per share of Class B Common Stock held;

   (c) holders of Series D Preferred Stock will receive the number of shares of SFX Entertainment Class A common stock obtained by multiplying the number of shares of Series D Preferred Stock held by 1.0987 (rounded down to the next whole share); and

   (d) the Company will place in escrow shares of SFX Entertainment Class A common stock for delivery to the holders of the SCMC Warrants (as defined in the Merger Agreement) and the warrants (the "IPO Warrants" and, together with the SCMC Warrants, the "Warrants") granted by the Company to the underwriters of the initial public offering of MMR (as defined in the Merger Agreement) upon exercise of such Warrants.

   In connection with the Spin-Off, it is likely that the Merger Agreement will require either SFX Entertainment to make a payment to the Company, or the Company to make a payment to SFX Entertainment, in respect of Working Capital (including repayment of funds provided by the Company to SFX Entertainment). As of September 30, 1997, the Company estimates that Working Capital to be received by SFX Entertainment, would have been approximately $2.1 million.

THE DISTRIBUTION AGREEMENT

   The Company and SFX Entertainment intend to enter into the Distribution Agreement which will contain the terms and conditions pursuant to which the Company and SFX Entertainment propose to separate their business. The Distribution Agreement and the other agreements to be executed in connection with the Spin-Off have not been finalized and remain subject to change. The Company has agreed that, prior to the Merger Effective Time, it will (to the extent required by the Buyer) cause SFX Entertainment and its subsidiaries to perform their obligations under the Distribution Agreement. The Distribution Agreement will set forth the method of effecting the Spin-Off and the rights and obligations of the parties in connection with the Spin-Off.

 Transfer and Assumption of Assets and Obligations

   At the time of the Spin-Off, SFX Entertainment will assume (i) certain of SFX's leases and employment agreements, (ii) debt and liabilities incurred by SFX Concerts, Inc. or SFX Entertainment or their respective subsidiaries after the date of the Merger Agreement in connection with acquisitions and capital expenditures and (iii) any other debt and liabilities that SFX Entertainment deems appropriate. SFX will cause SFX Entertainment and its subsidiaries to be released from all other debt and accrued liabilities.

   SFX Entertainment and its subsidiaries (collectively, the "SFX Entertainment Group") will be entitled to all of SFX's accounts receivable relating to SFX's live entertainment business. SFX will transfer to SFX Entertainment, prior to the Spin-Off, agreements relating to (i) an airplane lease, (ii) fees payable by Triathlon Broadcasting Company for services provided by The Sillerman Companies, Inc. (a consulting company of which Mr. Sillerman is the Chairman of the Board of Directors and Chief Executive Officer, and of which Mr. Tytel is the Executive Vice President, General Counsel and a Director), (iii) two real estate leases and assets located on the leased property, (iv) a note receivable relating to the sale of SFX's radio stations operating in Myrtle Beach and (v) the employment of certain employees of the Company (including related change-of-control payments). SFX Entertainment will assume all of the Company's and its subsidiaries' obligations accruing after the date of the Spin-Off under the above agreements.

 Acquisitions and Capital Improvements

   The Company and SFX Entertainment have agreed that SFX Concerts, Inc., a subsidiary of the Company currently holding the Concert Business, may, from time to time, (i) acquire additional businesses engaged in the Concert Business or (ii) make capital improvements on assets owned or leased by it or its subsidiaries. In each case, the Company must loan SFX Concerts, Inc. the funds with which to consummate acquisitions and capital improvements. However, all amounts so borrowed by SFX Concerts, Inc. must be repaid on the date of the Spin-Off. The Company may increase the borrowing availability under its credit agreement for these purposes, and must use its best efforts to obtain any required or desirable waivers, consents or modifications under any financing or other agreement of the Company in connection with the acquisitions or capital improvements.

   If SFX Entertainment makes such additional acquisitions or capital improvements, it will be required to obtain financing to repay the amounts that it borrows from the Company, which financing may take the form of public or private sales of debt or equity securities, bank credit or other financing. However, there can be no assurance that SFX Entertainment will be able to obtain such financing on advantageous terms, or at all. If SFX Entertainment obtains a loan from the Company and is unable to obtain financing to repay the Company as of the date of the Spin-Off, the Company will be in breach of the Merger Agreement.

   SFX Entertainment has entered into agreements relating to the Pending Acquisitions. See "Summary--SFX Entertainment; The Spin-Off."

 Working Capital

   Pursuant to the Distribution Agreement (and as required by the Merger Agreement), it is anticipated that SFX Entertainment and the Company will allocate funds between them for Working Capital. If the Spin-Off occurs prior to the consummation of the Merger, then, on the date of the Spin-Off, the Company's management will allocate Working Capital between SFX Entertainment and the Company, and the Company will pay to SFX Entertainment any positive amount allocated to SFX Entertainment. In any event, at least five business days before the consummation of the Merger, the Company must provide SFX Entertainment with a good faith estimate of Working Capital as of the date of consummation of the Merger (the "Estimated Working Capital"). If the Estimated Working Capital is a positive number, then the Company must pay to SFX Entertainment an amount equal to the Estimated Working Capital at the time of consummation of the Merger. On the other hand, if the Estimated Working Capital is a negative number, then SFX Entertainment must pay to the Company an amount equal to the Estimated Working Capital at that time.

   As soon as practicable (and in any event within ninety days) after the Merger is consummated, the Company must deliver to SFX Entertainment an audited statement of Working Capital as of the date of consummation of the Merger. If SFX Entertainment does not object to the Company's Working Capital statement within fifteen days following delivery thereof, then the Working Capital reflected on the Company's Working Capital statement will be the "Final Working Capital." If SFX Entertainment does so object, then the issues in dispute will be submitted to a major national accounting firm for resolution and to determine the "Final Working Capital."

   On the third business day after the Final Working Capital is determined, the Company or SFX Entertainment, as the case may be, must pay to the other an amount equal to the Final Working Capital, less the Estimated Working Capital previously paid, together with interest on the absolute value of the difference at an annual rate of 10% beginning on the date of consummation of the Merger and ending on the date of payment of the amount (the "Working Capital Adjustment Amount"). However, if SFX Entertainment notifies the Company prior to the payment date that it wishes to have all or any portion of the Final Working Capital (the "Merger Consideration Adjustment") treated as an adjustment to the consideration payable in connection with the Merger, then the consideration payable in connection with the Merger will be increased by an amount equal to the quotient of the Merger Consideration Adjustment divided by the fully diluted number of shares of the Company's Common Stock outstanding immediately prior to the consummation of the Merger, and the Company must promptly distribute (i) the appropriate amount to the appropriate holders, immediately prior to the consummation of the Merger, of the Company's Common Stock and Series D Preferred Stock, (ii) upon exercise, the appropriate amount to holders of options, warrants and unit purchase options of the Company unexercised immediately prior to the consummation of the Merger and (iii) the appropriate amount to holders of options, warrants and unit purchase options of the Company who exercised their securities on and after the consummation of the time of consummation of the Merger and prior to the final payment date. If SFX Entertainment elects to treat any portion of the Final Working Capital as a Merger Consideration Adjustment, then SFX Entertainment must pay the Company the difference, if any, between the Merger Consideration Adjustment and the Working Capital Adjustment Amount so that the aggregate net amount to be paid or received (as the case may be) by the Company is equal to the amount that would have been paid or received if the Merger Consideration Adjustment had not been made.

   "Working Capital" means the sum of all current assets of the Company and its consolidated subsidiaries minus the sum of all current liabilities of the Company and its consolidated subsidiaries, as of the point in time immediately prior to the consummation of the Merger, adjusted (without duplication) by:

   (a) increasing Working Capital by 50% (up to $1.0 million) of all fees and expenses incurred by the Company in connection with acquiring Consents from Holders of the Notes and the consent of holders of the Series E Preferred Stock in the Consent Solicitations;

   (b) increasing (if a positive number) or decreasing (if a negative number) Working Capital by the product of (A) $75.00 (or any other amount payable to holders of Class A Common Stock) and (B) the difference between 15,589,083 less the sum of the fully diluted number of shares of Common Stock outstanding immediately prior to the time of consummation of the Merger (excluding up to 250,838 shares of Common Stock subject to a right of repurchase granted by the Company in connection with an acquisition);

   (c) reducing Working Capital by the difference between $84,554,649 less the sum of (A) the aggregate exercise price of all options, warrants and unit purchase options of the Company outstanding immediately prior to the Merger consummation plus (B) the aggregate exercise price of all warrants underlying unit purchase options of the Company outstanding immediately prior to the Merger consummation plus (C) the aggregate base price of all SARs of the Company outstanding immediately prior to the Merger consummation;

   (d) reducing Working Capital by the product of (A) $42 and (B) up to 250,838 shares of Common Stock subject to a right of repurchase by the Company granted in connection with an acquisition;

   (e) increasing Working Capital by all permitted radio-related capital expenditures paid by the Company and its subsidiaries after June 30, 1997 and immediately prior to the Merger consummation;

   (f) decreasing Working Capital by all accrued capital expenditures of the Company as of immediately prior to the Merger consummation (to the extent not reflected in current liabilities);

   (g) increasing Working Capital by accrued but not yet payable dividends;

   (h) except as required by clause (i) below, excluding from Working Capital any liabilities attributable to indebtedness of the Company;

   (i)     excluding from Working Capital any liabilities included in clauses
           (i) through (iv) of clause (k) below;

   (j) reducing Working Capital by unpaid costs, fees and expenses of the Company arising out of, based upon or that will arise from the transactions contemplated by the Merger Agreement (other than as a result of actions taken by Buyer Sub) (including amounts relating to the termination of any employees, broker fees, legal fees, accounting fees, advisory fees and fees incurred in connection with third party consents, waivers and amendments of creditors or holders of the Company's preferred stock); and

   (k) reducing Working Capital by the amount of the Company's Excess Debt (as defined below), if a positive number, or increasing Working Capital by the amount of the Excess Debt, if a negative number. "Excess Debt" means, as of immediately prior to the consummation of the Merger, the difference between the sum of the following and $899.7 million:

     (i) the difference between (A) indebtedness of the Company and its subsidiaries, less (B) the difference between $70.0 million and any amounts (other than the reimbursement of expenses) actually received by the Company and its consolidated subsidiaries after August 24, 1997, under agreements relating to the sale or local marketing arrangement (the local marketing payments may not exceed $30,000 per month) of its WVGO-FM and the sale or local marketing arrangement of its Jackson/Biloxi radio stations, less (C) any indebtedness incurred to finance acquisitions approved by Buyer of stock of or substantially all of the assets of radio stations, less (D) interest accrued as of immediately prior to the consummation of the Merger that is not then due and payable,

     (ii) the aggregate merger consideration payable to holders of the Company's Series C Preferred Stock (which the Company anticipates will be $2.0 million),

     (iii) $225.0 million, representing the liquidation preference amount of the Series E Preferred Stock, and

     (iv) environmental costs or liabilities accrued and not paid after June 30, 1997, to the extent they exceed $100,000 in the aggregate.

   Working Capital will not include any asset transferred to SFX Entertainment or any of its subsidiaries, any liability assumed by SFX Entertainment or any liability to which none of the Company or any of its subsidiaries is a party immediately after the consummation of the Merger. Any computation of Working Capital should assume that the Spin-Off has been consummated. As of September 30, 1997, the Company estimated that Working Capital to be received by SFX Entertainment would have been approximately $2.1 million.

 Indemnification

   It is anticipated that pursuant to the Distribution Agreement, SFX Entertainment will indemnify, defend and hold the Company and its subsidiaries (other than the SFX Entertainment Group) harmless from and against any liabilities (other than income tax liabilities) to which the Company or any of its subsidiaries (other than the SFX Entertainment Group) may be or become subject that relate to the assets, business, operations, debts or liabilities of the SFX Entertainment Group (including liabilities to be assumed by any member of the SFX Entertainment Group as contemplated in the Merger Agreement), whether arising prior to, concurrent with or after the Spin-Off or as a result of the failure to obtain all necessary third party consents to the Spin-Off.

   In addition, the Company will agree to indemnify, defend and hold the SFX Entertainment Group harmless from and against any liabilities (other than income tax liabilities) to which the SFX Entertainment Group may be or become subject that relate to the assets, business, operations, debts or liabilities of the Company or its subsidiaries (other than the SFX Entertainment Group), whether arising prior to, concurrent with or after the Spin-Off.

   The indemnification obligations contained in the Distribution Agreement will survive the Spin-Off for a period of 6 years (and thereafter as to any claims for indemnification asserted prior to the expiration of that period).

 Tax Matters

   It is anticipated that the Distribution Agreement will provide that: (i) any tax sharing agreement to which the Company and SFX Entertainment are parties must be terminated as of the effective date of the Spin-Off; (ii) the Company will include the income of the SFX Entertainment Group on certain of the Company's tax returns, and will be reimbursed for certain tax liability allocable to the SFX Entertainment Group; (iii) the Company will control audits or contests relating to its taxes; (iv) the Company will pay to SFX Entertainment certain tax refunds; (v) the Company will elect not to retain any net operating loss carryovers or capital loss carryovers of the SFX Entertainment Group; and (vi) SFX Entertainment will indemnify the Company for certain taxes arising from any gain realized by the Company arising out of, based upon or attributable to the Spin-Off.

 Required Consents; No Representations or Warranties

   The Company and SFX Entertainment have agreed to obtain all necessary third party consents to the Spin-Off, with certain exceptions. The Company and SFX Entertainment have also agreed to obtain certain waivers, releases or amendments to certain agreements with respect to assets of the SFX Entertainment Group. The Spin-Off is subject to obtaining any applicable governmental consents, but the Company is not aware of any governmental consents required.

   SFX has not made any representations or warranties in the Distribution Agreement relating to the business, operations, assets, debts or liabilities of SFX Entertainment or its subsidiaries.

 Conditions to the Distribution

   Pursuant to the Distribution Agreement, the obligations of SFX
Entertainment and the Company to consummate the Spin-Off will be subject to the fulfillment or waiver of each of the following conditions:

   o the Registration Statement filed by SFX Entertainment must be declared effective by the Commission, and no stop order may be issued or pending with respect thereto;

   o the SFX Entertainment Class A common stock must be accepted for listing or trading, subject to official notice of issuance, on the American Stock Exchange or The Nasdaq Stock Market;

   o all necessary third party consents to the Spin-Off must be obtained;

   o the necessary stockholder approvals must have been obtained to consummate the Spin-Off as presently contemplated;

   o the Company's board of directors must be satisfied that the Company's surplus would be sufficient to permit the Spin-Off under Delaware law and must formally approve the Spin-Off;

   o there must be no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Spin-Off in effect;

   o SFX Entertainment and the Company must have entered into a Tax Sharing Agreement (as described below) and an employee benefits agreement; and

   o each of the covenants and provisions in the Distribution Agreement required to be performed or complied with prior to the Spin-Off must have been performed or complied with.

   The Company's board of directors is entitled to waive any of the above conditions prior to the Spin-Off Distribution Date.

TAX SHARING AGREEMENT

   Prior to the Spin-Off, the Company and SFX Entertainment will enter into the Tax Sharing Agreement. Under the Tax Sharing Agreement, SFX Entertainment will agree to pay to the Company the amount of the tax liability of the combined Company/SFX Entertainment group, to the extent properly attributable to SFX Entertainment for the period up to and including the Spin-Off, and will indemnify the Company for any tax adjustment made in subsequent years that relates to taxes properly attributable to SFX Entertainment during the period prior to and including the Spin-Off. The Company, in turn, will indemnify SFX Entertainment for any tax adjustment made in years subsequent to the Spin-Off that relates to taxes properly attributable to the Company during the period prior to and including the Spin-Off. SFX Entertainment will be responsible for any taxes of the Company resulting from the Spin-Off to the extent such taxes result from gain on the distribution that exceeds the net operating losses of the Company and SFX Entertainment available to offset gain resulting from the Spin-Off.

                   CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The following is a general discussion of certain of the United States federal income tax consequences of the Proposed Amendments and the Consent Fees. This summary is based upon the relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, Internal Revenue Service ("IRS") rulings, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

   This summary does not address all of the federal income tax consequences that may be relevant to a Holder of Notes in light of such Holder's particular tax situation or to certain classes of Holders subject to special treatment under the federal income tax laws (for example, dealers in securities, banks, insurance companies, S corporations, nonresident aliens, foreign corporations, and tax-exempt entities), nor does it address any aspect of gift, estate, state, local, or foreign taxation. This discussion is directed to Holders who hold their Notes as capital assets within the meaning of the Code. Holders are urged to consult their own tax advisors regarding the tax consequences of receiving Consent Fees, including the application and effect of any gift, estate, applicable state, local, foreign income, or other tax laws.

THE PROPOSED AMENDMENTS AND THE CONSENT FEES

   Although the issue is not free from doubt, the adoption of the Proposed Amendments should not cause Holders of Notes to recognize gain or loss for federal income tax purposes, except that the Consent Fees should be taxable as ordinary income to Holders who receive the Consent Fees. This is based on the conclusion that, under present law, the adoption of the Proposed Amendments should not be treated as a constructive exchange of the Notes for new Notes ("Deemed New Notes") and that the Consent Fees should be treated as a fee paid to Holders that grant their consents. It should be noted that there is no authority directly on point with respect to the federal income tax consequences of receiving the Consent Fees, and a possible alternative characterization of the Consent Fees is as a nontaxable return of a portion of the Holder's basis in the Notes, with such basis reduction causing such Holder to recognize additional capital gain (or, under the market discount rules, ordinary income) or reduced capital loss on a sale or other disposition of the Notes.

   It is possible, however, that the adoption of the Proposed Amendments will be treated for federal income tax purposes as giving rise to a constructive exchange of the Notes for Deemed New Notes and the Consent Fees. In the event that the adoption of the Proposed Amendments gives rise to a constructive exchange of Notes for Deemed New Notes and assuming that the Consent Fees are treated as part of the constructive exchange rather than as a separate fee and the Notes and Deemed New Notes constitute "securities" for federal income tax purposes, the constructive exchange should qualify as a recapitalization for federal income tax purposes, and gain (but not loss) realized by Holders in such constructive exchange should be recognized to the extent of the Consent Fees. If the adoption of the Proposed Amendments is treated as giving rise to a constructive exchange of the Notes for Deemed New Notes and such constructive exchange fails to qualify as a recapitalization for federal income tax purposes (e.g., because the Notes or Deemed New Notes do not constitute securities for federal income tax purposes), then Holders would generally be required to recognize gain or loss as a consequence of such constructive exchange.

   Gain or loss recognized upon any constructive exchange of Notes for Deemed New Notes generally should be capital gain or loss and will be long-term capital gain or loss if the Holder's holding period with respect to the Notes exceeds one year, subject to certain exceptions, including an exception for Notes acquired by a Holder with "market discount" in certain circumstances. Net capital gain recognized by an individual from the constructive exchange of Notes that have been held for more than 18 months will generally be subject to tax at a rate not to exceed 20%. Net capital gain recognized by an individual from the constructive exchange of Notes that have been held for more than 12 months but not more than 18 months will be subject to tax at a rate not to exceed 28%. A Holder's realized gain or loss generally should be determined based on the difference between the Holder's adjusted basis in the Notes and the sum of the "issue price" of the Deemed New Notes and the Consent Fees (if the Consent Fees are treated as part of the constructive exchange rather than as a separate fee), other than amounts allocable to unpaid interest. The "issue price" of any Deemed New Notes deemed issued in a constructive exchange resulting from the adoption of the Proposed Amendments depends on whether the Notes are "publicly traded" during the 60-day period ending 30 days after the adoption of the Proposed Amendments. In the event the Notes are "publicly traded," then the issue price of the Deemed New Notes will be equal to the fair market value of the Notes on the date of adoption of the Proposed Amendments. In such case, if the issue price of the Deemed New Notes is less than their stated principal amount by more than a de minimis amount, there will be original issue discount ("OID") with respect to the Deemed New Notes issued in the constructive exchange, and the Holders will be required for federal income tax purposes to accrue such OID into income in advance of the receipt of cash with respect thereto under the provisions of the Code and Treasury Regulations relating to OID. If the Notes are not "publicly traded" during the applicable period, then the issue price of the Deemed New Notes will be the stated principal amount of the Notes and there should be no OID with respect to the Notes. The Company intends to take the position that the adoption of the Proposed Amendments does not give rise to a constructive exchange of Notes for Deemed New Notes and that, accordingly, there should no OID with respect to the Notes even if the Notes are treated as "publicly traded."

   In the event that the Consent Fees are treated as a separate fee and not as "boot" received in a constructive exchange, then the Consent Fees should give rise to ordinary income and should not be taken into account in computing gain or loss realized in any constructive exchange of Notes for Deemed New Notes.

   No ruling on the constructive exchange issue or the "public trading" issue has been or will be sought from the IRS.

BACKUP WITHHOLDING

   Under Federal income tax law, in certain circumstances a Holder may be subject to backup withholding at the rate of 31% with respect to the Consent Fees, unless such Holder (i) is a corporation or is otherwise exempt and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

HOLDERS WHO ARE NON-U.S. PERSONS

   Although it is not entirely clear that United States federal withholding tax is applicable to the payment of the Consent Fees to Holders who are not United States persons (within the meaning of the Code) ("Non-U.S. Persons"), such tax will be withheld from a Consent Fee to a Holder who is a Non-U.S. person at a rate of 30% unless (i) such Non-U.S. Person is engaged in the conduct of a trade or business in the United States to which the receipt of the Consent Fee is effectively connected and provides a properly executed IRS Form 4224 or (ii) a tax treaty between the United States and the country of residence of the non-U.S. person eliminates or reduces the withholding on other income and such Non-U.S. Person provides a properly executed IRS Form 1001. Non-U.S. persons should consult their own tax advisors regarding the availability of a refund of any withholding tax.

   THE PRECEDING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS INTENDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. HOLDERS OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES TO THEM OF THE PROPOSED AMENDMENTS AND THE CONSENT FEES.

                              SOLICITATION AGENT

   Lehman Brothers has performed investment banking and other services for the Company and its affiliates and has received customary fees in connection therewith. At any given time, the Solicitation Agent may trade the securities of the Company, including the Notes, for its own account or for the account of customers and, accordingly, may hold a long or short position in such securities. In addition, Lehman Brothers is expected to act as Co-Arranger of the New Credit Agreement and would receive customary fees in connection therewith. Further, an affiliate of Lehman Brothers is a Co-Agent and a lender under the Company's existing credit facility and has received customary fees in connection therewith.

                             INDEPENDENT AUDITORS

   The consolidated financial statements of SFX Broadcasting, Inc. and Subsidiaries at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference into this Consent Solicitation, have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing therein.

   The consolidated financial statements of Delsener/Slater Enterprises, Ltd. at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference into this Consent Solicitation, have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing therein.

   The combined financial statements of the Secret Stations: Indianapolis and Pittsburgh as of June 30, 1996 and for the year then ended, incorporated by reference this Consent Solicitation, have been audited by Arthur Andersen LLP, independent auditors, as stated in their report appearing therein.

                        INDEX TO FINANCIAL STATEMENTS

                                                                                             PAGE
                                                                                           --------
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS ..............................    F-2
SFX Broadcasting, Inc.: Unaudited Pro Forma Condensed Combined Balance Sheet as of
 September 30, 1997 ......................................................................    F-3
SFX Broadcasting, Inc.: Unaudited Pro Forma Condensed Combined Statement of Operations
 for the Nine Months Ended September 30, 1997.............................................   F-13
SFX Broadcasting, Inc.: Unaudited Pro Forma Condensed Combined Statement of Operations
 for the Year Ended December 31, 1996.....................................................   F-14
Glossary to Unaudited Pro Forma Condensed Combined Financial Statements...................   F-36

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

   The following financial statements and notes thereto contain forward-looking statements that involve risks and uncertainties. The actual results of SFX Broadcasting, Inc. ("SFX") may differ materially from those discussed herein. SFX undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

   In the opinion of management, all adjustments necessary to fairly present this pro forma information have been made. The Unaudited Pro Forma Condensed Combined Financial Statements are based upon, and should be read in conjunction with, the historical financial statements and the respective notes to such financial statements incorporated herein by reference. The pro forma information is based upon tentative allocations of the purchase price for acquisitions completed within the last year and acquisitions still pending, and does not purport to be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of SFX's future results. SFX cannot predict whether the consummation of the Pending Acquisition and Disposition--Broadcasting or Pending Acquisitions and the Financing--Entertainment will conform to the assumptions used in the preparation of the Unaudited Pro Forma Condensed Combined Financial Statements.

   See Glossary at the end of these Unaudited Pro Forma Condensed Combined Financial Statements for the definition of certain terms not otherwise defined herein.

   The Unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 1997 is presented as if SFX had completed the Pending Acquisition and Disposition--Broadcasting, the Pending Acquisitions and the Financing--Entertainment and the Spin-Off of SFX Entertainment as of September 30, 1997. No adjustment has been made to the Unaudited Pro Forma Condensed Combined Balance Sheet for the Chancellor Exchange, other than the receipt of cash, as it will be recorded at historical cost.

   The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 are presented as if SFX had completed the Completed Transactions, the Pending Acquisition and Disposition--Broadcasting, the Pending Acquisitions and the Financing--Entertainment and the Spin-Off of SFX Entertainment as of January 1, 1996. The Albany Acquisition has not been reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1996 as it would not have a material impact.

   The Unaudited Pro Forma Condensed Combined Financial Statements have been prepared assuming that the approximately 4.2 million shares of SFX Entertainment Class A common stock being issued in connection with certain of the Pending Acquisitions--Entertainment are valued at $13.33 per share, the value negotiated with the sellers for purposes of the Pending Acquisitions--Entertainment and is based upon certain financial projections developed jointly by SFX Entertainment and the sellers. There is presently no trading market for the SFX Entertainment Class A common stock. There can be no assurance that the assumptions upon which the valuation is based will, in fact, be correct or that the valuation will approximate the actual trading prices of the SFX Entertainment Class A common stock.

                            SFX BROADCASTING, INC.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                              SEPTEMBER 30, 1997
                                (IN THOUSANDS)

                                                                           PENDING
                                                           PENDING       ACQUISITIONS
                                            SFX        ACQUISITION AND     AND THE
                                       BROADCASTING,    DISPOSITION--    FINANCING--
                                          INC. AS       BROADCASTING    ENTERTAINMENT
                                          REPORTED           (A)             (B)
                                      --------------- ---------------  ---------------
ASSETS
Current assets.......................    $  140,689       $     --         $105,137
Property and equipment, net..........       132,707           (610)         129,489
Intangible assets, net...............     1,097,751         (8,345)         355,653
Other assets.........................        21,740         (5,444)          34,297
                                      --------------- ---------------  ---------------
Total assets.........................    $1,392,887       $(14,399)        $624,576
                                      =============== ===============  ===============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities..................    $   61,188       $   (914)        $ 80,307
Deferred taxes.......................       105,497             --           10,943
Long-term debt (including
 current portion):
 Privately placed debt...............            --             --          275,000
 Credit Facility.....................       316,000        (35,921)         193,568
 Senior Subordinated Notes...........       450,000             --               --
 Other long-term debt................        18,255           (380)              --
Other liabilities....................         4,556             --            5,583
Minority Interest....................            --             --              830
PACE put options.....................            --             --           16,500
Redeemable preferred stock
 Series B Preferred Stock............           998             --               --
 Series C Preferred Stock............         1,703             --               --
 Series D Preferred Stock............       149,500             --               --
 Series E Preferred Stock............       215,636             --               --
Stockholders' equity.................        69,554         22,816           41,845
                                      --------------- ---------------  ---------------
Total liabilities and stockholders'
 equity..............................    $1,392,887       $(14,399)        $624,576
                                      =============== ===============  ===============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                            SFX
                                                       ENTERTAINMENT     PRO FORMA
                                                         PRO FORMA        FOR THE
                                         PRO FORMA        FOR THE        SPIN-OFF--
                                          FOR THE         PENDING           SFX
                                          PENDING      ACQUISITIONS    ENTERTAINMENT
                                       TRANSACTIONS         (C)             (D)
                                      -------------- ---------------  ---------------
ASSETS
Current assets.......................   $  245,826       $117,326        $  128,500
Property and equipment, net..........      261,586        185,371            76,215
Intangible assets, net...............    1,445,059        415,374         1,029,685
Other assets.........................       50,593         41,975             8,618
                                      -------------- ---------------  ---------------
Total assets.........................   $2,003,064       $760,046        $1,243,018
                                      ============== ===============  ===============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities..................   $  140,581       $ 91,640        $   48,941
Deferred taxes.......................      116,440         13,759           102,681
Long-term debt (including
 current portion):
 Privately placed debt...............      275,000        275,000                --
 Credit Facility.....................      473,647        193,568           280,079
 Senior Subordinated Notes...........      450,000             --           450,000
 Other long-term debt................       17,875         16,453             1,422
Other liabilities....................       10,139          9,073             1,066
Minority Interest....................          830            830                --
PACE put options.....................       16,500         16,500                --
Redeemable preferred stock
 Series B Preferred Stock............          998             --               998
 Series C Preferred Stock............        1,703             --             1,703
 Series D Preferred Stock............      149,500             --           149,500
 Series E Preferred Stock............      215,636             --           215,636
Stockholders' equity.................      134,215        143,223            (9,008)
                                      -------------- ---------------  ---------------
Total liabilities and stockholders'
 equity..............................   $2,003,064       $760,046        $1,243,018
                                      ============== ===============  ===============

        NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(A) PENDING ACQUISITION AND DISPOSITION--BROADCASTING

                                                                   SEPTEMBER 30, 1997
                                              -------------------------------------------------------------
                                                                                                PRO FORMA
                                                                                                 FOR THE
                                                                                                 PENDING
                                                                                               ACQUISITION
                                                  CAPSTAR        NASHVILLE      PRO FORMA          AND
                                              DISPOSITION (1)   ACQUISITION  ADJUSTMENTS (2)   DISPOSITION
                                              --------------- -------------  --------------- -------------
                                                                     (IN THOUSANDS)
ASSETS
Current assets...............................     $ 59,921        $1,370        $ (33,000)(a)   $     --
                                                                                   (1,370)(a)
                                                                                   (2,000)(b)
                                                                                   11,000 (c)
                                                                                  (35,921)(d)
Property and equipment, net..................       (4,828)        4,218                            (610)
Intangible assets, net.......................      (33,567)        3,303           27,479 (a)     (8,345)
                                                                                    2,000 (b)
                                                                                    3,440 (b)
                                                                                  (11,000)(c)
Other assets.................................           (4)          566             (566)(a)     (5,444)
                                                                                   (2,000)(a)
                                                                                   (3,440)(b)
                                              --------------- -------------  --------------- -------------
Total assets.................................     $ 21,522        $9,457        $ (45,378)      $(14,399)
                                              =============== =============  =============== =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities..........................     $   (914)       $  545        $    (545)(a)   $   (914)
Long-term debt (including current portion):
 Senior Credit Facility......................                                     (35,921)(d)    (35,921)
 Other long-term debt........................         (380)                                         (380)
Stockholders' equity.........................       22,816         8,912           (8,912)(a)     22,816
                                              --------------- -------------  --------------- -------------
 Total liabilities and stockholders' equity       $ 21,522        $9,457        $ (45,378)      $(14,399)
                                              =============== =============  =============== =============

------------
(1)    Capstar Disposition

   To reflect the Capstar Disposition for $60,000,000 in cash to SFX. SFX will record a gain of approximately $23,000,000 on the disposition.

                                                                JACKSON
                                                                  AND
                                                                BILOXI       CAPSTAR
                                              SALE PROCEEDS    STATIONS    DISPOSITION
                                             --------------- -----------  -------------
                                                           (IN THOUSANDS)
ASSETS
Current assets..............................     $60,000       $    (79)     $ 59,921
Property and equipment, net.................                     (4,828)       (4,828)
Intangible assets, net......................                    (33,567)      (33,567)
Other assets................................                         (4)           (4)
                                             --------------- -----------  -------------
 Total assets...............................     $60,000       $(38,478)     $ 21,522
                                             =============== ===========  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities.........................                   $   (914)     $   (914)
Long-term debt..............................                       (380)         (380)
Stockholders' equity........................     $60,000        (37,184)       22,816
                                             --------------- -----------  -------------
 Total liabilities and stockholders'
 equity.....................................     $60,000       $(38,478)     $ 21,522
                                             =============== ===========  =============

    SFX expects to use the proceeds from the Capstar Disposition to complete a similar acquisition so that the Capstar Disposition can be treated as a like-kind exchange which would be substantially tax free. Should SFX be unable to structure such a transaction, SFX would utilize its available net operating loss carryforwards and pay approximately $6,000,000 in additional income taxes. No adjustment has been made for the potential payment of any additional income taxes.
(2)    Pro Forma Adjustments

   a. To reflect the Nashville Acquisition for $33,000,000 in cash (net of a $2,000,000 deposit made in August 1997), the related excess of the purchase price paid over net book value of $27,479,000, and the adjustments to remove $1,370,000 of current assets, $566,000 of other assets, $545,000 of current liabilities, and stockholders' equity of $8,912,000.

   b. To reflect additional acquisition costs of approximately $2,000,000 related to the Nashville Acquisition and Chancellor Exchange, principally consisting of professional fees and to reclassify deposits, professional fees and other payments of approximately $3,440,000 included in other assets as of September 30, 1997.

   c. To reflect the $11,000,000 of cash to be received in the Chancellor Exchange. No gain or loss will be recognized because the fair market value of the stations received, as adjusted for cash received or paid, equals the carrying value of the stations exchanged.

   d. To use the net cash proceeds from the Capstar Disposition, Nashville Acquisition and Chancellor Exchange to reduce debt under SFX's Credit Agreement.

 (B) PENDING ACQUISITIONS AND THE FINANCING--ENTERTAINMENT

                                          SEPTEMBER 30, 1997 (IN THOUSANDS)
                      -------------------------------------------------------------------------
                                                                                    CONCERT/
                           PACE       CONTEMPORARY     NETWORK          BGP         SOUTHERN
                       ACQUISITION    ACQUISITION    ACQUISITION    ACQUISITION   ACQUISITION
                            I              II            III            IV             V
                      ------------- --------------  ------------- -------------  -------------
ASSETS:
Current assets ......   $(149,129)      $(72,800)      $(44,510)     $(54,222)      $(16,615)

Property and
 equipment, net .....      82,489         25,000          1,000        20,000          1,000
Intangible assets,
 net ................     125,314         66,500         61,701        48,687         15,151

Other assets ........      34,706             --            391           346            464
                      ------------- --------------  ------------- -------------  -------------
Total Assets ........   $  93,380       $ 18,700       $ 18,582      $ 14,811       $     --
                      ============= ==============  ============= =============  =============
LIABILITIES &
 STOCKHOLDER'S
 EQUITY:
Current Liabilities     $  65,357       $     --       $  8,468      $  6,482       $     --
Deferred taxes ......          --             --            114           829             --
Privately-placed
 debt................          --             --             --            --             --
Credit Facility......          --             --             --            --             --
Other long-term
 debt................          --             --             --            --             --
Other liabilities ...       5,583             --             --            --             --
Minority interest ...       2,440             --             --            --             --
PACE put agreement ..      16,500             --             --            --             --
Stockholders'
 Equity..............       3,500         18,700         10,000         7,500             --
                      ------------- --------------  ------------- -------------  -------------
Total Liabilities &
 Stockholders'
 Equity .............   $  93,380       $ 18,700       $ 18,582      $ 14,811       $     --
                      ============= ==============  ============= =============  =============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                      PRO FORMA FOR
                                       PRO FORMA       THE PENDING
                        PRO FORMA    ADJUSTMENT FOR  ACQUISITIONS AND
                       ADJUSTMENTS   THE FINANCING   THE FINANCING--
                            VI            VII       SFX ENTERTAINMENT
                      ------------- --------------  -----------------
ASSETS:
Current assets ......   $   2,145 (a)   $352,893         $105,137
                          (28,300)(b)     87,375
Property and
 equipment, net .....          --             --          129,489
Intangible assets,
 net ................      10,000 (d)                     355,653
                           28,300 (b)
Other assets ........      (1,610)(c)         --           34,297
                      ------------- --------------  -----------------
Total Assets ........   $  10,535       $468,568         $624,576
                      ============= ==============  =================
LIABILITIES &
 STOCKHOLDER'S
 EQUITY:
Current Liabilities     $      --       $     --         $ 80,307
Deferred taxes ......      10,000 (d)         --           10,943
Privately-placed
 debt................          --        275,000          275,000
Credit Facility......          --        193,568          193,568
Other long-term
 debt................          --             --
Other liabilities ...          --             --            5,583
Minority interest ...      (1,610)(c)         --              830
PACE put agreement ..          --             --           16,500
Stockholders'
 Equity..............       2,145 (a)         --           41,845
                      ------------- --------------  -----------------
Total Liabilities &
 Stockholders'
 Equity .............   $  10,535       $468,568         $624,576
                      ============= ==============  =================

 I. PACE ACQUISITION

   Reflects the PACE Acquisition and the separate acquisitions of the remaining two partners' interests in Pavilion Partners. The PACE Acquisition is not conditioned on the consummation of the Pavilion Acquisition.

                                                          AS OF SEPTEMBER 30, 1997 (000'S)
                                            -------------------------------------------------------------
                                                 PACE        PAVILION       PRO FORMA          PACE
                                             AS REPORTED    AS REPORTED    ADJUSTMENTS    ACQUISITION (f)
                                            ------------- -------------  --------------- ---------------
Current assets ............................    $45,087       $ 30,178       $ (109,500)(a)   $(149,129)
                                                                               (25,523)(a)
                                                                                (9,507)(b)
                                                                                (4,171)(b)
                                                                               (27,500)(c)
                                                                               (48,193)(e)
Property and equipment, net................         --         59,938            5,000 (a)      82,489
                                                                                 9,103 (b)
                                                                               (19,052)(d)
                                                                                27,500 (c)
Intangible assets, net.....................     17,894             --          107,420 (a)     125,314
Other assets...............................     26,856         12,660            9,507 (b)      34,706
                                                                                (4,810)(d)
                                                                                (9,507)(d)
                                            ------------- -------------  --------------- ---------------
Total Assets...............................    $89,837       $102,776       $  (99,233)      $  93,380
                                            ============= =============  =============== ===============
Current liabilities........................    $43,171       $ 17,254       $    2,000 (b)   $  65,357
                                                                                 2,932 (b)
Deferred taxes.............................         --                                              --
Long-term debt (including current
 portion)..................................     25,523         57,700          (25,523)(a)          --
                                                                                (9,507)(d)
                                                                               (48,193)(e)
Other Liabilities..........................      4,063          1,520                            5,583
Minority interest..........................         --          2,440               --           2,440
PACE put agreement.........................         --             --           16,500 (a)      16,500
Stockholders' Equity.......................     17,080         23,862          (17,080)(a)       3,500
                                                                                20,000 (a)
                                                                               (16,500)(a)
                                                                               (23,862)(d)
                                            ------------- -------------  --------------- ---------------
Total Liabilities & Stockholders' Equity ..    $89,837       $102,776       $  (99,233)      $  93,380
                                            ============= =============  =============== ===============

------------
Pro Forma Adjustments:

(a) To reflect the PACE Acquisition for $109,500,000 in cash, the issuance of 1,500,000 shares of SFX Entertainment's Class A common stock valued at $20,000,000, the assumption of debt of $25,523,000 which will be repaid shortly after closing, the related increase in the fair value allocated to fixed assets of $5,000,000; the related excess of the purchase price paid over the fair value of net tangible assets of $107,420,000, and the elimination of stockholder's equity of $17,080,000. Pursuant to the terms of the PACE Acquisition Agreement, additional cash consideration is required to be paid by SFX Entertainment if the deemed value of SFX Entertainment's Class A common stock is below $13.33 at the time of the Spin-Off as a result of certain changes in the consummation of the acquisitions.

       The PACE Acquisition Agreement further provides that each PACE Seller shall have an option (a "Fifth Year Put Option"), exercisable during a period beginning on the fifth anniversary of the closing of the PACE Acquisition and ending 90 days thereafter, to require SFX Entertainment to purchase up to one-third of SFX Entertainment's Class A common stock received by such PACE Seller for a cash purchase price of $33.00 per share. With certain limited exceptions, the Fifth Year Put Option rights are not assignable by the PACE Sellers.

(b) To reflect the acquisition of an additional 33.33% indirect interest in Pavilion Partners from Blockbuster for $4,171,000 in cash, the assumption of $2,932,000 in liabilities and the granting of naming rights of three venues for a two-year period with an estimated value of $2,000,000, which will be recognized as income over such two year period, and the related increase in the fair value allocated to fixed assets of $9,103,000. Also reflects the purchase of a note receivable from Blockbuster, due from Pavilion Partners at its current outstanding balance, including accrued interest of $9,507,000. This note will be eliminated in consolidation upon the acquisition of Sony's interest in Pavilion Partners, as described below.

(c) To reflect the acquisition of an additional 33.33% indirect interest in Pavilion Partners from Sony for $27,500,000 in cash.

(d) To eliminate PACE's equity method investment in Pavilion Partners following the acquisition of 100% of Pavilion Partners and to eliminate Pavilion Partners' historical equity. Also reflects the elimination of the $9,507,000 intercompany notes receivable acquired from Blockbuster.

(e) To reflect the repayment of Pavilion's third party debt at the closing of the Pavilion Acquisition.

(f) SFX Entertainment has agreed to lend PACE up to $25 million for potential acquisitions to be made by PACE whether or not the PACE Acquisition is consummated. None of these acquisitions are considered probable. As a result, none of such loans or acquisitions have been reflected in the pro forma adjustment.

 II. CONTEMPORARY ACQUISITION

   Reflects the Contemporary Acquisition and the separate acquisition of the remaining 50% interest in Riverport Amphitheater Partners, a partnership that owns an amphitheater in St. Louis, MO that is operated by Contemporary. The Contemporary Acquisition is not conditioned upon the consummation of the acquisition of such 50% interest.

                                                                AS OF SEPTEMBER 30, 1997 (000'S)
                                                  -------------------------------------------------------------
                                                                    RIVERPORT
                                                   CONTEMPORARY    AMPHITHEATER     PRO FORMA     CONTEMPORARY
                                                    AS REPORTED      PARTNERS    ADJUSTMENTS(A)   ACQUISITION
                                                  -------------- --------------  -------------- --------------
Current assets...................................     $13,375        $ 2,603        $(72,800)       $(72,800)
                                                                                     (15,978)
Property and equipment, net......................       2,838         11,355          10,807          25,000
Intangible assets, net...........................          --             --          66,500          66,500
Other assets.....................................       7,430              8          (1,205)             --
                                                                                      (6,233)
                                                  -------------- --------------  -------------- --------------
Total Assets.....................................     $23,643        $13,966        $(18,909)       $ 18,700
                                                  ============== ==============  ============== ==============
Current liabilities..............................     $ 7,786        $ 1,022        $ (8,808)       $     --
Other long-term debt (including current
 portion)........................................       1,578             --          (1,578)             --
Other liabilities................................       5,390            478          (5,868)             --
Stockholders' Equity.............................       8,889         12,466          18,700          18,700
                                                                                     (21,355)
                                                  -------------- --------------  -------------- --------------
Total Liabilities & Stockholders' Equity ........     $23,643        $13,966        $(18,909)       $ 18,700
                                                  ============== ==============  ============== ==============

------------
Pro Forma Adjustments:

(a) To reflect the Contemporary Acquisition for $72,800,000 in cash, including the additional acquisition of the remaining 50% interest in the Riverport Amphitheater Partners, not already owned by Contemporary and the issuance of 1,402,851 shares of SFX Entertainment Class A common stock valued at $18,700,000, the related increase in the fair value allocated to fixed assets of $10,807,000, the related excess of the purchase price paid over the fair value of net tangible assets of $66,500,000, and the adjustment to eliminate $15,978,000 of current assets, $6,233,000 of other assets, $8,808,000 of current liabilities, $1,578,000 of notes payable, $5,868,000 of other liabilities, and stockholders' equity of $21,355,000, and to reflect the elimination of Contemporary Group's equity investment in Riverport Amphitheather Partners.

       If Contemporary is unable to complete this acquisition of the remaining 50% interest in Riverport Amphitheater Partners, the cash consideration paid by SFX Entertainment for Contemporary will be reduced by $10,500,000.

   The acquisition agreement provides that in the event the Contemporary Acquisition is consummated prior to the consummation of the Spin-Off, 1,402,851 shares of preferred stock of SFX Entertainment will be issued to the sellers. Such preferred stock is to be converted into an equal number of shares of Class A common stock of SFX Entertainment upon consummation of the Spin-Off or, if the Spin-Off shall not have occurred prior to July 1, 1998, such preferred stock is to be redeemed at their fair market value, but in no event less than $18,700,000.

 III. NETWORK ACQUISITION

   The Network Acquisition consist of the separate acquisitions of Network Magazine and SJS. These acquisitions are each conditioned on the concurrent closing of the other.

                                                         AS OF SEPTEMBER 30, 1997 (000'S)
                                            ----------------------------------------------------------
                                               NETWORK
                                               MAGAZINE         SJS         PRO FORMA       NETWORK
                                             AS REPORTED    AS REPORTED    ADJUSTMENTS    ACQUISITION
                                            ------------- -------------  -------------- -------------
Current assets.............................    $ 3,127        $4,325        $ (52,000)(a)  $(44,510)
                                                                                1,516 (b)
                                                                               (1,478)(c)
Property and equipment, net................        304           334              362 (a)     1,000
Intangible assets, net.....................         --            --           63,217 (a)    61,701
                                                                               (1,516)(b)
Other assets...............................        299            92               --           391
                                            ------------- -------------  -------------- -------------
Total Assets...............................    $ 3,730        $4,751        $  10,101      $ 18,582
                                            ============= =============  ============== =============
Current liabilities........................    $ 3,659        $4,809               --      $  8,468
Deferred taxes.............................        114            --               --           114
Long-term debt (including current
 portion)..................................      1,478            --           (1,478)(c)        --
Stockholders' Equity.......................     (1,521)          (58)           1,579 (a)    10,000
                                                                               10,000 (a)
                                            ------------- -------------  -------------- -------------
Total Liabilities & Stockholders' Equity ..    $ 3,730        $4,751        $  10,101      $ 18,582
                                            ============= =============  ============== =============

------------
Pro Forma Adjustments:
(a) To reflect the Network Acquisitions for $52,000,000 in cash and the issuance of 750,188 shares of SFX Entertainment Class A common stock valued at $10,000,000, the related increase in fair value allocated to fixed assets of $362,000, and the related excess of the purchase price paid over the fair value of net tangible assets of $63,217,000, and the elimination of stockholder's deficiency of $1,579,000.

       SFX Entertainment's purchase agreement for Network Magazine and SJS provides that the purchase price will be increased by $4,000,000 if total 1998 EBITDA for Network and SJS as defined equals or exceeds $9,000,000; by an additional $4 for each $1 increase in such EBITDA between $9,000,000 and $10,000,000 and by an additional $6 for each $1 increase in such EBITDA between $10,000,000 and $11,000,000 (up to a maximum of $14,000,000 of additional consideration). The additional consideration is payable in stock or in certain circumstances and solely at the discretion of SFX Entertainment in cash. The pro forma financial statement assume that no additional consideration is paid.

(b) To reflect a minimum of $500,000 net working capital adjustment as required in the Network Acquisition agreement.

(c) To reflect the repayment of Network Magazine's long-term debt at closing.

       SFX Entertainment's purchase agreement for Network Magazine and SJS provides that the purchase price will be increased by approximately $2.4 million in the event that the current owners of Network Magazine acquire an office building in Burbank, CA, which currently serves as Network Magazine's headquarters, prior to closing. This potential transaction has not been reflected on the pro forma balance sheet.

 IV. BGP ACQUISITION

                                                        AS OF SEPTEMBER 30, 1997 (000'S)
                                                  --------------------------------------------
                                                                   PRO FORMA         BGP
                                                   AS REPORTED    ADJUSTMENTS    ACQUISITION
                                                  ------------- --------------  -------------
Current assets...................................    $18,759       $ (60,800)(a)   $(54,222)
                                                                     (12,181)(b)
Property and equipment, net......................     14,691           5,309 (a)     20,000
Intangible assets, net...........................         --          48,687 (a)     48,687
Other assets.....................................        346              --            346
                                                  ------------- --------------  -------------
Total Assets.....................................    $33,796       $ (18,985)      $ 14,811
                                                  ============= ==============  =============
Current liabilities..............................    $ 6,482       $      --       $  6,482
Deferred taxes...................................        829              --            829
Other long-term debt (including current
 portion)........................................     12,181         (12,181)(b)         --
Stockholders' Equity.............................     14,304         (14,304)(a)      7,500
                                                                       7,500 (a)
                                                  ------------- --------------  -------------
Total Liabilities & Stockholders' Equity ........    $33,796       $ (18,985)      $ 14,811
                                                  ============= ==============  =============

------------
Pro Forma Adjustments:

(a) To reflect the BGP Acquisition for $60,800,000 in cash and the issuance of 563,000 shares of SFX Entertainment Class A common stock valued at $7,500,000, the related increase in fair value allocated to fixed assets of $5,309,000, and the related excess of the purchase price paid over the fair value of net tangible assets of $48,687,000, and the elimination of $14,304,000 of stockholder's equity.

(b)    To reflect the repayment of BGP's long-term debt at closing.

V. CONCERT/SOUTHERN ACQUISITION

                                                AS OF SEPTEMBER 30, 1997 (000'S)
                                          --------------------------------------------
                                                                           CONCERT/
                                                           PRO FORMA       SOUTHERN
                                           AS REPORTED   ADJUSTMENTS(a)  ACQUISITION
                                          ------------- --------------  -------------
Current assets...........................     $1,921        $(16,615)      $(16,615)
                                                              (1,921)
Property and equipment, net..............        360             640          1,000
Intangible assets, net...................         --          15,151         15,151
Other assets.............................        919            (455)           464
                                          ------------- --------------  -------------
Total Assets.............................     $3,200        $ (3,200)      $     --
                                          ============= ==============  =============
Current liabilities......................     $1,254        $ (1,254)      $     --
Stockholders' Equity.....................      1,946          (1,946)            --
                                          ------------- --------------  -------------
Total Liabilities & Stockholders'
 Equity..................................     $3,200        $ (3,200)      $     --
                                          ============= ==============  =============

------------
Pro Forma Adjustments:

(a) To reflect the Concert/Southern Acquisition for $16,615,000 in cash; the related increase in fair value allocated to fixed assets of $640,000, the related excess of the purchase price paid over the fair value of net tangible assets of $15,151,000; and the adjustments to eliminate $1,921,000 of current assets, $1,254,000 of current liabilities, stockholders' equity of $1,946,000 and a $455,000 investment in a non-entertainment affiliated entity not being acquired by SFX Entertainment.

 VI. PRO FORMA ADJUSTMENTS FOR PENDING ACQUISITIONS--ENTERTAINMENT

(a) The Distribution Agreement provides that SFX will transfer any positive Working Capital (as defined) in existence at the closing of the SFX Merger to SFX Entertainment, and that if Working Capital is negative at that time, SFX Entertainment will pay the amount of such shortfall to SFX. As of September 30, 1997 the amount of positive Working Capital would have been $2,145,000 and such amount is reflected in the cash to be acquired by SFX Entertainment pursuant to the Distribution Agreement. The actual amount of Working Capital as of the closing of the Merger may differ substantially from the amount in existence on September 30, 1997, and will be a function of, among other things, the operating results of SFX through the date of the Merger and the actual cost of consummating the Merger and the related transactions. Additionally, SFX Entertainment will be responsible for any taxes resulting from the Spin-Off to the extent such taxes result from any gain on the distribution.

(b) To reflect estimated costs associated with the Pending Acquisitions and the Financing and the related transactions.

(c) To reflect the consolidation of GSAC Partners (the entity which operates the PNC Bank Arts Center) following the acquisition of the remaining 50% ownership interest in GSAC currently owned by Pavilion Partners.

(d) To reflect deferred taxes associated with differences between the book and tax bases of assets and liabilities acquired.

VII. PRO FORMA ADJUSTMENTS FOR THE FINANCING

   Represents assumed borrowings to finance the pending acquisitions including $275,000,000 of New Notes and $193,568,000 of borrowings under the New Credit Agreement. There can be no assurance that the Company will be able to obtain this financing on acceptable terms, or at all.

(C) SFX ENTERTAINMENT PRO FORMA FOR THE PENDING ACQUISITIONS

   Reflects SFX Entertainment after the Pending Acquisitions.

(D) PRO FORMA FOR THE SPIN-OFF--SFX ENTERTAINMENT

   Reflects pro forma balance sheet of SFX after the Spin-Off of SFX Entertainment.

                            SFX BROADCASTING, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                     NINE MONTHS ENDED SEPTEMBER 30, 1997
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    PENDING          PENDING
                                                                  ACQUISITION     ACQUISITIONS
                                                                      AND            AND THE
                              SFX BROADCASTING,    COMPLETED     DISPOSITION--     FINANCING--
                                   INC. AS        TRANSACTIONS   BROADCASTING   SFX ENTERTAINMENT
                                   REPORTED           (A)             (B)              (C)
                              ----------------- --------------  -------------- -----------------
Net broadcast revenues . ....      $188,984         $38,685         $(4,938)
Concert promotion revenue ...        74,396          12,293                         $414,800
Station and other operating
 expenses....................       115,871          28,289          (1,226)
Concert promotion operating
 expense.....................        63,045          12,236                          366,918
Depreciation, amortization,
 duopoly integration costs
 and acquisition related
 costs.......................        31,429           7,090             (95)          23,253
Corporate expenses...........         7,198*                                           1,500
Non-recurring and unusual
 charges ....................        17,995
                              ----------------- --------------  -------------- -----------------
Operating income (loss) .....        27,842           3,363          (3,617)          23,129
Interest expense.............        46,438           8,408                           31,208
Other income ................        (2,692)             --              (3)             (21)
Equity (income) loss from
 investments.................        (1,344)             --              --           (7,593)
                              ----------------- --------------  -------------- -----------------
Income before income tax
 expense.....................       (14,560)         (5,045)         (3,614)            (465)
Income tax expense
 (benefit)...................           845              32              (3)           3,626
                              ----------------- --------------  -------------- -----------------
Net income (loss)............       (15,405)         (5,077)         (3,611)          (4,091)
Preferred stock dividend
 requirement.................        27,723           1,183
                              ----------------- --------------  -------------- -----------------
Net income (loss) applicable
 to common shares............      $(43,128)        $(6,260)        $(3,611)        $ (4,091)
                              ================= ==============  ============== =================
Net loss per common share ...      $  (4.61)
Average common shares
 outstanding.................         9,364
EBITDA (1)...................      $ 77,266         $10,453         $(3,712)        $ 46,382
Adjusted EBITDA (2)..........

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                     SFX
                                                ENTERTAINMENT     PRO FORMA
                                                  PRO FORMA        FOR THE
                               PRO FORMA FOR       FOR THE       SPIN-OFF--
                               THE COMPLETED       PENDING           SFX
                                AND PENDING     ACQUISITIONS    BROADCASTING
                                TRANSACTIONS         (D)             (E)
                              --------------- ---------------  --------------
Net broadcast revenues . ....     $222,731                        $222,731
Concert promotion revenue ...      501,489        $501,489              --
Station and other operating
 expenses....................      142,935                         142,935
Concert promotion operating
 expense.....................      442,199         442,199              --
Depreciation, amortization,
 duopoly integration costs
 and acquisition related
 costs.......................       61,677          28,378          33,299
Corporate expenses...........        8,698*          2,807           5,891
Non-recurring and unusual
 charges ....................       17,995                          17,995
                              --------------- ---------------  --------------
Operating income (loss) .....       50,717          28,105          22,612
Interest expense.............       86,054          32,499          53,555
Other income ................       (2,716)           (234)         (2,482)
Equity (income) loss from
 investments.................       (8,937)         (8,937)             --
                              --------------- ---------------  --------------
Income before income tax
 expense.....................      (23,684)          4,777         (28,461)
Income tax expense
 (benefit)...................        4,500           3,500           1,000
                              --------------- ---------------  --------------
Net income (loss)............      (28,184)          1,277         (29,461)
Preferred stock dividend
 requirement.................       28,906               0          28,906
                              --------------- ---------------  --------------
Net income (loss) applicable
 to common shares............     $(57,090)       $  1,277        $(58,367)
                              =============== ===============  ==============
Net loss per common share ...                     $   0.06        $  (3.68)
Average common shares
 outstanding.................                       20,056          15,840
EBITDA (1)...................     $130,388        $ 56,483        $ 73,906
Adjusted EBITDA (2)..........                     $ 68,754        $ 77,161

------------
*      Net of $1,693,000 of fees from Triathlon.

(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization, non-recurring and unusual items, other income and equity (income) loss from investments. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), SFX Entertainment believes that EBITDA is accepted by broadcasting and entertainment companies as a generally recognized measure of performance and is used by analysts who report publicly on the performance of such companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining SFX Entertainment's operating performance or liquidity which is calculated in accordance with GAAP.

(2) Represents EBITDA adjusted for certain one-time charges and cost savings associated with the elimination of duplicative staffing and general and administrative expenses and equity (income) loss from investments.

                            SFX BROADCASTING, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                         YEAR ENDED DECEMBER 31, 1996
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 PENDING         PENDING
                                                               ACQUISITION    ACQUISITIONS
                                                                   AND           AND THE
                              SFX BROADCASTING,   COMPLETED   DISPOSITION--    FINANCING--
                                   INC. AS       TRANSACTIONS BROADCASTING  SFX ENTERTAINMENT
                                   REPORTED          (A)           (B)             (C)
                              ----------------- ------------  ------------ -----------------
Net broadcast revenues.......      $143,061        $131,014      $(1,381)
Concert promotion revenue ...                       104,784                     $447,316
Station and other operating
 expenses....................        92,816          90,243        1,208
Concert promotion operating
 expense.....................                        91,240                      417,117
Depreciation, amortization,
 duopoly integration costs
 and acquisition related
 costs.......................        17,311          36,528          650          30,962
Corporate expenses...........         6,313            (313)                       2,000
Non-recurring and unusual
 charges ....................        28,994          (3,332)                          --
                              ----------------- ------------  ------------ -----------------
Operating income (loss) .....        (2,373)         21,432       (3,239)         (2,763)
Interest expense.............        34,897          38,496                       41,610
Other income ................        (2,117)           (467)        (538)         (1,811)
Equity (income) loss from
 investments.................                          (525)                      (3,219)
                              ----------------- ------------  ------------ -----------------
Income before income tax
 expense.....................       (35,153)        (16,072)      (2,701)        (39,343)
Income tax expense...........
(benefit)....................           480           1,315                        1,705
                              ----------------- ------------  ------------ -----------------
Net income (loss)............       (35,633)        (17,387)      (2,701)        (41,048)
Preferred stock dividend
 requirement ................         6,061          32,063                           --
                              ----------------- ------------  ------------ -----------------
Net income (loss) applicable
 to common shares............      $(41,694)       $(49,450)     $(2,701)       $(41,048)
                              ================= ============  ============ =================
Net loss per common share ...      $  (4.57)
Average common shares
 outstanding.................         9,128              71
EBITDA (1)...................      $ 43,932        $ 54,268      $(2,589)       $ 28,199
Adjusted EBITDA..............

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                  SFX
                                             ENTERTAINMENT
                                               PRO FORMA
                              PRO FORMA FOR     FOR THE        PRO FORMA
                              THE COMPLETED     PENDING    FOR THE SPIN-OFF
                               AND PENDING   ACQUISITIONS       OF SFX
                               TRANSACTIONS       (D)       BROADCASTING(E)
                              ------------- -------------  ----------------
Net broadcast revenues.......   $ 272,694                      $272,694
Concert promotion revenue ...     552,100      $552,100              --
Station and other operating
 expenses....................     184,267                       184,267
Concert promotion operating
 expense.....................     508,357       508,357              --
Depreciation, amortization,
 duopoly integration costs
 and acquisition related
 costs.......................      85,451        37,795          47,656
Corporate expenses...........       8,000         3,000           5,000
Non-recurring and unusual
 charges ....................      25,662            --          25,662
                              ------------- -------------  ----------------
Operating income (loss) .....      13,057         2,948          10,109
Interest expense.............     115,003        43,391          71,613
Other income ................      (4,933)       (2,177)         (2,756)
Equity (income) loss from
 investments.................      (3,744)       (3,744)             --
                              ------------- -------------  ----------------
Income before income tax
 expense.....................     (93,269)      (34,521)        (58,748)
Income tax expense ..........
(benefit)....................       3,500         1,500           2,000
                              ------------- -------------  ----------------
Net income (loss)............     (96,769)      (36,021)        (60,748)
Preferred stock dividend
 requirement ................      38,124                        38,124
                              ------------- -------------  ----------------
Net income (loss) applicable
 to common shares............   $(134,893)     $(36,021)       $(98,872)
                              ============= =============  ================
Net loss per common share ...                  $  (1.80)       $  (6.24)
Average common shares
 outstanding.................                    20,056          15,840
EBITDA (1)...................   $ 124,176      $ 40,743 (2)    $ 83,427
Adjusted EBITDA..............                  $ 55,524 (3)    $ 96,317

------------
*      Net of $3,000,000 of fees from Triathlon.

(1) EBITDA is defined as earnings before interest, taxes depreciation and amortization, non-recurring and unusual items, other income and equity (income) loss from investments. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), SFX Entertainment believes that EBITDA is accepted by broadcasting and entertainment companies as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income and income, net cash provided by operating activities or any other measure for determining SFX Entertainment's operating performance or liquidity which is calculated in accordance GAAP.

(2) Represents EBITDA adjusted for nonrecurring charges, including a litigation settlement recorded by PACE and Pavilion Partners, and cost savings associated with the elimination of duplicative staffing and general and administrative expenses.

(3) Represents EBITDA adjusted for certain one-time charges and cost savings associated with the elimination of duplicative staffing and general and administrative expenses and equity (income) loss from investments.

               NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                           STATEMENTS OF OPERATIONS

(A) COMPLETED TRANSACTIONS

                                                 NINE MONTHS ENDED SEPTEMBER 30, 1997 (IN THOUSANDS)
                                 ------------------------------------------------------------------------------------
                                                                                CBS         SECRET
                                  TEXAS COAST     HARTFORD       MEADOWS      EXCHANGE  COMMUNICATIONS    RICHMOND
                                  ACQUISITION    ACQUISITION   ACQUISITION      (6)       ACQUISITION    ACQUISITION
                                 ------------- -------------  ------------- ----------  -------------- -------------
Net broadcast revenues..........      $652          $638                       $ (60)       $20,626        $5,105
Concert promotion revenue ......                                  $ 601
Station and other operating
 expenses.......................       401           664                         630         11,230         3,722
Concert promotion operating
 expense........................                                    631
Depreciation, amortization,
 duopoly integration costs and
 acquisition related costs .....        --            --            221           --          1,207           456
Corporate expenses..............        --            --             --           --             --            --
                                 ------------- -------------  ------------- ----------  -------------- -------------
Operating income (loss).........       251           (26)          (251)        (690)         8,189           927
Interest expense................        --            --            199           --          1,459           481
Other expense (income)..........        --            --             --           --             79            --
                                 ------------- -------------  ------------- ----------  -------------- -------------
Income (loss) before income tax
 expense........................       251           (26)          (450)        (690)         6,651           446
Income tax expense (benefit) ...        --            --             --           32             --            --
                                 ------------- -------------  ------------- ----------  -------------- -------------
Net income (loss)...............       251           (26)          (450)        (722)         6,651           446
Preferred stock dividend
 requirements...................        --            --             --           --             --            --
                                 ------------- -------------  ------------- ----------  -------------- -------------
Net income (loss) applicable to
 common shares..................      $251          $(26)         $(450)       $(722)       $ 6,651        $  446
                                 ============= =============  ============= ==========  ============== =============

                                                  NINE MONTHS ENDED SEPTEMBER 30, 1997 (IN THOUSANDS)
                                        -----------------------------------------------------------------------
                                         CHARLOTTE                                  PRO FORMA
                                          EXCHANGE     SUNSHINE        HEARST      ADJUSTMENTS     COMPLETED
                                            (7)       ACQUISITION   ACQUISITION        (8)       TRANSACTIONS
                                        ----------- -------------  ------------- -------------  --------------
Net broadcast revenues.................    $1,564                     $10,160                       $38,685
Concert promotion revenue..............                 $11,692                                      12,293
Station and other operating expenses ..     1,328            --        10,314                        28,289
Concert promotion operating expense ...                  11,605                                      12,236
Depreciation, amortization, duopoly
 integration costs and acquisition
 related costs.........................       375           686            --       $    125 (a)      7,090
                                                                                       2,512 (b)
                                                                                         393 (c)
                                                                                         884 (l)
                                                                                         231 (m)
Corporate expenses.....................        --            --            --             --             --
                                        ----------- -------------  ------------- -------------  --------------
Operating income (loss)................      (139)         (599)         (154)        (4,145)         3,363
Interest expense.......................      (730)        1,106            --        (47,397)(a)      8,408
                                                                                      16,848 (a)
                                                                                      36,282 (a)
                                                                                         195 (h)
                                                                                         (35)(j)
Other expense (income).................        --            --            --            (79)(i)         --
                                        ----------- -------------  ------------- -------------  --------------
Income (loss) before income tax
 expense...............................       591        (1,705)         (154)        (9,959)        (5,045)
Income tax expense (benefit)...........        --            --            --                            32
                                        ----------- -------------  ------------- -------------  --------------
Net income (loss)......................       591        (1,705)         (154)        (9,959)        (5,077)
Preferred stock dividend requirements .        --            --            --          1,183 (n)      1,183
                                        ----------- -------------  ------------- -------------  --------------
Net income (loss) applicable to common
 shares................................    $  591       $(1,705)      $  (154)      $(11,142)       $(6,260)
                                        =========== =============  ============= =============  ==============

                                 YEAR ENDED DECEMBER 31, 1996 (IN THOUSANDS)
                           --------------------------------------------------------
                                         LIBERTY          PRISM
                                       ACQUISITION     ACQUISITION
                                        INCLUDING       INCLUDING        OTHER
                              MMR       WASHINGTON     LOUISVILLE         1996
                             MERGER    DISPOSITIONS   DISPOSITIONS    ACQUISITIONS
                              (1)          (2)             (3)            (4)
                           --------- --------------  -------------- --------------
Net broadcast revenues  ..  $20,038      $24,992         $13,511        $  4,728
Concert promotion
 revenue..................
Station and other
 operating expenses.......   11,531       17,774          10,897           2,869
Concert promotion
 operating expense........
Depreciation,
 amortization, duopoly
 integration costs and
 acquisition related
 costs....................    6,081        5,150           1,241           1,492
Corporate expenses........    1,253        1,478             808             111
Other.....................      577           --              --              --
                           --------- --------------  -------------- --------------
Operating income (loss) ..      596          590             565             256
Interest expense..........       --        3,326             773             382
Other expense (income) ...       --        5,935              --         (11,948)
Equity (income) loss
 from investments.........       --           --              --              --
                           --------- --------------  -------------- --------------
Income (loss) before
 income tax expense.......      596       (8,671)           (208)         11,822
Income tax expense
 (benefit)................       --       (3,378)             --              45
                           --------- --------------  -------------- --------------
Net income (loss).........      596       (5,293)           (208)         11,777
Preferred stock dividend
 requirement..............       --           --              --              --
Net income (loss)
 applicable to common
 shares ..................  $   596      $(5,293)        $  (208)       $ 11,777
                           ========= ==============  ============== ==============


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                              HOUSTON
                              EXCHANGE
                             AND DALLAS     DELSENER/       TEXAS
                            DISPOSITION      SLATER         COAST        HARTFORD
                                (5)        ACQUISITION   ACQUISITION    ACQUISITION
                           ------------- -------------  ------------- -------------
Net broadcast revenues  ..    $ (8,680)                     $4,281        $5,742
Concert promotion
 revenue..................                   $50,361
Station and other
 operating expenses.......     (10,307)                      2,968         5,607
Concert promotion
 operating expense........                    50,686
Depreciation,
 amortization, duopoly
 integration costs and
 acquisition related
 costs....................        (284)          747            36            27
Corporate expenses........         110            --            --            --
Other.....................      (3,500)           --           (48)           --
                           ------------- -------------  ------------- -------------
Operating income (loss) ..       5,301        (1,072)        1,325           108
Interest expense..........      (1,667)           60            --            19
Other expense (income) ...          --          (198)          (65)           (8)
Equity (income) loss
 from investments.........          --          (525)           --            --
                           ------------- -------------  ------------- -------------
Income (loss) before
 income tax expense.......       6,968          (409)        1,390            97
Income tax expense
 (benefit)................         938           106            22            32
                           ------------- -------------  ------------- -------------
Net income (loss).........       6,030          (515)        1,368            65
Preferred stock dividend
 requirement..............          --            --            --            --
Net income (loss)
 applicable to common
 shares ..................    $  6,030       $  (515)       $1,368        $   65
                           ============= =============  ============= =============


                                    YEAR ENDED DECEMBER 31, 1996 (IN THOUSANDS)
                       ---------------------------------------------------------------------
                                          CBS         SECRET                     CHARLOTTE
                           MEADOWS      EXCHANGE  COMMUNICATIONS    RICHMOND      EXCHANGE
                        ACQUISITIONS      (6)       ACQUISITION    ACQUISITION      (7)
                       -------------- ----------  -------------- -------------  -----------
Net broadcast
 revenues.............                  $    10       $35,532        $ 9,007       $6,222
Concert promotion
 revenue..............     $10,175
Station and other
 operating expenses ..                    1,288        20,844          7,757        3,885
Concert promotion
 operating expense ...       9,306
Depreciation,
 amortization,
 duopoly integration
 costs and
 acquisition related
 costs................       1,550           --         3,970            780          500

Corporate expenses ...          --           --            --          1,037           --

Other.................          --         (363)            2             --           --
                       -------------- ----------  -------------- -------------  -----------
Operating income
 (loss)...............        (681)        (915)       10,716           (567)       1,837
Interest expense......       1,275           --            --          1,210           --

Other expense
 (income).............         (30)          --         1,175             --           --

Equity (income) loss
 from investments.....          --           --            --             --           --
                       -------------- ----------  -------------- -------------  -----------
Income (loss) before
 income tax expense ..      (1,926)        (915)        9,541         (1,777)       1,837
Income tax expense
 (benefit)............          17          783            --             --           --
                       -------------- ----------  -------------- -------------  -----------
Net income (loss) ....      (1,943)      (1,698)        9,541         (1,777)       1,837
Preferred stock
 dividend
 requirement..........          --           --            --             --           --
Net income (loss)
 applicable to common
 shares...............     $(1,943)     $(1,698)      $ 9,541        $(1,777)      $1,837
                       ============== ==========  ============== =============  ===========
Average common shares
 outstanding..........

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                         PRO
                                                        FORMA
                          SUNSHINE       HEARST      ADJUSTMENTS     COMPLETED
                        ACQUISITION    ACQUISITION       (8)        TRANSACTIONS
                       ------------- -------------  ------------- --------------
Net broadcast
 revenues.............                   $15,631                      $131,014
Concert promotion
 revenue..............    $44,248                                      104,784
Station and other
 operating expenses ..                    15,130                        90,243
Concert promotion
 operating expense ...     37,326                        (6,078)(o)     91,240
Depreciation,
 amortization,
 duopoly integration
 costs and
 acquisition related
 costs................      1,522            293       $  1,491 (a)     36,528
                                                          8,052 (b)
                                                            559 (d)
                                                          3,014 (l)
                                                            308 (m)
Corporate expenses ...         --            169         (3,713)(e)       (313)
                                                          1,434 (e)
                                                         (3,000)(f)
Other.................         --             --                        (3,332)
                       ------------- -------------  ------------- --------------
Operating income
 (loss)...............      5,400             39         (2,066)        21,432
Interest expense......      3,019             --         (5,583)(a)     38,496
                                                         22,462 (a)
                                                        (35,635)(a)
                                                         48,375 (a)
                                                            547 (h)
                                                            (67)(j)
Other expense
 (income).............       (138)            --         (5,935)(g)       (467)
                                                         11,920 (g)
                                                         (1,175)(i)
Equity (income) loss
 from investments.....         --             --                          (525)
                       ------------- -------------  ------------- --------------
Income (loss) before
 income tax expense ..      2,519             39        (36,975)       (16,072)
Income tax expense
 (benefit)............      1,138             --          1,612 (g)      1,315
                       ------------- -------------  ------------- --------------
Net income (loss) ....      1,381             39        (38,587)       (17,387)
Preferred stock
 dividend
 requirement..........         --             --         32,063 (n)     32,063
Net income (loss)
 applicable to common
 shares...............    $ 1,381        $    39       $(70,650)     $ (49,450)
                       ============= =============  ============= ==============
Average common shares
 outstanding..........                                   70,796 (k)     70,796

(1) MMR MERGER

   Reflects the net effect of the historical operations of Multi-Market Radio, Inc. ("MMR") as adjusted for acquisitions and dispositions. SFX has not included in the pro forma statement of operations cost savings of $792,000 it believes would have been achieved in connection with the MMR Hartford Acquisition had the transactions been consummated as of January 1, 1996, consisting principally of the elimination of certain duplicative technical sales and general and administrative functions due to the operation of a cluster of stations in the Hartford market.

                                                 YEAR ENDED DECEMBER 31, 1996
                              -------------------------------------------------------------------
                                                               MMR
                                  AS            MMR          HARTFORD      PRO FORMA      MMR
                               REPORTED   DISPOSITIONS(a)  ACQUISITION    ADJUSTMENTS    MERGER
                              ---------- ---------------  ------------- -------------  ---------
                                                        (IN THOUSANDS)
Net broadcast revenues.......   $18,832       $(1,623)        $2,829                    $20,038
Station operating expenses ..    11,422        (1,931)         2,040                     11,531
Depreciation/amortization ...     7,611        (1,833)           277       $     26 (b)   6,081
Corporate expenses...........     2,517            --             --          1,253 (c)   1,253
                                                                             (2,517)(c)
Other........................        63            --             --            514 (e)     577
                              ---------- ---------------  ------------- -------------  ---------
Operating income (loss) .....    (2,781)        2,141            512            724         596
Interest expense.............     5,265            --            274         (5,539)(d)      --
Other expense (income).......        --           (57)           (12)            69 (d)      --
Income tax expense
 (benefit)...................                      --              7             (7)(d)      --
                              ---------- ---------------  ------------- -------------  ---------
Net income (loss)............   $(8,046)      $ 2,198         $  243       $  6,201     $   596
                              ========== ===============  ============= =============  =========

------------
(a) Reflects the elimination of the operations of stations WRSF-FM, sold in March 1996, WRXR-FM and WKBG-FM, sold in July 1996, WYAK-FM and WMYB-FM, sold in March 1997, and KOLL-FM, sold in April 1997.

(b) Reflects $26,000 for the year ended December 31, 1996 in amortization of intangible assets recorded in connection with the MMR Merger, Myrtle Beach Acquisition, MMR Hartford Acquisition, related incremental deferred taxes and change in amortization periods.

(c) To record incremental corporate overhead charges of $1,253,000 associated with the MMR Merger for the year ended December 31, 1996, and to eliminate MMR's existing corporate overhead of $2,517,000 for the year ended December 31, 1996.

(d) Elimination of nonrecurring income of $69,000 for the year ended December 31, 1996, interest expense of $5,539,000 for the year ended December 31, 1996, and income tax expense of $7,000 for the year ended December 31, 1996.

(e) Reflects non-cash compensation charge for the issuance of shares of the Series A and Series B Convertible Preferred Stock of MMR. The shares of Series A and Series B stock were issued to certain officers and advisors of MMR in July and November 1996, respectively, and converted into Class A Common Stock of SFX upon consummation of the MMR Merger. Certain of the shares issued pursuant to the Series A and Series B conversions which were issued to individuals currently employed by SFX are being held in escrow and are being released in five equal annual installments ending in April 2001.

 (2) LIBERTY ACQUISITION

   Reflects the net effect of the historical operations of the Liberty Acquisition adjusted for the Washington Dispositions.

                                    YEAR ENDED DECEMBER 31, 1996
                             -------------------------------------------
                              LIBERTY AS     WASHINGTON      LIBERTY
                               REPORTED     DISPOSITIONS   ACQUISITION
                             ------------ --------------  -------------
                                           (IN THOUSANDS)
Net broadcast revenues .....    $25,966       $  (974)       $24,992
Station operating expenses .     19,337        (1,563)        17,774
Depreciation/amortization ..      5,926          (776)         5,150
Corporate expenses .........      1,566           (88)         1,478
                             ------------ --------------  -------------
Operating income............       (863)        1,453            590
Interest expense ...........      3,467          (141)         3,326
Other expense (income)  ....      5,935            --          5,935
Income tax benefit..........     (3,378)           --         (3,378)
                             ------------ --------------  -------------
Net income (loss)...........    $(6,887)      $ 1,594        $(5,293)
                             ============ ==============  =============

(3) PRISM ACQUISITION

   Reflects the net effect of the historical operations of the Prism Acquisition adjusted for the Louisville Dispositions.

                                   YEAR ENDED DECEMBER 31, 1996
                             -----------------------------------------
                              PRISM AS     LOUISVILLE       PRISM
                              REPORTED    DISPOSITIONS   ACQUISITION
                             ---------- --------------  -------------
                                          (IN THOUSANDS)
Net broadcast revenues .....   $16,859      $(3,348)       $13,511
Station operating expenses .    13,373       (2,476)        10,897
Depreciation/amortization ..     1,599         (358)         1,241
Corporate expenses .........       808           --            808
                             ---------- --------------  -------------
Operating income (loss)  ...     1,079         (514)           565
Interest expense ...........       773           --            773
                             ---------- --------------  -------------
Net loss ...................   $   306      $  (514)       $  (208)
                             ========== ==============  =============

(4) OTHER 1996 ACQUISITIONS

   Reflects the net effect of the combined historical operations of the Greensboro Acquisition, the Raleigh-Greensboro Acquisitions, the Greenville Acquisition and the Jackson Acquisitions.

                                           YEAR ENDED DECEMBER 31, 1996
                             --------------------------------------------------------
                                RALEIGH-
                             GREENSBORO AND
                               GREENSBORO     GREENVILLE       JACKSON
                              ACQUISITIONS    ACQUISITION   ACQUISITIONS     TOTAL
                             -------------- -------------  -------------- ----------
                                                  (IN THOUSANDS)
Net broadcast revenues  ....     $3,619        $    639         $470        $  4,728
Station operating expenses        2,264             271          334           2,869
Depreciation/amortization ..      1,168             244           80           1,492
Corporate expenses..........          4             107           --             111
                             -------------- -------------  -------------- ----------
Operating income (loss) ....        183              17           56             256
Interest expense ...........         59             323           --             382
Other expense (income) .....        (51)        (11,897)          --         (11,948)
Income tax expense..........         45              --           --              45
                             -------------- -------------  -------------- ----------
Net income (loss)...........     $  130        $ 11,591         $ 56        $ 11,777
                             ============== =============  ============== ==========

 (5) HOUSTON EXCHANGE AND DALLAS DISPOSITION

   To reflect the exchange of KRLD-AM and the Texas State Networks for KKRW-FM in the Houston Exchange, and the sale of KTCK-AM in the Dallas Disposition.

                                                     YEAR ENDED DECEMBER 31, 1996
                            -------------------------------------------------------------------------------

                                       DISPOSITIONS              ACQUISITION                     HOUSTON
                                                                                                EXCHANGE
                            ------------------------------------------------                   AND DALLAS
                              KRLD-AM       TSN       KTCK-AM      KKRW-FM     ADJUSTMENTS*    DISPOSITION
                            ----------- ----------  ---------- -------------   ------------    -----------
                                                            (IN THOUSANDS)
Net broadcast revenues ....   $(10,711)   $(2,843)    $(2,136)     $7,010         $    --       $ (8,680)
Station operating
 expenses..................     (9,316)    (2,222)     (2,490)      3,721              --        (10,307)
Depreciation/amortization .     (1,157)      (226)       (284)         81           1,302           (284)
Corporate expenses.........         --         --          --         110              --            110
Other......................     (1,600)        --      (1,900)         --              --         (3,500)
                            ----------- ----------  ---------- -------------  -------------- -------------
Operating income (loss) ...      1,362       (395)      2,538       3,098          (1,302)         5,301
Interest expense...........     (1,482)      (373)        188          --              --         (1,667)
Other expense (income) ....         --         --          --         938              --            938
                            ----------- ----------  ---------- -------------  -------------- -------------
Net income (loss)..........   $  2,844    $   (22)    $ 2,350      $2,160         $(1,302)      $  6,030
                            =========== ==========  ========== =============  ============== =============

------------
* To reflect historical depreciation and amortization of KRLD-AM and the Texas State Networks and the disposition of KTCK-AM.

(6) CBS EXCHANGE

   To reflect the net effect of the exchange of WHFS-FM for KTXQ-FM and KRRW-FM in the CBS Exchange.

                                   NINE MONTHS ENDED SEPTEMBER 30, 1997
                             ------------------------------------------------
                              KTXQ-FM    WHFS-FM                      CBS
                              KRRW-FM    DISPOSAL   ADJUSTMENTS*    EXCHANGE
                             --------- ----------  -------------- ----------
                                              (IN THOUSANDS)
Net broadcast revenues  ....   $1,628     $1,688        $  --        $ (60)
Station operating expenses .    1,655      1,025           --          630
Depreciation/amortization ..       54        783          729           --
                             --------- ----------  -------------- ----------
Operating income (loss) ....      (81)      (120)        (729)        (690)
Income tax expense..........       32         --           --           32
                             --------- ----------  -------------- ----------
Net income (loss)...........   $ (113)    $ (120)      $ (729)       $(722)
                             ========= ==========  ============== ==========

                                    NINE MONTHS ENDED DECEMBER 31, 1996
                              ------------------------------------------------
                               KTXQ-FM    WHFS-FM                      CBS
                               KRRW-FM    DISPOSAL   ADJUSTMENTS*    EXCHANGE
                              --------- ----------  -------------- ----------
                                               (IN THOUSANDS)
Net broadcast revenues.......   $9,572     $9,562       $    --      $    10
Station operating expenses ..    7,116      5,828            --        1,288
Depreciation/amortization ...      218      1,548         1,330           --
Other........................       --        363            --         (363)
                              --------- ----------  -------------- ----------
Operating income.............    2,238      1,823        (1,330)        (915)
Income tax expense
 (benefit)...................      783         --            --          783
                              --------- ----------  -------------- ----------
Net income (loss)............   $1,455     $1,823       $(1,330)     $(1,698)
                              ========= ==========  ============== ==========

------------
* To eliminate depreciation of KTXQ-FM and KRRW-FM and reflect depreciation of WHFS-FM.

 (7) CHARLOTTE EXCHANGE

   Reflects the transfer of WDSY-FM and $20,000,000 in exchange for WRFX-FM in the Charlotte Exchange.

                                                             NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                    -------------------------------------------------------
                                                       WDSY-FM        WHFS-FM                    CHARLOTTE
                                                     DISPOSITION    ACQUISITION   ADJUSTMENTS    EXCHANGE
                                                    ------------- -------------  ------------- -----------
                                                                        (IN THOUSANDS)
Net revenues.......................................    $(4,367)       $5,931         $1,564
Station operating expenses.........................     (1,794)        3,122          1,328
Depreciation, amortization and acquisition related
 costs.............................................       (183)           --         $  558          375
                                                    ------------- -------------  ------------- -----------
Operating income...................................     (2,390)        2,809           (558)        (139)
                                                    ------------- -------------  ------------- -----------
Interest expense...................................       (730)           --             --         (730)
Net income (loss)..................................    $(1,660)       $2,809         $ (558)       $ 591
                                                    ============= =============  ============= ===========

                                                             NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                    -------------------------------------------------------
                                                       WDSY-FM        WHFS-FM                    CHARLOTTE
                                                     DISPOSITION    ACQUISITION   ADJUSTMENTS    EXCHANGE
                                                    ------------- -------------  ------------- -----------
                                                                        (IN THOUSANDS)
Net revenues.......................................    $(3,697)       $9,919                      $6,222
Station operating expenses.........................     (1,593)        5,478                       3,885
Depreciation, amortization and acquisition related
 costs.............................................         --         2,907        $ (2,407) *      500
Operating income...................................     (2,104)        1,534           2,407       1,837
                                                    ------------- -------------  ------------- -----------
Net income (loss)..................................    $(2,104)       $1,534        $  2,407      $1,837
                                                    ============= =============  ============= ===========

------------
* To reflect historical depreciation of WDSY-FM net of decrease in amortization due to the exchange allocation.

(8) PRO FORMA ADJUSTMENTS

   SFX has not included in the pro forma adjustments certain cost savings totaling $11,559,000 it believes would have been realized for the year ended December 31, 1996 following the Liberty Acquisition, the Prism Acquisition, the Houston Exchange, the Jackson Acquisitions, the Hearst Acquisition, the Charlotte Exchange, the Richmond Acquisition, the Texas Coast Acquisition and Hartford Acquisition and $2,881,000 for the nine months ended September 30, 1997 following the Richmond Acquisition, the Hearst Acquisition, the Charlotte Exchange, Hartford Acquisition, and Texas Coast Acquisition, had these transactions been consummated as of January 1, 1996. The cost savings consist principally of the elimination of certain duplicative technical, sales and general and administrative functions due to the operation of a cluster of stations in each of its principal markets, a reduction of employee benefit costs and commission rates and the elimination of programming personnel due to automation and simulcasting.

   While management believes that such cost savings and the elimination of non-recurring expenses are reasonably achievable, and many of which have been achieved, SFX's ability to fully achieve such cost savings and to eliminate the non-recurring expenses is subject to numerous factors, many of which are beyond SFX's control. These factors may include difficulties in integrating the acquired stations and the incurrence of unanticipated severance, promotional or other costs and expenses. There can be no assurance that SFX will realize all such cost savings.

a. To reflect interest expense of $36,282,000 and $48,375,000 for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively, related to the $450,000,000 of Senior Subordinated Notes at 10.75% issued in 1996, amortization of deferred financing costs of $125,000 and

   $1,491,000 for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively, interest expense of $16,848,000 and $22,462,000 relating to the borrowings from the Credit Agreement at 8% for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively, and elimination of existing interest expense (net of interest on other debt) of $47,397,000 and $41,218,000 related to SFX and the sellers for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively.

b. Reflects increase (decrease) in amortization of intangible assets resulting from the purchase price allocation, deferred taxes recorded and change in amortization period:

                                    YEAR ENDED DECEMBER 31, 1996              NINE MONTHS ENDED SEPTEMBER 30, 1997
                           --------------------------------------------------------------------------------------------
                            INCREASE DUE    DECREASE DUE                   INCREASE DUE   DECREASE DUE
                             TO PURCHASE    TO CHANGE IN                   TO PURCHASE    TO CHANGE IN
                                PRICE       AMORTIZATION   NET INCREASE       PRICE       AMORTIZATION    NET INCREASE
                             ALLOCATION       PERIODS       (DECREASE)      ALLOCATION       PERIODS       (DECREASE)
                           -------------- --------------  -------------- --------------  -------------- --------------
                                                                  (IN THOUSANDS)
Liberty Acquisition.......     $1,699         $(2,399)        $ (700)
Prism Acquisition.........      1,010            (642)           368
Charlotte WTDR/WLYT
 Acquisition..............        490                            490
Jackson Acquisitions . ...        108                            108
Greenville and Greensboro
 Acquisitions.............        597            (623)           (26)
Albany Acquisition........         23                             23          $    2                         $    2
Hartford Acquisition .....        910                            910             152                            152
Texas Coast Acquisition ..      1,067                          1,067              89                             89
Richmond Acquisition . ...      1,053            (164)           889             527           (82)             445
Hearst Acquisition........        733                            733             428                            428
Secret Communications
 Acquisition..............      6,207          (2,018)         4,189           2,069          (673)           1,396
                           -------------- --------------  -------------- --------------  -------------- --------------
 Total Pro Forma
  adjustments.............                                    $8,052                                         $2,512
                                                          ==============                                ==============

c. To reflect depreciation expense for fixed assets associated with the Texas Coast, Hartford and Richmond Acquisitions as per SFX's depreciation policy.
d. To reflect $559,000 in amortization relating to the present value of the Triathlon consulting fees assigned to SFX under the SCMC Termination Agreement for the year ended December 31, 1996.
e. To record incremental corporate overhead charges of $1,434,000 for the year ended December 31, 1996, relating to increases in personnel, professional fees and administrative expenses associated with the increased size of SFX due to the Completed Transactions and Pending Acquisition and Disposition--Broadcasting and the elimination of $3,713,000 for the year ended December 31, 1996, of the corporate overhead of the sellers.
f. Reflects fees of $3,000,000 incurred by Triathlon and would have been payable to SFX under the revised SCMC Agreement for the year ended December 31, 1996. Future fees may be lesser or greater based upon future acquisition and financing activity by Triathlon. Minimum annual fees will be $1,000,000 per year.
g. Elimination of acquisition related costs of $5,935,000 recorded on the income statement of Liberty for the year ended December 31, 1996, a gain on the sale of assets of $11,920,000 recorded on the books of ABS Greenville Partners, L.P. for the year ended December 31, 1996 and net income tax benefit of $1,612,000 for the year ended December 31, 1996.
h. To record interest expense of $195,000 and $547,000 for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively, in connection with the long-term payments due for the Delsener/Slater Acquisition, the Texas Coast Acquisition and the Sunshine Acquisition.
i. Elimination of LMA fees paid by Secret Communications for WJJJ-FM and WDSY-FM.
j. Elimination of interest expense on Jackson note payable to third party acquired by Capstar.
k. Reflects the issuance of 70,796 shares of SFX Class A common stock in connection with the Sunshine Acquisition for a total value of $2,000,000.

l. To reflect the depreciation and amortization expense adjustment of $3,014,000 and $884,000 associated with the Delsener/Slater, Meadows, and Sunshine concert acquisitions for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.
m. To reflect the amortization of $231,000 and $308,000 associated with the John Boy and Billy Network contract payments for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively.
n. To record the incremental Series D Preferred Stock and the Series E Preferred Stock dividends issued to finance a portion of the Pending Acquisition and Disposition--Broadcasting at a rate of 6.5% and 12 5/8%, respectively.
o. Reflects the elimination of non-recurring Delsener/Slater officer's bonuses and wages not being paid under SFX's new employment contracts.

(B) PENDING ACQUISITION & DISPOSITION--BROADCASTING

                                      NINE MONTHS ENDED SEPTEMBER 30, 1997 (IN THOUSANDS)
                                 -------------------------------------------------------------
                                                                                   PENDING
                                                                               ACQUISITION AND
                                    CAPSTAR       NASHVILLE      PRO FORMA      DISPOSITION--
                                  DISPOSITION    ACQUISITION  ADJUSTMENTS (1)   BROADCASTING
                                 ------------- -------------  --------------- ---------------
Net broadcast revenues..........    $(9,831)       $4,893                          $(4,938)
Station and other operating
 expenses.......................     (5,489)        4,263                           (1,226)
Depreciation, amortization,
 duopoly integration costs and
 acquisition related costs .....     (1,201)          467             39 (c)           (95)
                                                                     207 (d)
                                                                     393 (b)
                                 ------------- -------------  --------------- ---------------
Operating income (loss) ........     (3,141)          163           (639)           (3,617)
Interest expense ...............        (36)           --             36 (a)
Other expense (income) .........         --            (3)                              (3)
                                 ------------- -------------  --------------- ---------------
Income (loss) before income tax
 expense .......................     (3,105)          166           (675)           (3,614)
Income tax expense (benefit)  ..         --            (3)                              (3)
                                 ------------- -------------  --------------- ---------------
Net income (loss) ..............     (3,105)          169           (675)           (3,611)
                                 ------------- -------------  --------------- ---------------
Net income (loss) applicable to
 common shares .................    $(3,105)       $  169          $(675)          $(3,611)
                                 ============= =============  =============== ===============

                                      NINE MONTHS ENDED SEPTEMBER 30, 1997 (IN THOUSANDS)
                                 -------------------------------------------------------------
                                                                                   PENDING
                                                                               ACQUISITION AND
                                    CAPSTAR       NASHVILLE      PRO FORMA      DISPOSITION--
                                  DISPOSITION    ACQUISITION  ADJUSTMENTS (1)   BROADCASTING
                                 ------------- -------------  --------------- ---------------
Net broadcast revenues..........    $(9,012)       $8,081         $  (450) (d)     $(1,381)
Station and other operating
 expenses ......................     (5,265)        6,473                            1,208
Depreciation, amortization,
 duopoly integration costs and
 acquisition related costs  ....       (852)          652             275 (d)          650
                                                                       50 (c)
                                                                      525 (b)
                                 ------------- -------------  ---------------
Operating income (loss) ........     (2,895)          956          (1,300)          (3,239)
Interest expense ...............     (2,108)           --           2,108 (a)
Other expense (income) .........       (538)           --                             (538)
                                 ------------- -------------  --------------- ---------------
Income (loss) before income tax
 expense .......................       (249)          956          (3,408)          (2,701)
Income tax expense (benefit)  ..         --            --
                                 ------------- -------------  --------------- ---------------
Net income (loss) ..............       (249)          956          (3,408)          (2,701)
                                 ------------- -------------  --------------- ---------------
Net income (loss) applicable to
 common shares .................    $  (249)       $  956         $(3,408)         $(2,701)
                                 ============= =============  =============== ===============

(1) PRO FORMA ADJUSTMENTS

   SFX has not included in the pro forma adjustments certain cost savings totalling $539,000 it believes would have been realized for the year ended December 31, 1996 following the Nashville Acquisition and the Chancellor Exchange and $375,000 for the nine months ended September 30, 1997 following the Nashville Acquisition and the Chancellor Exchange, had these transactions been consummated as of January 1, 1996. The cost savings consist principally of the elimination of certain duplicative technical, sales and general and administrative functions due to the operation of a cluster of stations in each of its principal markets, a reduction of employee benefit costs and commission rates and the elimination of programming personnel due to automation and simulcasting.

   While management believes that such cost savings and the elimination of nonrecurring expenses are reasonably achievable, SFX's ability to fully achieve such cost savings and to eliminate the nonrecurring expenses is subject to numerous factors, many of which are beyond SFX's control. These factors may include difficulties in integrating the acquired stations and the incurrence of unanticipated severance, promotional or other costs and expenses. There can be no assurance that SFX will realize all such cost savings.

   a. To reflect the elimination of existing interest expense of $36,000 and $2,108,000 related to the Capstar Disposition for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively.

   b. Reflects increase in amortization of intangible assets of $393,000 and $525,000 for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively, resulting from the purchase price allocation and change in amortization period related to the Nashville Acquisition.

   c. Amortization of $39,000 and $50,000 for acquisition costs associated with the Nashville Acquisition for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively.

   d. To reflect the reduced amortization of goodwill and elimination of LMA fees of the Chancellor Exchange.

(C) PENDING ACQUISITIONS AND THE FINANCING--ENTERTAINMENT

                              NINE MONTHS ENDED SEPTEMBER 30, 1997 (IN THOUSANDS)
                           ----------------------------------------------------------
                                PACE       CONTEMPORARY     NETWORK          BGP
                            ACQUISITION    ACQUISITION    ACQUISITION    ACQUISITION
                                 I              II            III            IV
                           ------------- --------------  ------------- -------------
Revenue...................    $229,480       $85,570        $20,563        $66,094
Operating expenses........     205,015        77,284         14,775         59,312
Depreciation &
 amortization.............       4,476         1,081            207            729
Corporate expenses........          --            --             --             --
                           ------------- --------------  ------------- -------------
Operating income (loss) ..      19,989         7,205          5,581          6,053
Interest expense..........       4,803           227            196            837

Other (income) expenses  .        (394)         (170)          (123)          (221)
Equity (income) loss from
 investments .............      (6,615)           --             --             --
                           ------------- --------------  ------------- -------------
Income/(loss) before
 income tax expense ......      22,195         7,148          5,508          5,437
Income tax expense
 (benefit) ...............       3,751            --            135          2,237
                           ------------- --------------  ------------- -------------
Net income (loss).........    $ 18,444       $ 7,148        $ 5,373        $ 3,200
                           ============= ==============  ============= =============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                           PRO FORMA
                                                                            FOR THE
                                                          PRO FORMA         PENDING
                             CONCERTS/                   ADJUSTMENTS     ACQUISITIONS
                              SOUTHERN      PRO FORMA      FOR THE          AND THE
                            ACQUISITION    ADJUSTMENTS    FINANCING       FINANCING--
                                 V             VI            VII       SFX ENTERTAINMENT
                           ------------- -------------  ------------- -----------------
Revenue...................    $13,093       $     --       $     --        $414,800
Operating expenses........     10,532             --             --         366,918
Depreciation &
 amortization.............         57         16,703 (a)         --          23,253
Corporate expenses........         --          1,500 (b)         --           1,500
                           ------------- -------------  ------------- -----------------
Operating income (loss) ..      2,504        (18,203)            --          23,129
Interest expense..........         --             --         (6,063)(a)      31,208
                                                  --         31,208 (b)
Other (income) expenses  .        (57)           944 (c)         --             (21)
Equity (income) loss from
 investments .............        (34)          (944)(c)         --          (7,593)
                           ------------- -------------  ------------- -----------------
Income/(loss) before
 income tax expense ......      2,595        (18,203)       (25,145)           (465)
Income tax expense
 (benefit) ...............         --         (2,497)(d)         --           3,626
                           ------------- -------------  ------------- -----------------
Net income (loss).........    $ 2,595       $(15,706)       (25,145)       $  (4,091)
                           ============= =============  ============= =================

I. PACE ACQUISITION

   Reflects the PACE Acquisition and the separate acquisitions of two partners' interest in a partnership that owns certain amphitheaters operated by PACE. The PACE Acquisition is not conditional on the consummation of the Pavilion Acquisition.

                                               NINE MONTHS ENDED SEPTEMBER 30, 1997 IN (000'S)
                                          ---------------------------------------------------------
                                               PACE        PAVILION      PRO FORMA        PACE
                                           AS REPORTED    AS REPORTED   ADJUSTMENTS    ACQUISITION
                                          ------------- -------------  ------------- -------------
Revenue..................................    $137,616       $91,114       $   750 (a)   $229,480
Operating expenses ......................     131,473        75,319        (1,777)(b)    205,015
Depreciation & amortization .............       1,462         3,014            --          4,476
Other expenses ..........................         447            --          (447)(c)         --
                                          ------------- -------------  ------------- -------------
Operating income ........................       4,234        12,781         2,974         19,989
Interest expense ........................       1,517         3,286            --          4,803
Other expenses ..........................          64         1,530        (1,988)          (394)
Equity (income) loss from investments  ..      (6,949)       (1,654)        1,988 (d)     (6,615)
                                          ------------- -------------  ------------- -------------
Income/(loss) before income tax expense         9,602         9,619         2,974         22,195
Income tax expense ......................       3,751            --            --          3,751
                                          ------------- -------------  ------------- -------------
Net income (loss) .......................    $  5,851       $ 9,619       $ 2,974       $ 18,444
                                          ============= =============  ============= =============

------------

Pro Forma Adjustments:

(a) To reflect non-cash revenue resulting from SFX Entertainment granting Blockbuster naming rights to three venues for two years for no future consideration as part of its agreement to acquire Blockbuster's indirect 33 1/3% interest in Pavilion Partners.
(b) Reflects the elimination of $870,000 of certain officer's bonuses and wages which will not be paid under SFX Entertainment's new employment contracts and of $907,000 of non-recurring costs incurred in connection with PACE's planned initial public offering.

(c) Reflects the elimination of non-recurring restricted stock compensation to PACE executives who will receive incentive stock options pursuant to their new employment agreements with SFX Entertainment.

(d) To eliminate PACE's income from its 33 1/3% equity investment in Pavilion Partners. PACE currently owns 33 1/3% in Pavilion Partners and has agreed to acquire the remaining 66 2/3% interest in Pavilion Partners pursuant to the Blockbuster Acquisition and Sony Acquisition.

II. CONTEMPORARY ACQUISITION

   Reflects the Contemporary Acquisition and the separate acquisition of the remaining 50% interest in Riverport Amphitheater Partners, a partnership that owns an amphitheater in St. Louis, MO that is operated by Contemporary. The Contemporary Acquisition is not conditioned upon the consummation of the acquisition of such 50% interest.

                                                NINE MONTHS ENDED SEPTEMBER 30, 1997 IN (000'S)
                                          -----------------------------------------------------------
                                           CONTEMPORARY     RIVERPORT     PRO FORMA     CONTEMPORARY
                                            AS REPORTED    AS REPORTED   ADJUSTMENTS    ACQUISITION
                                          -------------- -------------  ------------- --------------
Revenue .................................     $71,141        $14,429        $   --        $85,570
Operating expenses ......................      66,764         11,223          (703)(a)     77,284
Depreciation & amortization .............         498            583            --          1,081
                                          -------------- -------------  ------------- --------------
Operating income ........................       3,879          2,623           703          7,205
Interest expense ........................         153             74            --            227
Other income ............................        (122)           (48)           --           (170)
Equity (income) from investments  .......      (1,298)            --         1,298  (b)        --
                                          -------------- -------------  ------------- --------------
Income (loss) before income tax expense         5,146          2,597          (595)         7,148
Income tax expense ......................          --             --            --             --
                                          -------------- -------------  ------------- --------------
Net income (loss) .......................     $ 5,146        $ 2,597        $ (595)       $ 7,148
                                          ============== =============  ============= ==============

------------

Pro Forma Adjustments:

(a) Reflects the elimination of consulting expenses which will not be paid under SFX Entertainment's new contracts.

(b) Reflects the elimination of Contemporary's equity income in Riverport Amphitheater Partners. Contemporary had entered into an agreement to acquire its partners' 50% interest in this venture. If Contemporary is unable to complete this acquisition of the remaining 50% interest in Riverport Amphitheater Partners, the cash consideration paid by SFX Entertainment for Contemporary will be reduced by $10,500,000.

   The acquisition agreement provides that in the event the Contemporary Acquisition is consummated prior to the consummation of the Spin-Off, 1,402,851 shares of preferred stock of SFX Entertainment will be issued to the Sellers. Such preferred stock is to be converted into an equal number of shares of Class A Common Stock of SFX Entertainment upon consummation of the Spin-Off or, if the Spin-Off shall not have occurred prior to July 1, 1998, such preferred stock is to be redeemed at their fair market value, but in no event less than $18,700,000.

III. NETWORK ACQUISITION

   The Network Acquisition consists of the separate acquisitions of Network Magazine and SJS. These acquisitions are each conditioned on the concurrent closing of the other.

                                                 NINE MONTHS ENDED SEPTEMBER 30, 1997 IN (000'S)
                                          --------------------------------------------------------------
                                            THE NETWORK
                                              MAGAZINE           SJS         PRO FORMA       NETWORK
                                          AS REPORTED (a)  AS REPORTED (a)  ADJUSTMENTS    ACQUISITIONS
                                          --------------- ---------------  ------------- --------------
Revenue .................................     $12,047          $10,737        $(2,221)(c)    $20,563
Operating expenses ......................      11,878           10,717         (5,599)(b)     14,775
Depreciation & amortization .............         119               88             --            207
                                          --------------- ---------------  ------------- --------------
Operating income (loss) .................          50              (68)         5,599          5,581
Interest expense ........................         163               33             --            196
Other income ............................         (43)             (80)            --           (123)
                                          --------------- ---------------  ------------- --------------
(Loss) income before income tax expense           (70)             (21)         5,599          5,508
Income tax expense ......................          --              135             --            135
                                          --------------- ---------------  ------------- --------------
Net (loss) income .......................     $   (70)         $  (156)       $ 5,599        $ 5,373
                                          =============== ===============  ============= ==============

------------

Pro Forma Adjustments:

(a) SFX Entertainment's purchase agreement for Network Magazine and SJS provides that the purchase price will be increased by $4,000,000 if total 1998 EBITDA as defined equals $9,000,000; by an additional $4 for each $1 increase in EBITDA between $9,000,000 and $10,000,000 and by an additional $6 for each $1 increase in EBITDA between $10,000,000 and $11,000,000 (maximum of $14,000,000 additional consideration). The additional consideration is payable is stock or cash at SFX Entertainment's option. The pro forma statement of operation assumes that no additional consideration is paid.

(b) Reflects the elimination of certain officer's bonuses and wages which will not be paid under SFX Entertainment's new employment contracts.

(c) Reflects the elimination of transactions between Network Magazine and SJS.

IV. BGP ACQUISITION

                                    NINE MONTHS ENDED SEPTEMBER 30, 1997 IN
                                                    (000'S)
                                  -------------------------------------------
                                                   PRO FORMA        BGP
                                   AS REPORTED    ADJUSTMENTS   ACQUISITION
                                  ------------- -------------  -------------
Revenue .........................    $66,094          $--         $66,094
Operating expenses...............     59,312           --          59,312
Depreciation & amortization  ....        729           --             729
                                  ------------- -------------  -------------
Operating income.................      6,053           --           6,053
Interest expense.................        837           --             837
Other income.....................       (221)          --            (221)
                                  ------------- -------------  -------------
Income before income tax
 expense.........................      5,437           --           5,437
Income tax expense...............      2,237           --           2,237
                                  ------------- -------------  -------------
Net income.......................    $ 3,200          $--           3,200
                                  ============= =============  =============

------------
(a) Reflects BGP's audited actual operating results for the nine months ended October 31, 1997.

 V. CONCERT/SOUTHERN ACQUISITION

                                    NINE MONTHS ENDED SEPTEMBER 30, 1997 IN
                                                    (000'S)
                                  -------------------------------------------
                                                                  CONCERT/
                                                   PRO FORMA      SOUTHERN
                                   AS REPORTED    ADJUSTMENTS   ACQUISITION
                                  ------------- -------------  -------------
Revenue..........................    $13,093         $  --        $13,093
Operating expenses...............     11,097          (565)(a)     10,532
Depreciation & amortization .....         57            --             57
                                  ------------- -------------  -------------
Operating income.................      1,939           565          2,504
Interest expense.................         --            --             --
Other income.....................        (57)           --            (57)
Equity loss (income) from
 investments.....................         11           (45)(b)        (34)
                                  ------------- -------------  -------------
Income before income tax
 expense.........................      1,985           610          2,595
Income tax expense...............         --            --             --
                                  ------------- -------------  -------------
Net income.......................    $ 1,985         $ 610        $ 2,595
                                  ============= =============  =============

------------

Pro Forma Adjustments:
(a) Reflects the elimination of certain officer's bonuses and wages which will not be paid under SFX Entertainment's new employment contracts.

(b) Reflects the elimination of equity income of a non-entertainment affiliated entity which is not being acquired by SFX Entertainment.

VI. PRO FORMA ADJUSTMENTS

(a) Reflects the increase in depreciation and amortization resulting from the preliminary purchase accounting treatment of the Pending Acquisitions. SFX Entertainment amortizes goodwill over 15 years.

(b) To record incremental corporate overhead charges associated with incremental headquarters personnel and general and administrative expenses that management estimates will be necessary following completion of the Pending Acquisitions.

(c) To reclassify Delsener/Slater's equity income in the PNC Bank Arts Center venue following the acquisition of Pavilion Partners which owns the other 50% equity interest in the venue.

(d) Represents an adjustment to the provision for income taxes to reflect the appropriate pro forma tax provision.

VII. PRO FORMA FOR THE FINANCING

(a) Represents the elimination of existing interest expense for the Pending Acquisitions.

(b) Reflects interest expense associated with the issuance of $275,000,000 of New Notes, the New Credit Agreement, other debt and deferred compensation costs for the Pending Acquisitions. There can be no assurance that SFX Entertainment will be able to obtain such financing on acceptable terms, or at all.

                                          YEAR ENDED DECEMBER 31, 1996 (IN THOUSANDS)
                           -------------------------------------------------------------------------
                                                                                         CONCERT/
                                PACE       CONTEMPORARY     NETWORK          BGP         SOUTHERN
                            ACQUISITION    ACQUISITION    ACQUISITION    ACQUISITION   ACQUISITION
                                 I              II            III            IV             V
                           ------------- --------------  ------------- -------------  -------------
Revenue...................    $246,595       $71,545        $24,556        $92,331       $12,601
Operating expenses........     237,999        64,274         18,403         85,960        10,481
Depreciation &
 amortization.............       5,336         1,334            268          1,474            69
Corporate expenses........          --            --             --             --            --
                           ------------- --------------  ------------- -------------  -------------
Operating income (loss) ..       3,260         5,937          5,885          4,897         2,051
Interest expense..........       5,456           383            294          1,258            --
Other (income) expenses ..        (368)         (770)           (42)          (584)          (47)
                                    --            --         (1,811)
Equity (income) loss from
 investments..............      (2,945)           --             --             --            38
                           ------------- --------------  ------------- -------------  -------------
Income (loss) before
 income tax expense.......       1,117         6,324          5,633          4,223         2,060
Income tax expense
 (benefit)................        (714)           35            303          1,272            --
                           ------------- --------------  ------------- -------------  -------------
Net income (loss).........    $  1,831       $ 6,289        $ 5,330        $ 2,951       $ 2,060
                           ============= ==============  ============= =============  =============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                            PRO FORMA
                                                             FOR THE
                                            PRO FORMA        PENDING
                                           ADJUSTMENTS     ACQUISITIONS
                             PRO FORMA       FOR THE         AND THE
                            ADJUSTMENTS     FINANCING      FINANCING--
                                 VI            VII      SFX ENTERTAINMENT
                           ------------- -------------  -----------------
Revenue...................    $   (312)(d)  $     --         $447,316
Operating expenses........          --            --          417,117
Depreciation &
 amortization.............      22,481 (a)        --           30,962
Corporate expenses........       2,000 (b)        --            2,000
                           ------------- -------------  -----------------
Operating income (loss) ..     (24,793)           --           (2,763)
Interest expense..........                    (7,391)(a)
Other (income) expenses ..          --        41,610 (b)       41,610

Equity (income) loss from
 investments..............        (312)(d)        --           (3,219)
                           ------------- -------------  -----------------
Income (loss) before
 income tax expense.......     (24,481)      (34,219)         (39,343)
Income tax expense
 (benefit)................         809 (c)        --            1,705
                           ------------- -------------  -----------------
Net income (loss).........    $(25,290)     $(34,219)        $(41,048)
                           ============= =============  =================

I. PACE ACQUISITION

   Reflects the PACE Acquisition and the separate acquisitions of two partners' interest in a partnership that owns certain amphitheaters operated by PACE. The PACE Acquisition is not conditioned on the consummation of the Pavilion Acquisition.

                                                    YEAR ENDED DECEMBER 31, 1996 IN (000'S)
                             --------------------------------------------------------------------------------------
                                   PACE        PAVILION      PAVILION      PAVILION      PRO FORMA        PACE
                             AS REPORTED (a)  1 MONTH (b) 11 MONTHS (b)   AS REPORTED   ADJUSTMENTS    ACQUISITION
                             --------------- -----------  ------------- -------------  ------------- -------------
Revenue.....................     $156,325       $5,177       $84,093        $89,270       $ 1,000 (c)   $246,595
Operating expenses..........      155,533        5,199        77,267         82,466            --        237,999
Depreciation &
 amortization...............        1,737          253         3,346          3,599            --          5,336
Other expenses..............        3,675           --            --             --        (3,675)(d)         --
                             --------------- -----------  ------------- -------------  ------------- -------------
Operating (loss) income ....       (4,620)        (275)        3,480          3,205         4,675          3,260
Interest expense............        1,206          395         3,855          4,250            --          5,456
Other income................          (59)        (123)          (83)          (206)         (103)          (368)
Equity (income) loss from
 investments................       (3,048)          --            --             --           103 (e)     (2,945)
                             --------------- -----------  ------------- -------------  ------------- -------------
Income (loss) before income
 tax expense................       (2,719)        (547)         (292)          (839)        4,675          1,117
Income tax (benefit)........         (714)          --            --             --            --           (714)
                             --------------- -----------  ------------- -------------  ------------- -------------
Net (loss) income...........     $ (2,005)      $ (547)      $  (292)       $  (839)      $ 4,675       $  1,831
                             =============== ===========  ============= =============  ============= =============

------------
Pro Forma Adjustments:

(a) Reflects PACE's audited operating results for fiscal year ended September 30, 1996.

(b) Reflects Pavilion Partners' unaudited operating results for the one month ended October 31, 1995 and the audited operating results for the eleven months ended September 30, 1996. During 1996, Pavilion Partners changed its fiscal year-end from October 31 to September 30. PACE currently owns 33 1/3% in Pavilion Partners and has agreed to acquire the remaining 66 2/3% interest from the two partners Blockbuster and Sony.

(c) To reflect non-cash revenue resulting from SFX Entertainment granting Blockbuster naming rights to three venues for two years for no future consideration as part of its agreement to acquire Blockbuster's indirect 33 1/3% interest in Pavilion Partners.

(d) Reflects the elimination of non-recurring restricted stock compensation to PACE executives who will receive incentive stock options pursuant to their new employment agreements with SFX Entertainment.

(e) To eliminate PACE's income from its 33 1/3% equity investment in Pavilion Partners. PACE currently owns 33 1/3% in Pavilion Partners and has agreed to acquire the remaining 66 2/3% interest in Pavilion Partners pursuant to the Blockbuster Acquisition and Sony
        Acquisition.

 II. CONTEMPORARY ACQUISITION

   Reflects the Contemporary Acquisition and the separate acquisition of the remaining 50% interest in Riverport Amphitheater Partners, a partnership that owns an amphitheater in St. Louis, MO that is operated by Contemporary. The Contemporary Acquisition is not conditioned upon the consummation of the acquisition of such 50% interest.

                                                   YEAR ENDED DECEMBER 31, 1996 IN (000'S)
                                         -----------------------------------------------------------
                                          CONTEMPORARY     RIVERPORT     PRO FORMA     CONTEMPORARY
                                           AS REPORTED    AS REPORTED   ADJUSTMENTS    ACQUISITION
                                         -------------- -------------  ------------- --------------
Revenue.................................     $59,852        $11,693       $    --        $71,545
Operating expenses......................      58,189          9,722        (3,637)(a)     64,274
Depreciation & amortization.............         567            767            --          1,334
                                         -------------- -------------  ------------- --------------
Operating income........................       1,096          1,204         3,637          5,937
Interest expense........................         213            170            --            383
Other income............................        (159)          (611)           --           (770)
Equity (income) loss from investments ..        (822)            --           822 (b)         --
                                         -------------- -------------  ------------- --------------
Income (loss) before income tax
 expense................................       1,864          1,645         2,815          6,324
Income tax expense......................          35             --            35             --
                                         -------------- -------------  ------------- --------------
Net income..............................     $ 1,829        $ 1,645       $ 2,815        $ 6,289
                                         ============== =============  ============= ==============

------------
Pro Forma Adjustments:

(a) Reflects the elimination of certain officer's bonuses and wages not expected to be paid under SFX Entertainment new employment contracts.

(b) Reflects the elimination of Contemporary's equity income in Riverport Amphitheater Partners. Contemporary had entered into an agreement to acquire its partners' 50% interest in this venture. If Contemporary is unable to complete this acquisition of the remaining 50% interest in Riverport Amphitheater Partners, the cash consideration paid by SFX Entertainment for Contemporary will be reduced by $10,500,000.

   The acquisition agreement provides that in the event the Contemporary Acquisition is consummated prior to the consummation of the Spin-Off, 1,402,851 shares of preferred stock of SFX Entertainment will be issued to the Sellers. Such preferred stock is to be converted into an equal number of shares of Class A Common Stock of SFX Entertainment upon consummation of the Spin-Off or, if the Spin-Off shall not have occurred prior to July 1, 1998, such preferred stock is to be redeemed at their fair market value, but in no event less than $18,700,000.

 III. NETWORK ACQUISITIONS

   The Network Acquisitions consist of the separate acquisitions of Network Magazine and SJS. These acquisitions are each conditioned on the concurrent closing of the other.

                                            YEAR ENDED DECEMBER 31, 1996 IN (000'S)
                                  ------------------------------------------------------------
                                    THE NETWORK
                                      MAGAZINE          SJS        PRO FORMA       NETWORK
                                  AS REPORTED (a)   AS REPORTED   ADJUSTMENTS    ACQUISITIONS
                                  --------------- -------------  ------------- --------------
Revenue..........................     $14,767         $11,375       $(1,586)(c)    $24,556
Operating expenses...............      14,275          11,259        (5,545)(b)     18,403
                                                                     (1,586)(c)
Depreciation & amortization .....         184              84            --            268
                                  --------------- -------------  ------------- --------------
Operating income.................         308              32         5,545          5,885
Interest expense.................         291               3            --            294
Other income.....................         (42)             --            --            (42)
                                  --------------- -------------  ------------- --------------
Income before income tax
 expense.........................          59              29         5,545          5,633
Income tax expense...............         212              91            --            303
                                  --------------- -------------  ------------- --------------
Net (loss) income................     $  (153)        $   (62)      $ 5,545        $ 5,330
                                  =============== =============  ============= ==============

------------
Pro Forma Adjustments:

(a) Reflects Network Magazine's audited operating results for fiscal year ended September 30, 1996. SFX Entertainment's purchase agreement for Network Magazine and SJS provides that the purchase price will be increased by $4,000,000 if total 1998 EBITDA as defined equals $9,000,000; by an additional $4 for each $1 increase in EBITDA between $9,000,000 and $10,000,000 and by an additional $6 for each $1 increase in EBITDA between $10,000,000 and $11,000,000 (maximum of $14,000,000 additional consideration). The additional consideration is payable is stock or cash at SFX Entertainment's option. The pro forma statement of operations assumes that no additional consideration is paid.

(b) Reflects the elimination of certain officer's bonuses and wages which will not be paid under SFX Entertainment's new employment contracts.

(c) Reflects the elimination of transactions between Network Magazine and SJS.

 IV. BGP ACQUISITION

                                     YEAR ENDED DECEMBER 31, 1996 IN (000'S)
                                  ---------------------------------------------
                                                     PRO FORMA        BGP
                                  AS REPORTED (a)   ADJUSTMENTS   ACQUISITION
                                  --------------- -------------  -------------
Revenue..........................     $92,331         $    --       $92,331
Operating expenses...............      87,520          (1,560)(b)    85,960
Depreciation & amortization .....       1,474              --         1,474
                                  --------------- -------------  -------------
Operating income.................       3,337           1,560         4,897
Interest expense.................       1,258              --         1,258
Other Expense....................        (584)             --          (584)
                                  --------------- -------------  -------------
Income before income tax
 expense.........................       2,663           1,560         4,223
Income tax expense...............       1,272              --         1,272
                                  --------------- -------------  -------------
Net income.......................     $ 1,391         $ 1,560       $ 2,951
                                  =============== =============  =============

------------
Pro Forma Adjustments:

(a) Reflects BGP's audited operating results for the fiscal year ended January 31, 1997.

(b) Reflects the elimination of certain officer's bonuses, wages, partnership life insurance, profit sharing and other eliminating adjustments which will not be paid under SFX Entertainment's new contracts.

V. CONCERT/SOUTHERN ACQUISITION

                                    YEAR ENDED DECEMBER 31, 1996 IN (000'S)
                                  -------------------------------------------
                                                                  CONCERT/
                                                   PRO FORMA      SOUTHERN
                                   AS REPORTED    ADJUSTMENTS   ACQUISITION
                                  ------------- -------------  -------------
Revenue..........................    $12,601         $  --        $12,601
Operating expenses...............     10,873          (392)(a)     10,481
Depreciation & amortization .....         69            --             69
                                  ------------- -------------  -------------
Operating income.................      1,659           392          2,051
Investment income................        (47)           --            (47)
Equity loss from investments ....         27            11 (b)         38
                                  ------------- -------------  -------------
Income before income tax
 expense.........................      1,679           381          2,060
Income tax expense...............         --            --             --
                                  ------------- -------------  -------------
Net income.......................    $ 1,679         $ 381        $ 2,060
                                  ============= =============  =============

------------
Pro Forma Adjustments:

(a) Reflects the elimination of certain officer's bonuses and wages which will not be paid under the SFX Entertainment new employment contracts.

(b) Reflects the elimination of equity loss of a non-entertainment affiliated entity which is not being acquired by SFX Entertainment.

VI. PRO FORMA ADJUSTMENTS:

(a) Reflects the increase in depreciation and amortization resulting from the preliminary purchase accounting treatment of the Pending Acquisitions. SFX Entertainment amortizes goodwill over 15 years.

(b) To record incremental corporate overhead charges associated with incremental headquarters personnel that management estimates will be necessary following completion of the Pending Acquisitions.

(c) Reflects estimated state and local income taxes. On a consolidated pro forma basis, SFX Entertainment has a net operating loss for the year ending December 31, 1996 of approximately $16 million for which no federal tax benefit has been provided.

(d) To reclassify the Delsener/Slater's equity income in the PNC Bank Arts Center venue following the acquisition of Pavilion Partners which owns the other 50% equity interest in the venue.

VII. PRO FORMA FOR THE FINANCINGS:

(a) Represents the elimination of existing interest expense for the Pending Acquisitions.

(b) Reflects interest expense associated with the $275,000,000 in privately-placed debt, the senior credit facility, other debt and deferred compensation costs for the Pending Acquisitions. There can be no assurance that SFX Entertainment will be able to obtain such financing on acceptable terms, or at all.

(D) SFX ENTERTAINMENT PRO FORMA FOR THE PENDING ACQUISITIONS

   o Reflects pro forma operating results of SFX Entertainment had all the Pending Acquisitions--Entertainment and the Delsener/Slater, Meadows, and Sunshine Acquisitions been consummated at January 1, 1996.

(E) PRO FORMA FOR THE SPIN-OFF--SFX ENTERTAINMENT

   o Reflects pro forma operating results of SFX after the Spin-Off of SFX Entertainment.

                  GLOSSARY TO UNAUDITED PRO FORMA CONDENSED
                        COMBINED FINANCIAL STATEMENTS

   "Albany Acquisition" means the acquisition by SFX, consummated in January 1997, of substantially all of the assets used in the operation of WYSR-FM, operating in Albany, New York.

   "BGP Acquisition" means the pending acquisition by SFX Entertainment of BG Presents, Inc., a concert promotion company operating in San Francisco, California.

   "Capstar Disposition" means the pending sale by SFX of the Jackson stations and the Biloxi station.

   "CBS Exchange" means the exchange by SFX, consummated in March 1997 of radio station WHFS-FM, operating in Washington, D.C./Baltimore, Maryland, for KTXQ-FM and KRRW-FM, both operating in Dallas, Texas, and owned by CBS, Inc. As such, historical operating results for WHFS-FM, KTXQ-FM and KRRW-FM have been added to SFX, as reported amounts for the twelve months ending December 31, 1996 and from January 1, 1997 through March 31, 1997.

   "Chancellor Exchange" means the pending exchange of SFX's radio stations WBAB-FM, WHFM-FM, WBLI-FM and WGBB-AM, each operating on Long Island, New York, for WFYV-FM and WAPE-FM, both operating in Jacksonville, Florida, and a payment to SFX of $11.0 million in cash.

   "Charlotte Acquisition" means the acquisition by SFX, consummated in February 1996, of WTDR-FM and WLYT-FM, both operating in Charlotte, North Carolina. As such, historical operating results for WTDR-FM and WLYT-FM have been added to SFX, as reported amounts from January 1, 1996 through February 1, 1996.

   "Charlotte Exchange" means the exchange by SFX, consummated in August 1997 of WDSY-FM in Pittsburgh, Pennsylvania and $20 million in cash for WRFX-FM in Charlotte, North Carolina. As such, historical operating results for WRFX-FM have been added to SFX, as reported amounts for the year ending December 31, 1996 and from January 1, 1997 through August 1, 1997.

   "Completed Transactions" means, collectively, the MMR Merger, the Greensboro Acquisition, the Liberty Acquisition, the Prism Acquisition, the Jackson Acquisitions, the Greenville Acquisition, the CBS Exchange, the Louisville Acquisition, the Raleigh-Greensboro Acquisitions, the Houston Exchange, the Albany Acquisition, the Delsener/Slater Acquisition, the Meadows Acquisition, the Secret Communications Acquisition, the Sunshine Acquisition, the Richmond Acquisition, the Hearst Acquisition, the acquisitions of WTDR-FM and WLYT-FM, both operating in Charlotte, North Carolina, KTCK-FM, operating in Dallas, Texas, and KYXY-FM, operating in San Diego, California, the Little Rock Disposition, the Washington Dispositions, the Louisville Dispositions, the Dallas Disposition.

   "Concert/Southern Acquisition" means the pending acquisition by SFX Entertainment of Concerts/ Southern, a concert promotion company, operating in Atlanta, Georgia.

   "Contemporary Acquisition" means the pending acquisition by SFX Entertainment of the Contemporary Group, a concert promotion company, operating in St. Louis, Missouri, and certain affiliated entities.

   "Credit Agreement" means the definitive credit agreement SFX entered into on June 23, 1997, which increases amounts available under its senior credit facility to $400 million.

   "Dallas Disposition" means the sale by SFX, consummated in October 1996, of radio station KTCK-AM, operating in Dallas, Texas. As such, historical operating results for KTCK-AM have been added to SFX, as reported amounts from January 1, 1996 through October 17, 1996.

   "Delsener/Slater Acquisition" means the acquisition by SFX, consummated in January 1997, of Delsener/Slater Enterprises, Ltd., a concert promotion company, and certain affiliated entities (collectively, "Delsener/Slater"). As such, historical the operating results for Delsener/Slater have been added to SFX, as reported amounts for the 12 months ending December 31, 1996.

   "Greensboro Acquisition" means the acquisition by SFX, consummated in December 1996, of substantially all of the assets of WHSL-FM, operating in Greensboro, North Carolina. As such, historical the operating results for WHSL-FM have been added to SFX, as reported amounts from January 1, 1996 through December 6, 1996.

    "Greenville Acquisition" means the acquisition by SFX, consummated in June 1996, of substantially all of the assets of WROQ-FM, operating in Greenville-Spartanburg, South Carolina. As such, historical the operating results for WROQ-FM have been added to SFX, as reported amounts from January 1, 1996 through June 25, 1996.

   "Hartford Acquisition" means the acquisition by SFX, consummated in February 1997, of WWYZ-FM, which operates in Hartford, Connecticut. As such, historical the operating results for WWYZ-FM have been added to SFX, as reported amounts for the year ending December 31, 1996 and from January 1, 1997 through February 28, 1997.

   "Hearst Acquisition" means the acquisition by SFX, consummated in August 1997, of two radio stations operating in Pittsburgh, Pennsylvania and two stations in Milwaukee, Wisconsin for cash. As such, historical operating results for the Pittsburgh and Milwaukee Stations have been added to SFX, as reported amounts for the year ending December 31, 1996 and from January 1, 1997 through August 1, 1997.

   "Houston Exchange" means the exchange by SFX, consummated in December 1996, of SFX's radio station KRLD-AM, operating in Dallas, Texas, and SFX's Texas State Networks for radio station KKRW-FM, operating in Houston, Texas. As such, historical the operating results for KRLD-FM and KKRW-FM have been added to SFX, as reported amounts from January 1, 1996 through December 1, 1996.

   "Jackson Acquisitions" means, collectively, the acquisitions by SFX, consummated in the third quarter of 1996, of substantially all of the assets of WJDX-FM, WSTZ-FM and WZRX-AM, each operating in Jackson, Mississippi. As such, the historical operating results for WJDX-FM have been added to SFX, as reported amounts from January 1, 1996 through July 19, 1996, while the historical operating results for WSTZ-FM and WZRX-AM have been added to SFX, as reported amounts from January 1, 1996 through August 29, 1996.

   "Liberty Acquisition" means the acquisition by SFX, consummated in July 1996, of Liberty Broadcasting Incorporated, which owned and operated or provided programming to or sold advertising on behalf of 14 FM and six AM radio stations located in six markets: Washington, DC/Baltimore, Maryland; Nassau-Suffolk, New York; Providence, Rhode Island; Hartford, Connecticut; Albany, New York; and Richmond, Virginia. As such, historical the operating results for the 14 FM and six AM stations have been added to SFX, as reported amounts from January 1, 1996 through July 1, 1996.

   "Louisville Acquisition" means the acquisition by SFX, consummated in September 1996, from Prism of substantially all of the assets of WVEZ-FM, WTFX-FM and WWKY-AM, each operating in Louisville, Kentucky. As such, historical the operating results for the three stations have been added to SFX, as reported amounts from January 1, 1996 through September 17, 1996.

   "Louisville Dispositions" means the sale by SFX, consummated in October 1996, of the three stations acquired in the Louisville Acquisition. As such, historical operating results for the three stations have been added to SFX, as reported amounts from January 1, 1996 through October 1, 1996.

   "Meadows Acquisition" means the acquisition by SFX, consummated in March 1997, of the Meadows Music Theater in Hartford, Connecticut. As such, historical operating results for Meadows Music Theater have been added to SFX, as reported amounts for the year ending December 31, 1996 and from January 1, 1997 through March 19, 1997.

   "MMR" means Multi-Market Radio, Inc.

   "MMR Hartford Acquisition" means MMR's acquisition by SFX, consummated in September 1996, of WKSS-FM, operating in Hartford, Connecticut. As such, historical operating results for WKSS-FM have been added to SFX, as reported amounts from January 1, 1996 through September 4, 1996.

   "MMR Merger" means the merger, consummated in November 1996, of a wholly-owned subsidiary of SFX with and into MMR, as a result of which MMR became a wholly-owned subsidiary of SFX. As such, historical operating results for MMR have been added to SFX, as reported amounts from January 1, 1996 through November 22, 1996.

    "Myrtle Beach Acquisition" means MMR's acquisition of WMYB-FM, operating in Myrtle Beach, South Carolina.

   "Nashville Acquisition" means the pending acquisition by SFX of WJZC-FM, WLAC-FM and WLAC-AM, each operating in Nashville, Tennessee, from Sinclair Broadcasting Group.

   "Network Acquisition" means the pending acquisition by SFX Entertainment of the Network Magazine Group and SJS Entertainment, a creator, producer and distributor of live concert programming and network radio special events.

   "PACE Acquisition" means the pending acquisition by SFX Entertainment of PACE Entertainment Corporation (including the purchase of the Pavilion Partners), a concert promotion company operating in Houston, Texas.

   "Pending Acquisition and Disposition--Broadcasting" means, collectively, the Capstar Disposition and the Nashville Acquisition.

   "Pending Acquisitions--Entertainment" means, collectively, the BGP Acquisition, the Concert/ Southern Acquisition, the Contemporary Acquisition, the Network Acquisitions and the PACE Acquisition.

   "Pending Transactions" means the Pending Acquisition and
Disposition--Broadcasting and the Pending Acquisitions--Entertainment.

   "Prism Acquisition" means the acquisition by SFX, consummated in the third quarter of 1996, of substantially all of the assets of Prism used in the operation of ten FM and six AM radio stations located in five markets:
Louisville, Kentucky; Jacksonville, Florida; Raleigh, North Carolina; Tucson, Arizona; and Wichita, Kansas. As such, historical operating results for the Prism stations have been added to SFX, as reported amounts from January 1, 1996 through July 8, 1996.

   "Raleigh-Greensboro Acquisitions" means the acquisition by SFX, consummated in June 1996, of substantially all of the assets of WMFR-AM, WMAG-FM and WTCK-AM, each operating in Greensboro, North Carolina, and WTRG-FM and WRDU-FM, both operating in Raleigh, North Carolina. As such, historical operating results for the Raleigh-Greensboro stations have been added to SFX, as reported amounts from January 1, 1996 through June 28, 1996.

   "Richmond Acquisition" means the acquisition by SFX, consummated in July 1997, of ABS Communications L.L.C., which owns or will acquire WVGO-FM, WLEE-FM, WKHK-FM and WBZU-FM, each operating in Richmond, Virginia, net of the pending disposition of WVGO for $4.5 million. As such, historical operating results for the four stations have been added to SFX, as reported amounts for the year ending December 31, 1996 and from January 1, 1997 through July 2, 1997.

   "Secret Communications Acquisition" means the acquisition by SFX of WFBQ-FM, WRZX-FM and WNDE-AM, each operating in Indianapolis, Indiana, consummated in April 1997, and WDVE-FM, WXDX-FM, and WJJJ-FM, each operating in Pittsburgh, Pennsylvania, consummated in June 1997. As such, historical operating results for the Indianapolis stations have been added to SFX, as reported amounts for the year ending December 31, 1996 and from January 1, 1997 through April 1, 1997, while the operating results for the Pittsburgh stations have been added to SFX, as reported amounts are included for the year ending December 31, 1996 and from January 1, 1997 through June 1, 1997.

   "Sunshine Acquisition" means the acquisition by SFX, consummated in June 1997, of Sunshine Promotions, Inc. a concert promotion company, and certain affiliated entities (collectively "Sunshine"). As such, historical operating results for Sunshine Promotions have been added to SFX, as reported amounts for the year ending December 31, 1996 and from January 1, 1997 through June 1, 1997.

   "Texas Coast Acquisition" means the acquisition by SFX, consummated in February 1997, of radio stations KQUE-FM and KNUZ-AM in Houston, Texas. As such, historical operating results for KQUE-FM and KNUZ-AM have been added to SFX, as reported amounts for the year ending December 31, 1996 and from January 1, 1997 through February 28, 1997.

    "Washington Dispositions" means the sale by SFX, consummated in July 1996, of three of the stations acquired from Liberty Broadcasting, each operating in the Washington, D.C./Baltimore, Maryland market. As such, the historical operating results for the three stations have been added to SFX, as reported amounts from January 1, 1996 through July 1, 1996.

                                   ANNEX A

                           AMENDMENTS TO INDENTURE

   The following sets forth certain provisions of the Indenture substantially as it would read if the Proposed Amendments were adopted and became operative. Language which is double-underscored will be added to the Indenture; deletions are indicated by a caret (caret). The Proposed Amendments, if adopted, will be set forth in the Supplemental Indenture to be executed by the Company, the Guarantors and the Trustee.

   The following descriptions are qualified in their entirety by reference to the Notes, the Indenture and the Supplemental Indenture. Copies of the form of Supplemental Indenture setting forth the Proposed Amendments are available upon request to the Information Agent. Capitalized terms used below without definition have the same meanings as set forth in the Indenture.

Section 1.01 Definitions.

   "Acquisition Agreements" means the acquisition agreements relating to the Pending Acquisitions (as defined in the Consent Solicitation Statement of the Company dated January 7, 1998) as they may be amended from time to time and all transactions and agreements specifically contemplated thereby or by instruments referred to therein.

   "Class A Common Stock" means the Company's Class A Common Stock, par value $.01 per share.

   "Class B Common Stock" means the Company's Class B Common Stock, par value $.01 per share.

   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale by such Person or any of its Subsidiaries during such period (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) Consolidated Interest Expense of such Person for such period, to the extent any such Consolidated Interest Expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, plus (v) the Specified Charges (as defined in the Corporation's Consent Solicitation Statement relating to the Indenture dated January 7, 1998), plus (vi) unusual and nonrecurring charges paid or accrued in 1997 or 1998 (including, but not limited to, legal, accounting, investment banking, severance, termination, non-compete and consent fees) relating to the Merger Agreement, the Spin-Off and transactions related thereto less (vii) all non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash income to the extent it represents an accrual of cash income in any future period), in each case, on a consolidated basis and determined in accordance with GAAP. For elimination of doubt, the term "extraordinary loss" as used in this definition shall be deemed to include all nonrecurring and unusual charges that management, in its professional judgment, believes are not indicative of continuing operating expenses.

   "Entertainment Companies" means SFX Entertainment and any and all of its direct and indirect Subsidiaries.

   "Meadows Repurchase" means the redemption by the Company of up to 250,838 shares of Class A Common Stock for $33.00 per share, pursuant to the Agreement of Merger, dated February 12, 1997, by and among the Company, NOC Acquisition Corp., CAPCO Acquisition Corp., QN Acquisition Corp., Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation, QN Corp., Connecticut Performing Arts, Inc. and Connecticut Performing Arts Partners and the stockholders of Nederlander of Connecticut, Inc., Connecticut Ampitheater Development Corporation and QN Corp. listed on the signature page thereto.

    "Merger Agreement" means the Agreement and Plan of Merger, dated as of August 24, 1997, as it may be amended from time to time, among the Company, SBI Holding Corporation and SBI Radio Acquisition Corporation and all transactions and agreements specifically contemplated thereby or by instruments referred to therein.

   "SBI Merger" means a merger of SBI Radio Acquisition Corporation into the Company pursuant to the Merger Agreement.

   "SFX Entertainment" means SFX Entertainment, Inc., a subsidiary of the Company, incorporated in Delaware, to which the Company will contribute cash and all of the capital stock of SFX Concerts, Inc. (formerly known as Delsener/Slater Enterprises, Inc.,) that the Company directly or indirectly owns.

   "Spin-Off" means the distribution of SFX Entertainment common stock pro rata to the holders of Class A Common Stock and Class B Common Stock (and the transfer to an escrow account for delivery to the holders of certain warrants to receive Class A Common Stock) or other disposition pursuant to, or as permitted by, the Merger Agreement of all of the capital stock and assets of the Entertainment Companies.

   "Spin-Off Transactions" means the Spin-Off, the Merger Agreement and related transactions described or referred to under the "Proposed Amendments" section of Consent Solicitation Statement of the Company dated January 7, 1998 sent to Holders of the Notes relating to this Indenture.

   "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof); however, with respect to the Company, "Subsidiary" does not include the Entertainment Companies.

SECTION 4.07 RESTRICTED PAYMENTS.

   The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Capital Stock (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted
Payment:

   (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

   (b) the Company would, at that time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted
Debt) pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of Section 4.09 hereof; and

   (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after the date hereof (other than Restricted Payments permitted by clauses (2), (4), (6),(caret)(11), (12) or (13) of the following paragraph) shall not exceed, at the date of determination, the sum of (1) an amount equal to the Company's Consolidated Cash Flow from the date hereof to the end of the Company's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.4 times the Company's Consolidated Interest

Expense from the date hereof to the end of the Company's most recently ended full fiscal quarter, for which internal financial statements are available, taken as a single accounting period, plus (2) an amount equal to the net cash proceeds received by the Company from the issue or sale of Equity Interests (other than (i) in the Preferred Stock Offering, (ii) sales of Disqualified Stock and (iii) Equity Interests sold to any of the Company's Subsidiaries) or of debt securities or Disqualified Stock (other than the Series D Preferred Stock) of the Company that have been converted into such Equity Interests plus (3) to the extent that any Restricted Investment that was made after the date hereof is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

   If no Default or Event of Default shall have occurred and be continuing immediately as a result thereof, the foregoing provisions shall not prohibit:
(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions hereof; (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph; (3) cash payments made in respect of fractional shares of Capital Stock not to exceed $100,000 in the aggregate in any fiscal year; (4) the issuance of the Exchange Notes in exchange for the Series D Preferred Stock; provided that such issuance is permitted by Section 4.09 hereof; (5) in the event that the Company elects to issue the Exchange Notes in exchange for the Series D Preferred Stock, cash payments made in lieu of the issuance of Exchange Notes having a face amount less than $50 and any cash payments representing accrued and unpaid liquidated damages and dividends in respect thereof, not to exceed $100,000 in the aggregate in any fiscal year; (6) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Debt or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph; (7) the payment of dividends on the Series D Preferred Stock in accordance with the terms thereof as in effect on the date hereof; (8) the redemption by the Company of its Series B Preferred Stock in accordance with the terms thereof as in effect on the date hereof; provided that payments made by the Company to redeem the Series B Preferred Stock shall not exceed $1.0 million in any fiscal year or $2.0 million in the aggregate since the date hereof; (9) the redemption by the Company of its Series C Preferred Stock in accordance with the terms thereof as in effect on the date hereof in connection with the Dallas Disposition;
(10) payments made by the Company to SCMC for facilities maintenance and other services and reimbursements pursuant to the Shared Facilities Agreement in accordance with the terms thereof as in effect on the date hereof;(caret)(11) payments by the Company pursuant to the Management Termination Agreements in accordance with the terms thereof as in effect on the date hereof; (12) the Spin-Off and (13) the Meadows Repurchase.

   The amount of all Restricted Payments (other than cash) shall be the Fair Market Value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements.

Section 4.11 Transactions with Affiliates.

   The Company shall not, and shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such

Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors that are disinterested as to such Affiliate Transaction and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of Notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (1) transactions between or among the Company and/or its Wholly Owned
Subsidiaries, (2) the MMR Merger and transactions and agreements specifically contemplated by the Agreement and Plan of Merger among the Company, SFX
Merger Company and MMR as in effect on the date hereof that are disclosed in the Offering Memorandum under the caption "Agreements Relating to the Acquisitions and Dispositions," (3) the redemption or repurchase of the Existing MMR Indebtedness, (4) transactions and agreements specifically contemplated by the Termination and Assignment Agreement between the Company and SCMC as in effect on the date hereof, (5) payments required by the terms of the joint lease among the Company, SCMC and the landlord thereunder for the Company's corporate headquarters located at 650 Madison Avenue, New York, New York and any agreements directly related thereto, in each case, as the same are in effect on the date hereof(caret), (6) Restricted Payments and Permitted Investments that are permitted by Section 4.07 hereof, (7) the transactions and agreements specifically contemplated by the Merger Agreement, the Acquisition Agreements or by instruments referred to in any such agreements and (8) any Spin-Off Transaction, in each case, shall not be deemed to be Affiliate Transactions.

Section 4.15 Additional Subsidiary Guarantees.

   If, after the date hereof, the Company or any Guarantor, except any Entertainment Company, shall acquire another Person which becomes a Subsidiary, then the Company will cause such Subsidiary to (A) execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit D hereto pursuant to which such Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes on the terms set forth in such supplemental indenture and (B) deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee that such supplemental indenture has been duly executed and delivered by such Subsidiary. Immediately prior to any incurrence by SFX Entertainment of Indebtedness pursuant to the Financing, each Guarantor that is SFX Entertainment or is owned directly or indirectly by SFX Entertainment will be forever released from its Guarantee of the Company's obligations under the Notes.

Section 4.21 Waiver Relating to Spin-Off Transactions.

   Notwithstanding any other provision of this Indenture to the contrary, the Company and the Subsidiaries shall be permitted to consummate the Spin-Off Transactions at any time prior to December 31, 1998. The Holders of Notes hereby waive the effect of any other provision of this Indenture that might otherwise prohibit the Spin-Off Transactions.

               The Depository for the Consent Solicitation is:

                           THE CHASE MANHATTAN BANK

           BY HAND:                  BY MAIL & OVERNIGHT COURIER:             BY FACSIMILE TRANSMISSION:
   THE CHASE MANHATTAN BANK            THE CHASE MANHATTAN BANK            (For Eligible Institutions Only)
        55 WATER STREET                 C/O TEXAS COMMERCE BANK                     (214) 672-5678
   NORTH BUILDING, ROOM 234            1201 MAIN STREET--180 MP                 Confirm by Telephone:
   NEW YORK, NEW YORK 10041               DALLAS, TEXAS 75202                       (214) 672-5746
  ATTENTION: CARLOS ESTEVEZ       ATTENTION: FRANK IVINS--BOND EVENTS

TO AVOID BACKUP WITHHOLDING AND/OR UNNECESSARY DELAY, FOREIGN PERSONS MUST DELIVER THE HOLDERS' LETTER OF CONSENT AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITORY AS SET FORTH ABOVE.

   Any questions or requests for assistance or for additional copies of this Statement or related documents may be directed to the Information Agent at one of its telephone numbers set forth below. A Holder may also contact such Holders' broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Consent Solicitation.

            The Information Agent for the Consent Solicitation is:

                            D.F. KING & CO., INC.
                            D.F. King & Co., Inc.
                               77 Water Street
                           New York, New York 10005
                                  Telephone:
                                (800) 848-3416
                                (212) 493-6925

   Any questions regarding the terms of the Consent Solicitation may be directed to the Solicitation Agent at its telephone number set forth below.

           The Solicitation Agent for the Consent Solicitation is:

                               LEHMAN BROTHERS
                          Liability Management Group
                           3 World Financial Center
                         200 Vesey Street, 9th Floor
                           New York, New York 10285
                           Collect: (212) 528-7581
                          Toll Free: (800) 438-3242
                             Attn: David Parsons